Exhibit (a)-(1)
PROXY STATEMENT OF THE COMPANY
August 26, 2026
Shareholders of Perfect Corp.
Re: Notice of Extraordinary General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend an extraordinary general meeting of shareholders of Perfect Corp. (the “Company”) to be held on October 19, 2026, at 9:00 a.m. (Taiwan time). The meeting will be held at the principal office of the Company located at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan. The attached notice of the extraordinary general meeting and proxy statement (such proxy statement, as amended or supplemented, together with the letter to shareholders and notice of meeting, the “Proxy Statement”) provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.
On July 10, 2026, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with ProjectNY, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”). At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve by way of special resolution the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger and, upon the Merger becoming effective, (i) the variation of the authorized share capital of the Company from US$82,000,000 divided into (1) 700,000,000 Class A Shares of a par value of US$0.10 each, (2) 90,000,000 Class B Shares of a par value of US$0.10 each and (3) 30,000,000 shares of a par value of US$0.10 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the existing memorandum and articles of association of the Company to US$10,000,000.00 divided into 100,000,000 ordinary shares of a par value of US$0.10 each (the “Variation of Capital”) and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”). Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying Proxy Statement.
Merger Sub has been formed solely for purposes of the Merger. At the effective time of the Merger (the “Effective Time”), the Surviving Company will be beneficially owned by:
(a)
Ms. Alice H. Chang, the founder, a director and the chief executive officer of the Company (“Chairwoman”);

(b)
GOLDEN EDGE CO., LTD., a British Virgin Islands company controlled by the Chairwoman (“Golden Edge”);

(c)
DVDonet.com. Inc., a British Virgin Islands company controlled by the Chairwoman (“DVDonet”);

(d)
World Speed Company Limited, a British Virgin Islands company controlled by the Chairwoman (“World Speed”);

(e)
CyberLink International Technology Corp., a British Virgin Islands company (“CIT”); and

(f)
CyberLink Corp., a company incorporated in Taiwan and listed on the Taiwan Stock Exchange under the code 5203 (“CyberLink”).

i

The Chairwoman, Golden Edge, DVDonet and World Speed are collectively referred to herein as the “Chairwoman Parties.” CIT, CyberLink and Mr. Huang are collectively referred to herein as the “CyberLink Parties,” the Merger Sub, the Chairwoman Parties, the CyberLink Parties and Ms. Hsiao-Chuan (Iris) Chen (“Ms. Chen”) are collectively referred to herein as the “Participants” and each a “Participant”. The Chairwoman Parties and CIT are collectively referred to herein as “Continuing Shareholders.”
As of the date of the Proxy Statement, the Continuing Shareholders collectively beneficially own an aggregate of 37,558,217 Class A Shares, par value US$0.10 per share of the Company, and 16,788,718 Class B Shares, par value US$0.10 per share of the Company, which represent approximately 53.4% of the total issued and outstanding Shares and approximately 81.2% of the total voting power of the outstanding Shares (in each case excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones). Pursuant to the terms of (a) the voting and support agreement dated as of July 10, 2026, by and among the Chairwoman Parties and Merger Sub and (b) the voting and support agreement dated as of July 10, 2026, by and between CIT and Merger Sub, each Continuing Shareholder will vote all Shares beneficially owned by such Continuing Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the Shareholders Meeting.
If the Merger is completed, the Company, as the Surviving Company, will continue its operations under the name of “Perfect Corp.” as a privately held company and, as a result of the Merger, the Class A Shares and each warrant to purchase Shares outstanding immediately prior to the Effective Time (each, a “Company Warrant” and collectively, “Company Warrants”) will no longer be listed on the NYSE and OTC Pink tier of the OTC Markets (“OTC Pink”), respectively.
Under the terms of the Merger Agreement, if the Merger is completed, at the Effective Time, each Class A Share and each Class B Share (other than the Continuing Shares (as defined below), the Excluded Shares (as defined below) and the Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$2.00 in cash per Share without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”), except for: (i) Class A Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Dissenting Shares”), which will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act, (ii) Shares held by the Continuing Shareholders (the “Continuing Shares”), which will not be cancelled and will remain outstanding and continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company and the Continuing Shareholders will not receive any payment of consideration therefor, and (iii) any Shares held by the Company or any direct or indirect subsidiary of the Company, which will be cancelled and cease to exist without consideration (the “Excluded Shares”).
In addition, at the Effective Time, the Company will (i) terminate the Company’s stock compensation plan adopted by the Board on December 13, 2021 (the “Stock Compensation Plan”), the director equity incentive plan adopted by the Board on October 23, 2023 (the “Director Equity Incentive Plan”), and all amendments and modifications to the Stock Compensation Plan and the Director Equity Incentive Plan (collectively, the “Share Incentive Plans” and any one of the foregoing plans, the “Share Incentive Plan”); and (ii) cancel each option to purchase Shares under the Share Incentive Plans (the “Company Option”) that is then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable after the Effective Time, each former holder of a Company Option that is cancelled at the Effective Time (whether vested or unvested) shall, in exchange thereof, be paid by the Surviving Company or one of its subsidiaries, a cash amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share underlying such Company Option (the “Exercise Price”) and (y) the number of Shares underlying such Company Option; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

A special committee (the “Special Committee”) of the Board, composed solely of directors who are unaffiliated with any Participant or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. On July 10, 2026, the Special Committee unanimously (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company and the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares), including the unaffiliated security holders of the Company (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, the “Unaffiliated Security Holders”), (b) declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
On July 10, 2026, the Board, after carefully considering all relevant factors, including the determination and recommendation of the Special Committee, (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company and the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares), including the Unaffiliated Security Holders, and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated with any Participant or any member of the management of the Company, the Board authorized and approved the Merger Agreement and the Plan of Merger and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
The accompanying Proxy Statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.
Regardless of the number of Shares you own, your vote is very important. In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by the holders of Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. As described above, the Continuing Shareholders beneficially own Shares representing approximately 81.2% of the total voting power of the outstanding Shares and have agreed under the Voting and Support Agreements to vote all Shares beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Accordingly, assuming the Continuing Shareholders comply with their voting obligations under the Voting and Support Agreements, the special resolutions to be proposed at the extraordinary general meeting can be approved by the votes attached to the Shares held by the Continuing Shareholders. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is October 19, 2026, at 9:00 a.m. (Taiwan time). Each shareholder has one vote for each Class A Share and ten votes for each Class B Share held as of the close of business in New York on September 8, 2026.
Voting at the extraordinary general meeting will take place by poll voting, as required by the Company’s existing articles of association.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Class A Shares in person. Please note, however, that if your Class A Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Class A Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairperson of the meeting as your proxy, in which case the Class A Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Registered shareholders who have validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Class A Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying Proxy Statement. The fair value of your Class A Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Class A Shares.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or Proxy Statement. Any representation to the contrary is a criminal offense.
If you have any questions or need assistance voting your Class A Shares, please contact our Compliance Department at proxy_card@perfectcorp.com or call our Investor Relations Department at +1-646-405-4883. Thank you for your cooperation and continued support.
Sincerely,	Sincerely,
/s/ Philip Tsao Philip Tsao Chairman of the Special Committee	/s/ Alice H. Chang Alice H. Chang Chairwoman of the Board
The accompanying Proxy Statement is dated August 26, 2026 and is first being mailed to the Company’s shareholders on or about September 18, 2026.

PERFECT CORP.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
OCTOBER 19, 2026
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders of Perfect Corp. (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on October 19, 2026 at 9:00 a.m. (Taiwan time) at the principal office of the Company located at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan.
Only registered holders of Class A ordinary shares, par value US$0.10 per share of the Company (each, a “Class A Share”, and collectively, the “Class A Shares”), and Class B ordinary shares, par value US$0.10 per share of the Company (each, a “Class B Share”, and collectively, the “Class B Shares” and together with the Class A Shares, the “Shares”), at the close of business in New York on September 8, 2026 (the “Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:
•
as special resolutions:

THAT the agreement and plan of merger, dated as of July 10, 2026 (the “Merger Agreement”), between ProjectNY, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, and upon the Merger becoming effective, (i) the variation of the authorized share capital of the Company from US$82,000,000 divided into (1) 700,000,000 Class A Shares of a par value of US$0.10 each, (2) 90,000,000 Class B Shares of a par value of US$0.10 each and (3) 30,000,000 shares of a par value of US$0.10 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the existing memorandum and articles of association of the Company to US$10,000,000.00 divided into 100,000,000 ordinary shares of a par value of US$0.10 each (the “Variation of Capital”) and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved;
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A; and
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive office at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

v

After careful consideration and upon the unanimous recommendation of the Special Committee, composed solely of directors who are unaffiliated with any Participant (as defined in the accompanying proxy statement) or any member of the management of the Company, the Board (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company and the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares), including the Unaffiliated Security Holders of the Company (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended), and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by the holders of Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company.
The Chairwoman, Golden Edge, DVDonet and World Speed (collectively, the “Chairwoman Parties”) have entered into a voting and support agreement with Merger Sub, dated as of July 10, 2026, and CIT (together with the Chairwoman Parties, the “Continuing Shareholders”) has entered into a voting and support agreement, dated as of July 10, 2026, with Merger Sub, pursuant to which each of the Continuing Shareholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this notice, the Continuing Shareholders beneficially own an aggregate of 37,558,217 Class A Shares and 16,788,718 Class B Shares, which represent approximately 53.4% of the total issued and outstanding Shares and approximately 81.2% of the total voting power of the outstanding Shares (in each case excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones). Given the Continuing Shareholders’ ownership and voting power as described above and assuming their compliance with their voting obligations under the Voting and Support Agreements, the special resolutions to be proposed at the extraordinary general meeting can be approved by the votes attached to the Shares held by the Continuing Shareholders.
Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed, scanned and delivered to the attention of the Company’s Compliance Department at proxy_card@perfectcorp.com no later than October 19, 2026, at 9:00 a.m. (Taiwan time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as required by the Company’s existing articles of association. Each shareholder has one vote for each Class A Share and ten votes for each Class B Share held as of the close of business in New York on the Record Date. If you receive more than one proxy card because you own Class A Shares that are registered in different names, please vote all of your Class A Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Class A Shares in person. Please note, however, that if your Class A Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
When proxies are properly dated, executed and returned by holders of Class A Shares, the Class A Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Class A Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairperson of the meeting as proxy, in which case the Class A Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Registered shareholders who have validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Class A Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Class A Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Class A Shares.
PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.
If you have any questions or need assistance voting your Class A Shares, please contact our Compliance Department at proxy_card@perfectcorp.com or call our Investor Relations Department at +1-646-405-4883.
The Merger Agreement, the Plan of Merger and the Transactions, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.
Notes:
1.
Where there are joint holders of any Class A Share, any one of such joint holders may vote, either in person or by proxy, in respect of such Class A Share as if he or she were solely entitled thereto, but if more than one of such joint holders are present at any meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.
The instrument appointing a proxy must be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Class A Share or Class A Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the principal executive office of the Company at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan. Attention: Daniel Lee, at least six hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Alice H. Chang Alice H. Chang Chairwoman of the Board August 26, 2026

PROXY STATEMENT
Dated August 26, 2026
SUMMARY VOTING INSTRUCTIONS
Ensure that your shares of Perfect Corp. can be voted at the extraordinary general meeting by submitting your proxy card or by contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.
If your shares are registered in your name submit your proxy as soon as possible by signing, dating, scanning and delivering the accompanying proxy card to the Company’s Compliance Department at proxy_card@perfectcorp.com, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairperson of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please call our Investor Relations Department at +1-646-405-4883.

SUMMARY TERM SHEET
This “Summary Term Sheet” and the “Questions and Answers about the Extraordinary General Meeting and the Merger” highlight selected information contained in this Proxy Statement regarding the Merger and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement. You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 95. In this Proxy Statement, the terms “the Company,” “us,” “we,” “our” or other terms correlative thereto refer to Perfect Corp. In this Proxy Statement, the terms “Taiwan” or “ROC” refers to the Republic of China and the term “Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC. All references to “dollars,” “$” and “US$” in this Proxy Statement are to U.S. dollars, and all references to “NTD” in this Proxy Statement are to New Taiwan dollar, the lawful currency of Taiwan.
The Parties Involved in the Merger
The Company
The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading artificial intelligence (“AI”) company offering AI and augmented reality-powered solutions to beauty, fashion, photo and video creative industries.
The Company’s principal executive offices are located at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan. The Company’s telephone number at this address is +886-2-8667-1265.
For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed on March 13, 2026, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of the Company’s Annual Report.
Merger Sub
ProjectNY (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an entity formed solely for the purpose of effecting the Transactions. The business address of Merger Sub is 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, and its telephone number is +886-2-8667-1265.
The Chairwoman Filing Persons
Ms. Alice H. Chang (the “Chairwoman”) is a citizen of Taiwan, and the founder, chief executive officer and chairwoman of the board of directors of the Company. Her principal occupation is as a director and officer of the Company. Each of GOLDEN EDGE CO., LTD. (“Golden Edge”), DVDonet.com. Inc. (“DVDonet”) and World Speed Company Limited (“World Speed”, together with the Chairwoman, Golden Edge, DVDonet, the “Chairwoman Parties” or the “Chairwoman Filing Persons”) is a company incorporated under the laws of the British Virgin Islands and an investment holding company controlled by the Chairwoman.
The business address and telephone number of the Chairwoman Filing Persons are 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, +886-2-8667-1265.
The CyberLink Filing Persons
Mr. Jau-Hsiung Huang (“Mr. Huang”), the founder, chief executive officer and chairman of the board of directors of CyberLink Corp. (“CyberLink”), a company incorporated in Taiwan and listed on Taiwan Stock Exchange under the code 5203, and the spouse of the Chairwoman. CyberLink International Technology Corp. (“CIT”, together with “Mr. Huang” and “CyberLink”, the “CyberLink Parties” or the “CyberLink

Filing Persons”) is a company incorporated under the laws of the British Virgin Islands with principal business in investment holding. The business address and telephone number of the CyberLink Filing Persons are 15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan, +886-2-8667-1298.
Ms. Hsiao-Chuan (Iris) Chen
Ms. Hsiao-Chuan (Iris) Chen (“Ms. Chen”) is a director of Golden Edge and the Vice President and Head of Finance and Accounting of the Company. Ms. Chen is a citizen of Taiwan. The business address of Ms. Chen is 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan. Her business telephone number is +886-2-8667-1265.
The Chairwoman Parties and CIT are collectively referred to herein as “Continuing Shareholders”.
Merger Sub, the Chairwoman Parties, the CyberLink Parties and Ms. Chen are collectively referred to herein as the “Participants.”
The Chairwoman and Ms. Chen are collectively referred to herein as “Management Filing Persons.”
The Merger (Page 67)
You are being asked to vote to authorize and approve the agreement and plan of merger dated as of July 10, 2026 between the Company and Merger Sub (the “Merger Agreement”), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, the Variation of Capital and the Amendment of the M&A. The Surviving Company will continue to do business under the name “Perfect Corp.” following the Merger. If the Merger is completed, the Company’s Class A ordinary shares, par value US$0.10 per share (each, a “Class A Share”, and collectively, the “Class A Shares”), will be terminated and the Company will cease to be a publicly traded company and the Class A Shares will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of the Class A Shares in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the U.S. Securities and Exchange Commission (the “SEC”), registration of the Class A Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. After the effective time of the Merger (the “Effective Time”), the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.
Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this Proxy Statement, are the legal documents that govern the Merger.
Merger Consideration (Page 67)
Under the terms of the Merger Agreement, at the Effective Time, each Share (other than the Continuing Shares (as defined below), the Excluded Shares (as defined below) and the Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$2.00 in cash per Share without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”). If the Merger is completed, the following Shares will not be converted into the right to receive the consideration described in the immediately preceding sentence:
(a)
Class A Shares owned by registered holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Dissenting Shares”),

which will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act;
(b)
Shares held by the Continuing Shareholders (the “Continuing Shares”), which will not be cancelled and will remain outstanding and continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company and the Continuing Shareholders will not receive any payment of consideration therefor; and

(c)
any Shares held by the Company or any direct or indirect subsidiary of the Company, which will be cancelled and cease to exist without consideration (the “Excluded Shares”).

Treatment of Company Options (Page 68)
At the Effective Time, the Company will (i) terminate the Company’s stock compensation plan adopted by the Board on December 13, 2021 (the “Stock Compensation Plan”), the director equity incentive plan adopted by the Board on October 23, 2023 (the “Director Equity Incentive Plan”), and all amendments and modifications to the Stock Compensation Plan and the Director Equity Incentive Plan (collectively, the “Share Incentive Plans” and any one of the foregoing plans, the “Share Incentive Plan”); and (ii) cancel each option to purchase Shares under the Share Incentive Plans (the “Company Option”) that is then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable after the Effective Time, each former holder of a Company Option that is cancelled at the Effective Time (whether vested or unvested) shall, in exchange thereof, be paid by the Surviving Company or one of its subsidiaries, a cash amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share underlying such Company Option (the “Exercise Price”) and (y) the number of Shares underlying such Company Option; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.
Treatment of Warrants (Page 68)
At the Effective Time, each outstanding Company Warrant will, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other person, cease to represent a Company Warrant exercisable for Company Class A Share and shall become a Company Warrant exercisable for the Per Share Merger Consideration. If a Registered Holder (as defined in the Warrant Agreement) properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 6-K filed with the SEC, the Warrant Price (as defined in the Warrant Agreement) with respect to such exercise will be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Merger Consideration (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined in the Warrant Agreement).
Record Date and Voting (Page 64)
You are entitled to attend and vote at the extraordinary general meeting if you have Class A Shares registered in your name in the Company’s register of members at the close of business in New York on September 8, 2026, the record date for voting Class A Shares at the extraordinary general meeting (the “Record Date”). If you own Class A Shares at the close of business in New York on the Record Date, the deadline for you to lodge your proxy card and vote is October 19, 2026, at 9:00 a.m. (Taiwan time).
Each holder has one vote for each Class A Share and ten votes for each Class B Share held as of the close of business in New York on the Record Date. We expect that, as of the Record Date, there will be 101,848,671 Shares entitled to be voted at the extraordinary general meeting. See “— Voting Information” below.
Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 64)
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s

shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by the holders of Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company (the “Requisite Company Vote”).
As of the date of this Proxy Statement, the Continuing Shareholders beneficially own an aggregate of 37,558,217 Class A Shares and 16,788,718 Class B Shares, which represent approximately 53.4% of the total issued and outstanding Shares and approximately 81.2% of the total voting power of the outstanding Shares (in each case excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 91 for additional information. Pursuant to the terms of the Voting and Support Agreements (as defined below), the Continuing Shareholders have agreed to vote their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Continuing Shareholders’ ownership and voting power as described above and assuming their compliance with their voting obligations under the Voting and Support Agreements, the special resolutions to be proposed at the extraordinary general meeting can be approved by the votes attached to the Shares held by the Continuing Shareholders.
Voting Information (Page 65)
Before voting your Class A Shares, we encourage you to read this Proxy Statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Class A Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is October 19, 2026, at 9:00 a.m. (Taiwan time).
If a broker, bank or other nominee holds your Class A Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Class A Shares. Your broker, bank or other nominee will not vote your Class A Shares in the absence of specific instructions from you. These non-voted Class A Shares are referred to as “broker non-votes.”
Dissenters’ Rights of Shareholders (Page 56)
Registered shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, which is attached as Annex D to this Proxy Statement. The fair value of your Class A Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex D to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Purposes and Effects of the Merger (Page 45)
The purpose of the Merger is to enable the Continuing Shareholders to acquire 100% control of the Company in a transaction in which the issued and outstanding Shares (other than the Dissenting Shares, the Excluded Shares and the Continuing Shares) will be cancelled in exchange for the Per Share Merger Consideration. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 46 for additional information.

The Company’s Class A Shares are currently listed on the NYSE under the symbol “PERF”. It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Continuing Shareholders. See “Special Factors — Effects of the Merger on the Company” beginning on page 47 for additional information.
Plans for the Company after the Merger (Page 49)
The Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be beneficially owned by the Continuing Shareholders. See “Special Factors — Effects of the Merger on the Company” beginning on page 47 for additional information.
Following the completion of the Merger and the anticipated deregistration of the Class A Shares, the Company will no longer be subject to the reporting requirements of the Exchange Act, or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.
Recommendation of the Special Committee and the Board (Page 28)
The Special Committee, after consultation with its financial advisor and legal counsel, unanimously: (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company and the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares), including the unaffiliated security holders of the Company (as such term is defined in Rule 13e-3 of the Exchange Act, the “Unaffiliated Security Holders”), (b) declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the Transactions, including the Merger, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Position of the Participants as to the Fairness of the Merger (Page 32)
Each Participant believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the caption “Special Factors — Position of the Participants as to the Fairness of the Merger” beginning on page 32.
Financing of the Merger (Page 51)
The Company and the Participants estimate that the total amount of funds necessary to complete the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, is anticipated to be approximately US$95.0 million as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Participants did not consider the value of the Excluded Shares and the Continuing Shares. This amount includes the cash to be paid to the shareholders of the Company (other than the Continuing Shareholders) and the holders of in-the-money Company Options, but does not include any fees or expenses incurred in connection with the

Transactions. The Company and the Chairwoman Parties will separately pay their respective fees and expenses relating to the Transactions. The Participants expect the approximately US$96.0 million to be provided from cash held by the Company and its subsidiaries.
See “Special Factors — Financing of the Merger” beginning on page 51 for additional information.
Limited Guarantee (Page 51)
Concurrently with the execution and delivery of the Merger Agreement, the Chairwoman executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”). Under the Limited Guarantee, the Chairwoman has guaranteed in favor of the Company the due and punctual performance and discharge of certain payment obligations of Merger Sub under the Merger Agreement for the termination fee, the expenses owed by Merger Sub to the Company, and costs and expenses in connection with the collection of the termination fee, in each case with the cap amount of US$7.6 million.
Voting and Support Agreements (Page 51)
Concurrently with the execution of the Merger Agreement, (a) the Chairwoman Parties entered into a voting and support agreement with Merger Sub (the “Chairwoman Support Agreement”), and (b) CIT entered into a voting and support agreement with Merger Sub (the “CyberLink Support Agreement” and together with the Chairwoman Support Agreement, the “Voting and Support Agreements”). Pursuant to the Voting and Support Agreements, each Continuing Shareholder has agreed, among other things, (i) to vote all of the Shares held directly or indirectly by such Continuing Shareholder, together with any Shares acquired (whether beneficially or of record) by such Continuing Shareholder after the date of the Voting and Support Agreements and prior to the Effective Time, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) to receive no cash consideration for the Continuing Shares held directly or indirectly by him, her or it in the Merger, which shall not be cancelled in the Merger and shall remain outstanding and continue to exist without interruption as ordinary shares of the Surviving Company at the Effective Time. As of the date of this Proxy Statement, the Continuing Shareholders beneficially own an aggregate of 37,558,217 Class A Shares and 16,788,718 Class B Shares, which represent approximately 53.4% of the total issued and outstanding Shares and approximately 81.2% of the total voting power of the outstanding Shares (in each case excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones).
The Voting and Support Agreements will not terminate prior to the Effective Time unless the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.
Opinion of the Special Committee’s Financial Advisor (Page 38)
Pursuant to an engagement letter dated April 17, 2026 (the “Kroll Engagement Letter”), the Special Committee engaged Kroll, LLC (“Kroll”), operating through its Duff & Phelps Opinions Practice, to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger. On July 10, 2026, Kroll rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Kroll’s written opinion, dated as of July 10, 2026, addressed to the Special Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Kroll as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Class A Shares (other than the Dissenting Shares, the Continuing Shares, and the Excluded Shares) was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Class A Shares other than in their capacity as holders of Class A Shares).
The opinion of Kroll was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the Class A Shares (other than the Dissenting Shares, the Continuing Shares, and the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Kroll in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as

Annex C to this Proxy Statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Kroll in preparing its opinion. We encourage holders of the Class A Shares to read carefully the full text of the written opinion of Kroll. However, the opinion of Kroll, the summary of the opinion and the related analyses set forth in this Proxy Statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder or holder of Class A Shares of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 38 for additional information.
Although the group of holders addressed by Kroll’s opinion is broader than the Unaffiliated Security Holders because it includes certain directors, executive officers and other affiliates of the Company whose Class A Shares will be cashed out in the Merger in entirety, the Special Committee and the Board believed that they could rely on Kroll’s opinion in assessing the financial fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders because (i) the Unaffiliated Security Holders are included within the group addressed by the opinion, (ii) each holder within that group will receive the same Per Share Merger Consideration for each Class A Share, regardless of whether such holder is an affiliate of the Company, and (iii) Kroll’s opinion did not give effect to any impact of the Merger on any particular holder other than in such holder’s capacity as a holder of Class A Shares. See “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 52)
In considering the recommendations of the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:
•
the beneficial ownership of equity interests in the Surviving Company by certain of the Company’s directors and executive officers (including the Chairwoman and Mr. Huang) after the Effective Time, and the potential increase or decrease in value of the shares of the Surviving Company of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Company;

•
the potential increase or decrease in value of the shares of the Surviving Company, of which the Chairwoman and Mr. Huang will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
cash-out of Company Options held by certain of the Company’s directors and executive officers;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•
the compensation payable to the members of the Special Committee in exchange for their services in such capacity, consisting of monthly fees of US$12,000, US$6,000 and US$4,000 for each member (and US$13,200, US$6,600 and US$4,400 for the chairman of the Special Committee) during the negotiation phase, SEC filing phase and extraordinary general meeting phase, respectively, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger; and

•
the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company. The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52 for additional information.

No Solicitation of Transactions (Page 75)
Until the Effective Time or, if earlier, the termination of the Merger Agreement, the Merger Agreement restricts the Company’s ability to solicit proposals, engage in discussions or negotiations, provide confidential information, or enter into any agreements, in each case, regarding a Competing Transaction as defined in the Merger Agreement.

Conditions to the Merger (Page 80)
The obligations of the Company and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:
•
the Requisite Company Vote has been obtained; and

•
no governmental authority has enacted, issued, promulgated, enforced or entered any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

The obligations of Merger Sub to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of the Company set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date, subject to certain qualifications;

•
the Company has performed or complied in all material respects with all agreements and covenants required to be performed by, or complied with by, it under the Merger Agreement at or prior to the closing date;

•
the Company has delivered to Merger Sub a certificate signed by a senior executive officer of the Company, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied;

•
there has not been any Company Material Adverse Effect (as defined in “The Merger Agreement and Plan of Merger — Representations and Warranties” beginning on page 69); and

•
the holders of no more than eight percent (8%) of the Shares have validly served a written objection under Section 238(2) of the Cayman Islands Companies Act.

The obligations of the Company to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date, subject to certain qualifications;

•
Merger Sub has performed or complied in all material respects with all agreements and covenants required to be performed by, or complied with by, it under the Merger Agreement at or prior to the closing date; and

•
Merger Sub has delivered to the Company a certificate signed by an executive officer of the Merger Sub, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied.

Termination of the Merger Agreement (Page 81)
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by mutual written consent of Merger Sub and the Company; or

•
by either the Company or Merger Sub (provided that this termination right is not available to either the Company or Merger Sub if the circumstances underlying the termination are primarily caused by such party’s failure to comply with its obligations under the Merger Agreement), upon:

•
a Termination Date Termination Event;

•
a Permanent Order Termination Event; or

•
a No-Vote Termination Event;

•
by the Company, upon:

•
a Merger Sub Breach Termination Event;

•
a Merger Sub Failure to Close Termination Event; or

•
a Superior Proposal Termination Event or an Intervening Event Termination Event; or

•
by Merger Sub, upon:

•
a Company Breach Termination Event; or

•
a Change in the Company Recommendation Termination Event;

each as defined under the caption “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 81.
Termination Fees and Reimbursement of Expenses (Page 82)
The Company is required to pay to Merger Sub a cash termination fee in an amount equal to US$2 million if the Merger Agreement is terminated:
•
by either the Company or Merger Sub if (a) a bona fide proposal or offer with respect to a Competing Transaction has been made, proposed or communicated (and not withdrawn) after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company terminates the Merger Agreement due to a Termination Date Termination Event or a No-Vote Termination Event, (c) within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into any letter of intent, agreement in principle, acquisition agreement or other agreement providing for a Competing Transaction, or a Competing Transaction is consummated (provided that for purposes of determining whether the termination fee is payable by the Company under these circumstances, all references to “20%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%”);

•
by Merger Sub pursuant to (a) a Company Breach Termination Event or (b) a Change in the Company Recommendation Termination Event; or

•
by the Company pursuant to a Superior Proposal Termination Event or an Intervening Event Termination Event.

Merger Sub is required to pay to the Company a cash termination fee in an amount equal to US$6 million if the Merger Agreement is terminated:
•
by the Company pursuant to a Merger Sub Breach Termination Event; or

•
by the Company pursuant to a Merger Sub Failure to Close Termination Event.

In the event that (i) the Merger Sub terminates the Merger Agreement pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event, the Company is additionally required to reimburse all expenses of the Merger Sub, the Participants, the Guarantor and their respective affiliates incurred in connection with the Transactions up to US$1.5 million, or (ii) the Company terminates the Merger Agreement pursuant to a Merger Sub Breach Termination Event or a Merger Sub Failure to Close Termination Event, Merger Sub is additionally required to reimburse all expenses of the Company and its affiliates incurred in connection with the Transactions up to US$1.5 million.
In the event that the Company or Merger Sub fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, the Company or Merger Sub, as the case may be, is required to reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or expenses, together with interest at the prime rate as published in the Wall Street Journal on such date plus 2.00% (or a lesser rate that is the maximum permitted by applicable law) on such unpaid termination fee or expenses.

Material U.S. Federal Income Tax Consequences (Page 57)
For a U.S. Holder (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 57 for additional information. The tax consequences of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.
Material Taiwan Income Tax Consequences (Page 59)
For a Taiwan Holder (as defined under “Special Factors — Material Taiwan Income Tax Consequences”), the receipt of cash pursuant to the Merger will be a taxable transaction for Taiwan income tax purposes under Income Tax Act, Income Basic Tax Act and relevant regulations. Please see “Special Factors — Material Taiwan Income Tax Consequences” beginning on page 59 for additional information. The tax consequences and reporting obligations of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the Taiwan income and other tax consequences of the Merger to you.
Material Cayman Islands Tax Consequences (Page 60)
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed in or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the Plan of Merger and to file the Variation of Capital and the Amendment of the M&A; and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See “Special Factors — Material Cayman Islands Tax Consequences.”
Regulatory Matters (Page 56)
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the U.S. federal securities laws and (b) the registration of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Litigation Relating to the Merger (Page 56)
As of the date of this Proxy Statement, the Company and the Participants are not aware of any lawsuit or other legal proceeding that challenges the Merger, the Merger Agreement, the Plan of Merger or any of the Transactions.
Market Price of the Class A Shares (Page 61)
The closing price of the Class A Shares on the NYSE on March 17, 2026, the last trading date immediately prior to the Company’s announcement on March 18, 2026 of its receipt of the preliminary non-binding going-private proposal, was US$1.35 per Share. The consideration of US$2.00 per Class A Share to be paid in the Merger represents a premium of approximately 48.1% over that closing price, and a premium of 39.6% over the volume-weighted average price of the Class A Shares during the 30 trading days prior to that announcement.

Accounting Treatment of the Merger (Page 56)
The Company’s consolidated financial statements are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board. The Merger is expected to be accounted for, at historical cost, as a transaction among entities under common control under the Company’s accounting policies in accordance with IFRS Accounting Standards. Because the Company will be the Surviving Company in the Merger and Merger Sub was formed solely for the purpose of effecting the Transactions and has not conducted any substantive business operations, the Merger is not expected to result in a remeasurement of the Company’s consolidated assets and liabilities.
Fees and Expenses (Page 55)
Except for the circumstances where either the Company or Merger Sub is required to pay a termination fee or reimburse expenses as appropriate under the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated.
Remedies and Limitation on Liability (Page 83)
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the caption “The Merger Agreement and Plan of Merger — Remedies and Limitation on Liability” beginning on page 83.
While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.
The maximum aggregate liabilities of Merger Sub for monetary damages in connection with the Merger Agreement are limited to (a) a termination fee of US$6 million, (b) reimbursement of all expenses incurred by the Company and its affiliates, or Merger Sub and its affiliates, as applicable, in connection with the Transactions, up to a maximum amount of US$1.5 million, (c) reimbursement of certain expenses in the event the Company or Merger Sub fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (d) the out-of-pocket costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND
THE MERGER
The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.
Q:
Why am I receiving this Proxy Statement?

A:
On July 10, 2026, the Company entered into the Merger Agreement with Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on October 19, 2026, at 9:00 a.m. (Taiwan time) at the principal office of the Company at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan.

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A;

•
as a special resolution, to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A; and

•
if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will become a privately held company beneficially owned by the Continuing Shareholders, and as a result of the Merger, the Class A Shares will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:
What will I receive in the Merger if I own Class A Shares (that are not Excluded Shares or Continuing Shares)?

A:
If you own Class A Shares when and if the Merger is completed, you will be entitled to receive US$2.00 in cash, without interest and net of any applicable withholding taxes, for each Class A Share (other than the Excluded Shares and the Continuing Shares) you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Act with respect to the Merger, in which event you will be entitled to the fair value of each Share determined in accordance with Section 238 of the Cayman Islands Companies Act).

Please see “Special Factors — Material U.S. Federal Income Tax Consequences,” “Special Factors — Material Taiwan Income Tax Consequences” and “Special Factors — Material Cayman Islands Tax Consequences” beginning on pages 57, 59 and 60, respectively, for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.
Q:
How will the Company’s options be treated in the Merger?

A:
At the Effective Time, each Company Option issued by the Company pursuant to the Share Incentive Plans that is then outstanding and unexercised, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share underlying such Company Option (the “Exercise Price”) and (ii) the number of Shares underlying such Company Option; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

Q:
What effects will the Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Continuing Shareholders. Your Class A Shares in the Company will be cancelled, and you will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Class A Shares and the Company’s reporting obligations with respect to the Class A Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, the Class A Shares will no longer be listed or traded on any stock exchange, including the NYSE.

Q:
When do you expect the Merger to be consummated?

A:
We are working towards completing the Merger as quickly as possible and currently expect the Merger to close during the second half of 2026. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not consummated?

A:
If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Class A Shares pursuant to the Merger Agreement nor will the holders of any Company Options receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company and the Class A Shares will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Class A Shares.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Merger Sub a termination fee and reimburse Merger Sub for certain expenses in connection with the Merger, or Merger Sub may be required to pay the Company a termination fee and reimburse the Company for certain expenses in connection with the Merger, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses” beginning on page 82.
Q:
After the Merger is consummated, how will I receive the Merger consideration for my Class A Shares?

A:
If you are a registered holder of Class A Shares, promptly after the Effective Time, a paying agent appointed by Merger Sub will mail you (a) a letter of transmittal specifying how the delivery of the

Merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates representing Class A Shares (or affidavits and indemnities of loss in lieu of share certificates) or non-certificated Class A Shares represented by book entry (“Uncertificated Shares”) in exchange for the applicable Per Share Merger Consideration. Unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Act, upon your surrender of any share certificates (or an affidavit and indemnity of loss in lieu of the share certificates), if applicable, and/or such other documents as may be required by the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, you will receive an amount equal to the number of your Class A Shares multiplied by US$2.00 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Class A Shares. The Per Share Merger Consideration may be subject to U.S. backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.
If your Class A Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Class A Shares and receive the Per Share Merger Consideration for those Class A Shares.
Q:
What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting power of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in New York on September 8, 2026, the Record Date for the extraordinary general meeting, 85,059,953 Class A Shares and 16,788,718 Class B Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.
Pursuant to the Voting and Support Agreements, among other things, the Continuing Shareholders have agreed to vote their Shares in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this Proxy Statement, the Continuing Shareholders beneficially own an aggregate of 37,558,217 Class A Shares and 16,788,718 Class B Shares, which represent approximately 53.4% of the total issued and outstanding Shares and approximately 81.2% of the total voting power of the outstanding Shares (in each case excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones). Given the Continuing Shareholders’ ownership and voting power as described above and assuming their compliance with their voting obligations under the Voting and Support Agreements, the special resolutions to be proposed at the extraordinary general meeting can be approved by the votes attached to the Shares held by the Continuing Shareholders.
Q:
What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•
FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A;

•
FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52.
Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Record Date is September 8, 2026. Only shareholders entered in the register of members of the Company at the close of business in New York on the Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
One or more shareholders present in person or by proxy representing not less than one-third of all votes attaching to all issued and outstanding Shares will constitute a quorum for the extraordinary general meeting.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:
Pursuant to the Voting and Support Agreements, the Continuing Shareholders have agreed to vote their Shares in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this Proxy Statement, the Continuing Shareholders beneficially own an aggregate of 37,558,217 Class A Shares and 16,788,718 Class B Shares, which represent approximately 53.4% of the total issued and outstanding Shares and approximately 81.2% of the total voting power of the outstanding Shares (in each case excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones). As of the date of this Proxy Statement, our directors and executive officers who are not Continuing Shareholders or their affiliates beneficially own, in the aggregate, 0.6% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this Proxy Statement, to vote all their Class A Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 91 for additional information.

Q:
Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.
Q:
How do I vote if my Class A Shares are registered in my name?

A:
If Class A Shares are registered in your name (that is, you do not hold the Class A Shares through a bank or broker) as of the Record Date, you should simply indicate on your proxy card how you want to vote, and sign, scan and deliver your proxy card by email to proxy_card@perfectcorp.com as soon as possible and in any case no later than October 19, 2026, at 9:00 a.m. (Taiwan time), the deadline to lodge your proxy card, so that your Class A Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identity, such as your identification card or passport and your share certificate (or book entry record for the Uncertificated Shares). If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Class A Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairperson of the meeting as proxy, in which case Class A Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
If your Class A Shares are held by your broker, bank or other nominee, please see below for additional information.
Q:
If my Class A Shares are held in a brokerage, bank or other nominee, will my broker, bank or other nominee vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares will not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Class A Shares and submit a signed proxy card without indicating how you wish to vote, the Class A Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairperson of the meeting as proxy, in which case the Class A Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Class A Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation, which should be received by the Company at the principal executive office at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, Attention: Daniel Lee, at least six hours before the commencement of the extraordinary general meeting.

•
Second, you may complete, date, scan and submit a new proxy card bearing a later date than the proxy card sought to be revoked to proxy_card@perfectcorp.com so that it is received by the Company no later than 9:00 a.m. (Taiwan time) on October 19, 2026, which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If you hold Class A Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Class A Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxy or voting instruction cards. For example, if you hold your Class A Shares in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Class A Shares. If you are a holder of record and your Class A Shares are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card and voting instruction card that you receive.

Q:
If I am a holder of certificated Class A Shares, should I send in my Class A Share certificates now?

A:
No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Class A Share certificates for the Merger consideration. Please do not send in your share certificates now.

All registered holders of uncertificated Class A Shares (i.e., holders whose Class A Shares are held in book entry on the Company’s register of members) will receive from the paying agent a letter of transmittal and instructions describing the steps and documents required to receive the Merger consideration, including applicable tax forms. Such holder will receive the Merger consideration, without interest and subject to applicable withholding, after submitting a properly completed letter of transmittal and any other required documentation in accordance with those instructions.
If your Class A Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your Class A Shares in exchange for the Merger consideration.
Q:
What happens if I sell my Class A Shares before the extraordinary general meeting?

A:
The Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Class A Shares after the Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Class A Shares, but will transfer the right to receive the Merger consideration in cash without interest and net of any applicable withholding taxes to such person, so long as such person is registered as the owner of such Class A Shares when the Merger is consummated.

Q:
Am I entitled to dissenters’ rights?

A:
Registered shareholders who have validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act, will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Class A Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Class A Shares.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on page 86 as well as “Annex D — Cayman Islands Companies Act (As Revised) — Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Q:
What do I need to do now?

A:
We urge you to read this Proxy Statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other financial intermediaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact our Investor Relations Department at +1-646-405-4883.

In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS
Background of the Merger
All dates and times referenced in this Background of the Merger refer to Taiwan Time.
The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and Company management also have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events.
From March 2025 through June 2025, the Chairwoman, CIT and Provident Acquisition Holdings Ltd. (“Provident”) had preliminary discussions regarding a possible transaction with the Company, including a possible acquisition of the Company. The discussions of forming a consortium among the Chairwoman, CIT and Provident were preliminary in nature and the parties did not sign a consortium agreement or submit a proposal to the Company to actively pursue a transaction at that time. Provident neither joined the buyer consortium formed by the Chairwoman Parties and CIT on March 18, 2026 in connection with the Proposed Transaction (the “Buyer Consortium”) nor participated in the proposal subsequently submitted by the Buyer Consortium on the same day.
On February 25, 2026, the Chairwoman and CIT considered recent market developments affecting the Company and the Shares and discussed the potential benefits of a going-private transaction in the circumstances where the Company’s long-term value was not being adequately reflected in the public market.
On March 13, 2026, the Chairwoman and CIT reviewed recent public market trends and precedent going-private transactions involving similarly situated companies. The parties discussed that then-current market conditions appeared supportive of making a going-private proposal for the Company.
On March 17, 2026, the Chairwoman and CIT discussed the potential timing of a going-private proposal and preliminarily determined to make a proposal within the following week.
On March 18, 2026, the Chairwoman Parties and CIT signed a consortium agreement, pursuant to which they agreed to participate in a potential going-private transaction involving the Company.
Also on March 18, 2026, the Chairwoman Parties and CIT submitted to the Board a preliminary non-binding proposal letter (the “Proposal”), pursuant to which they proposed to acquire all of the outstanding Shares for US$1.95 in cash per Share (the “Proposed Transaction”). The Proposal stated that the price set forth in the Proposal represented a premium of 44.4% to the closing price of the Shares on March 17, 2026 and a premium of 35.4% and 23.4% to the volume-weighted average closing price during the last 30 and 60 days preceding the Proposal, respectively. The Company issued a press release announcing its receipt of the Proposal and the Proposed Transaction on the same day.
On March 20, 2026, the Chairwoman and CyberLink filed an amendment to the Schedule 13D with the SEC in connection with the Proposal.
On March 23, 2026, the Board held a meeting to discuss the Proposal. During the meeting, the Board determined that it was advisable and in the best interests of the Company and its shareholders as a whole to form a special committee of independent and disinterested directors, and thereby established the Special Committee consisting of Mr. Philip Tsao, Mr. Meng-Shiou (Frank) Lee and Ms. Chung-Hui (Christine) Jih, and approved the remuneration arrangements applicable to the members of the Special Committee. Philip Tsao was elected as chairman of the Special Committee by the members of the Special Committee. On the same day, the Company issued a press release announcing the formation of the Special Committee to evaluate and consider the Proposal and the Proposed Transaction.
On March 27, 2026, the Board, by written resolutions, delegated to the Special Committee exclusive power and authority in connection with its evaluation of the Proposal, including the authority to: (i) discuss and negotiate any terms of the Proposed Transaction; (ii) explore, consider, review and solicit any alternative transactions; (iii) elect not to engage in the Proposed Transaction or any alternative transaction; (iv) negotiate definitive agreements with respect to the Proposed Transaction or any alternative transaction; and (v) report to the Board its recommendations and conclusions regarding the Proposed Transaction or any alternative transaction. The Board further resolved not to approve or recommend the Proposed Transaction or any alternative transaction to the Company’s shareholders without the favorable recommendation of the Special Committee.
Following its formation, the Special Committee interviewed and evaluated law firms and financial advisory firms to act as its independent legal counsel and financial advisor, respectively. During the course of these interviews and evaluations, the Special Committee evaluated these advisors’ credentials, experience, and independence to serve such roles.
On April 20, 2026, the Special Committee appointed Kroll as its financial advisor and DLA Piper as its international legal counsel, and the Company issued a press release announcing such appointment.
On April 22, 2026, the Special Committee held a telephonic meeting with representatives of DLA Piper and Kroll to discuss, among other things, the Proposed Transaction and the duties and responsibilities of the members of the Special Committee. The Special Committee members and representatives of Kroll and DLA Piper discussed the potential benefits and risks of conducting a “market check” prior to entering into a merger agreement or retaining a “go-shop” right. After discussion and taking into consideration (i) the voting power represented by the Buyer Consortium represented 81.2% of the total voting power of the outstanding Shares such that a third party proposal would not be able to obtain shareholder approval without the support of the members of the Buyer Consortium, and (ii) “market check” is not common in controller-involved going-private transactions, the Special Committee determined that a “market check” should not be conducted unless it can prove to generate any meaningful benefit for the Company and the Unaffiliated Security Holders. Representatives of DLA Piper then reviewed with the Special Committee its authority and fiduciary duties with respect to the Proposed Transaction and certain communication protocols during the negotiation and evaluation of the Proposed Transaction. In the telephonic meeting, DLA Piper also reviewed with the Special Committee, and the Special Committee noted, that the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies when weighed against the more prevalent procedural protections available, including, among others, an independent special committee, independent counsel and financial advisor, and the appraisal rights available under Cayman Islands law. Representatives of Kroll then described the timetable and process of financial due diligence.
On April 28, 2026, DLA Piper sent an initial draft of the confidentiality agreement to Sullivan & Cromwell, which contemplated the Company, the Chairwoman Parties and CIT as the parties thereto.
On April 30, 2026, Sullivan & Cromwell sent a revised draft of the confidentiality agreement to DLA Piper.
On May 4, 2026, the Special Committee and representatives of DLA Piper and Kroll held a telephonic meeting to discuss the key revisions made by Sullivan & Cromwell to the draft of the confidentiality agreement. The Special Committee instructed DLA Piper to discuss with Sullivan & Cromwell to reflect its positions.
On May 6, 2026, DLA Piper and Sullivan & Cromwell held a telephonic meeting to discuss certain key terms of the confidentiality agreement, including, among other things, the scope and duration of the standstill period and the activities restricted thereunder.
On May 11, 2026, the Special Committee and representatives of DLA Piper and Kroll held a telephonic meeting to discuss the remaining open points of the confidentiality agreement. On the telephonic meeting, the Special Committee also considered and decided to issue a price increase request to the Buyer Consortium following the proposal of Kroll, consistent with customary practice in going-private transactions.
Between May 11, 2026 and May 13, 2026, DLA Piper and Sullivan & Cromwell continued to negotiate, and finalized the substantive terms of, the confidentiality agreement.
On May 12, 2026, at the direction of the Special Committee, Kroll sent a request for an increase in the proposed offer price, citing, among other things, the Company’s potential for revenue and profitability growth in light of its research and development capabilities and increased public awareness of its products.

On May 14, 2026, representatives of Kroll and a representative of the Buyer Consortium held a telephonic meeting to discuss the Special Committee’s price improvement request. The Buyer Consortium reiterated that it was not prepared to increase its proposed offer price as, in the Buyer Consortium’s view, the proposed offer was fair and adequate in light of the significant premium already reflected in the offer and the Buyer Consortium’s view on the Company’s prospective financial performance (among others).
On the same day, Sullivan & Cromwell rejected the price improvement request on behalf of the Buyer Consortium. Among other things, Sullivan & Cromwell cited the trading performance of the Shares, including the premium represented by the offer of US$1.95 per Share relative to the unaffected closing price immediately prior to the Proposal and trading levels following the announcement of the Proposal.
On May 18, 2026, the Special Committee and representatives of DLA Piper and Kroll held a telephonic meeting to discuss the Buyer Consortium’s responses to the price increase request, and the positions in the confidentiality agreement, including the standstill period and the activities restricted thereunder. On the telephonic meeting, DLA Piper also reviewed with the Special Committee the general recourse available to any dissenting shareholders in a going private transaction.
On May 21, 2026, Sullivan & Cromwell proposed to DLA Piper that, in light of the additional time CIT required to complete its review of the confidentiality agreement, the Chairwoman Parties and the Company enter into the confidentiality agreement first, with CIT to enter into its own confidentiality agreement with the Company at a later date. Between May 21, 2026 and May 23, 2026, DLA Piper and Sullivan & Cromwell continued to discuss and exchanged views regarding the implications of this proposed sequencing for the transaction process, including its potential effect on the timing and coordination of the parties’ due diligence and negotiation efforts.
On May 25, 2026, the Special Committee and representatives of DLA Piper and Kroll held a telephonic meeting, in which DLA Piper discussed with the Special Committee on Sullivan & Cromwell’s proposed approach. Following this discussion, the Special Committee determined that the Company would execute the confidentiality agreement with Chairwoman Parties first, with the Chairwoman Parties assuming liability for any activities of CIT inconsistent with the confidentiality agreement, and further determined that, so long as CIT had not executed the confidentiality agreement, the Special Committee would not commence any substantive negotiations with any party.
On May 27, 2026, Sullivan & Cromwell sent an initial draft of the Merger Agreement to DLA Piper. Neither DLA Piper nor the Special Committee was engaged with Sullivan & Cromwell in preparation of the initial draft of the Merger Agreement.
On May 28, 2026, the Chairwoman Parties entered into a confidentiality agreement with the Company on substantially the same terms previously negotiated by DLA Piper and Sullivan & Cromwell, which also reflects the Special Committee’s requirement that (i) the standstill period be of market length with a relatively comprehensive scope of restricted activities thereunder, and (ii) the Chairwoman Parties assume liability for any activities of CIT inconsistent with the confidentiality agreement.
On June 1, 2026, the Special Committee and representatives of DLA Piper and Kroll discussed the execution status of the confidentiality agreement with CIT in a telephonic meeting. Given the lack of clarity as to when CIT would execute the confidentiality agreement, the Special Committee instructed DLA Piper to follow up closely with Sullivan & Cromwell. During the telephonic meeting, Kroll also reported the status of the financial due diligence and valuation model.
On June 4, 2026, CIT entered into a confidentiality agreement with the Company on substantially the same terms as the confidentiality agreement entered into between the Company and the Chairwoman Parties.
On June 5, 2026, Company management sent to Kroll the financial projections prepared by the management team not affiliated with the Buyer Consortium.
From June 6 to July 6, 2026, Kroll conducted meetings and interviews with Company management unaffiliated with the Buyer Consortium in connection with Kroll’s review and analysis of the financial projections. During the meetings, Company management unaffiliated with the Buyer Consortium discussed the assumptions and methodologies of the financial projections and shared with Kroll its view on the relevant industry, competitive landscape, future strategy of the Company and other aspects of the Company’s business.
On June 8, 2026, representatives of DLA Piper reviewed with the Special Committee and Kroll the key issues contained in the initial draft of the Merger Agreement in a telephonic meeting, including among other things: (i) the exchange of funds, including a hard obligation of the Company to deposit sufficient funds to the paying agent for the Merger consideration and any other payments for the consummation of Proposed Transaction; (ii) the representations and warranties of the Company and Merger Sub, including requiring the Company to represent that it will have sufficient cash to fund the Merger consideration and any other payments for the consummation of Proposed Transaction; (iii) the covenant requiring the Company to take all actions and do all things necessary to ensure the Company has sufficient cash to fund the Merger consideration and any other payments for the consummation of Proposed Transaction; (iv) the interim covenants of the Company; (v) the “no-shop” covenant; (vi) the requirement to hold a shareholders’ meeting in the event the Board changed its recommendation for the Proposed Transaction, the restrictions on the ability of the Board to change its recommendation and/or terminate the Merger Agreement, and the absence of “fiduciary-out” rights on the part of the Company; (vii) the closing conditions, including the depositing of sufficient cash by the Company for the Merger consideration and any other payments for the consummation of Proposed Transaction as a closing condition, and a condition relating to the maximum percentage of shares for which holders could exercise dissenters’ rights; and (viii) the termination fee and reverse termination fee arrangement. The Special Committee agreed to DLA Piper’s recommendations with respect to such key issues, and provided general instructions to DLA Piper to revise the initial draft of the Merger Agreement in accordance with the following principles: (i) provisions inconsistent with the fiduciary duties of the Special Committee were to be revised without further discussion or negotiation with the Buyer Consortium; (ii) provisions inconsistent with market practice, such as certain percentage thresholds and timing arrangements rarely or never seen in comparable transactions, the Special Committee would likewise insist on the market practice; and (iii) provisions the Special Committee considered unreasonable, such as the allocation of certain rights and obligations between the parties, were to be further discussed and negotiated with the Buyer Consortium. In the same telephonic meeting, the Special Committee reviewed with Kroll and DLA Piper the financial projections prepared by the Company’s management team unaffiliated with the Buyer Consortium. Kroll walked through the key items and assumptions of the projections with the Special Committee.
On June 11, 2026, DLA Piper and Sullivan & Cromwell held a telephonic meeting to discuss certain issues identified by DLA Piper in the initial draft of the Merger Agreement, including among others: (i) the Buyer Consortium’s plan to fund the Proposed Transaction with available cash of the Company; (ii) the closing condition relating to the maximum percentage of shares for which holders could exercise dissenters’ rights; (iii) the “no-shop” covenant, (iv) the restrictions on the ability of the Board to change its recommendation and/or terminate the Merger Agreement for fiduciary duty reasons; (v) the amounts of the termination fee and reverse termination fee; and (vi) the operation of the exchange fund, including the treatment of investment losses and unclaimed Merger consideration.
On the same day, Sullivan & Cromwell sent initial drafts of the Chairwoman Support Agreement and the CyberLink Support Agreement to DLA Piper.
On June 12, 2026, a representative of the Buyer Consortium contacted representatives of Kroll and stated that the Buyer Consortium was prepared to increase its proposed offer price from US$1.95 to US$2.00 per Share (the “Revised Proposal”).
On June 15, 2026, the Special Committee reviewed with DLA Piper in a telephonic meeting Sullivan & Cromwell’s feedback to the Special Committee’s positions on certain issues, including among the others, (i) the ultimate funding obligation for the Proposed Transaction, (ii) the closing condition relating to the maximum percentage of shares for which holders could exercise dissenters’ rights, and (iii) the right of the Board to change its recommendation and/or terminate the Merger Agreement for fiduciary duty reasons in connection with a superior proposal and certain intervening events. In the same telephonic meeting, Kroll reviewed with the Special Committee the Buyer Consortium’s willingness to increase the price to US$ 2.00 per share.

On June 18, 2026, DLA Piper sent a revised draft of the Merger Agreement to Sullivan & Cromwell, which reflected its discussions with the Special Committee. Among other things, the revised draft of the Merger Agreement: (i) deleted the representation and closing condition relating to the sufficiency of the Company’s available cash and replaced the cash funding covenant with a cash management covenant; (ii) added provisions requiring Merger Sub to be responsible for funding the Proposed Transaction; (iii) increased the maximum percentage of shares for which holders could exercise dissenters’ rights under the related closing condition; (iv) narrowed the scope of the “no-shop” covenant; (v) added provisions permitting the Board to change its recommendation for the Proposed Transaction and/or terminate the Merger Agreement for fiduciary duty reasons in connection with a superior proposal and certain intervening events occurring after the date of the Merger Agreement and removed the requirement to hold a shareholders’ meeting in the event the Board changed its recommendation for the Proposed Transaction; (vi) increased the reverse termination fee; (vii) required Merger Sub to bear investment losses resulting from the operation of the exchange fund and extended the period applicable to unclaimed Merger consideration; (viii) narrowed the scope of the representations and warranties to be provided by the Company and the interim covenants of the Company and (ix) narrowed the interim covenants of the Company, including by introducing monetary threshold to the interim covenants.
On June 23, 2026, Sullivan & Cromwell sent a revised draft of the Merger Agreement to DLA Piper. Among other things, the revised draft: (i) reinstated the Company’s cash funding covenant and removed the Merger Sub’s cash funding covenant; (ii) lowered the maximum percentage of shares for which holders could exercise dissenters’ rights under the related closing condition; (iii) to preserve deal certainty, expanded the scope of the “no-shop” covenant and limited the circumstances in which the Board could change its recommendation for the Proposed Transaction and/or terminate the Merger Agreement for fiduciary reasons; (iv) lowered the reverse termination fee; and (v) proposed materiality and monetary thresholds to certain representations and warranties and interim covenants of the Company.
On June 24, 2026, Sullivan & Cromwell sent revised drafts of the Voting and Support Agreements to DLA Piper.
On June 25, 2026, Sullivan & Cromwell sent an initial draft of the Limited Guarantee to DLA Piper.
On June 29, 2026, representatives of DLA Piper reviewed with the Special Committee and Kroll in a telephonic meeting the key remaining issues contained in the revised draft of the Merger Agreement, revised drafts of the Voting and Support Agreements and the Limited Guarantee from Sullivan & Cromwell, including among other things, the reinstatement of Company’s cash funding covenant and removal of Merger Sub’s cash funding covenants, and explored with the Special Committee options on such issues. The Special Committee also discussed with DLA Piper the changes in the revised draft of Merger Agreement that expanded the scope of the “no-shop” covenant and limited the circumstances in which the Board could change its recommendation for the Proposed Transaction and/or terminate the Merger Agreement for fiduciary reasons, and determined that these changes did not adversely affect the substance of the protection afforded to the Company. In the same telephonic meeting, Kroll shared with the Special Committee and representatives of DLA Piper the valuation method being used, noting its preliminary observation that the Buyer Consortium’s offer price of US$ 2.00 per Share was likely higher than the estimated range of the per Share value. The Special Committee instructed DLA Piper to continue to finalize the Merger Agreement as well as the other transaction documents with Sullivan & Cromwell.
On the same day, representatives of DLA Piper and Sullivan & Cromwell discussed over a telephone call the remaining key issues in the transaction documents, including, among other things, the Company’s cash funding covenants and the relevant obligations on the part of the Buyer Consortium. On the same day, DLA Piper sent revised drafts of the Voting and Support Agreements and the Limited Guarantee to Sullivan & Cromwell.
On July 1, 2026, DLA Piper sent a revised draft of the Merger Agreement, which draft reflected discussions with the Special Committee, as well as feedback from Company management unaffiliated with the Buyer Consortium with respect to the representations, warranties and interim operating covenants of the Company. Among the others, the revised draft (i) qualified the Company’s cash funding covenant with a best efforts standard and the Company’s right to keep the required level of working capital; (ii) added clarification that the Company had no liability in the event of a shortfall in Company’s available cash at closing for whatever reason, and the requirement that Merger Sub be responsible for funding such shortfall; (iii) added covenants requiring Merger Sub to cause the Chairwoman not to take or direct any actions that would reasonably be expected to have a material adverse effect on the Company’s ability to maintain certain level of available cash; and (iv) raised the reverse termination fee.
From July 2, 2026 to July 3, 2026, Sullivan & Cromwell and DLA Piper exchanged multiple drafts of the Merger Agreement, the Voting and Support Agreements and the Limited Guarantee, in an effort to resolve the remaining issues in the Merger Agreement. These issues included the clarification of the funding obligation with respect to payments to dissenting shareholders who withdrew or lost their dissenters’ rights and the circumstances in which the reverse termination fee could be triggered.
On July 2, 2026, at DLA Piper’s request, Sullivan & Cromwell sent DLA Piper an initial draft of the Consortium Termination Agreement, reflecting that CIT would cease participating as a member of the Buyer Consortium and instead have a limited and passive role in the Proposed Transaction as a continuing shareholder, with its limited commitments to be documented in the CyberLink Support Agreement.
On July 3, 2026, representatives of DLA Piper reviewed with the Special Committee and Kroll in a telephonic meeting the positions on various issues relating to the Merger Agreement, including the funding obligations and the required cash amount for the Proposed Transaction.
From July 8, 2026 to July 9, 2026, DLA Piper and Sullivan & Cromwell finalized the Merger Agreement and the other transaction documents.
On July 10, 2026, the Special Committee held a telephonic meeting in the morning, together with representatives of DLA Piper and Kroll. At the invitation of the Special Committee, DLA Piper and Kroll gave an overview of the Special Committee’s fiduciary duties with respect to the review and evaluation of the Proposed Transaction. Kroll made a presentation on its valuation analyses of the Company and the Merger consideration proposed by the Buyer Consortium, including a discussion of the valuation methodologies employed by Kroll in its analysis, responded to questions from the Special Committee, and orally delivered its opinion that, as of July 10, 2026, the Per Share Merger Consideration to be received by holders of Class A Shares (other than the Dissenting Shares, the Continuing Shares and the Excluded Shares) was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Class A Shares other than in such holder’s capacity as a holder of Class A Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion. Kroll indicated that its opinion would be confirmed in writing by delivery of a written opinion dated the same date. DLA Piper then provided an update on the status of the negotiations of the Proposed Transaction and described the key terms of the Merger Agreement and the other transaction documents. After considering the proposed terms of the Merger Agreement and the other transaction agreements and the presentations of DLA Piper and Kroll, including receipt of Kroll’s oral opinion, and taking into account the other factors described below under the section entitled “— Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28, the Special Committee then unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and the Plan of Merger, is fair and in the best interests of the Company and its shareholders (other than the Continuing Shareholders), (b) declared it advisable to enter into the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, (c) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and the transactions contemplated by the Voting and Support Agreements and the Limited Guarantee, by the Board, and (d) recommended that the Board direct the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, to be submitted to the shareholders of the Company for their authorization and approval, with the recommendation that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger.
Following the meeting of the Special Committee, the Board convened on July 10, 2026. After considering the proposed terms of the Merger Agreement and the other transaction agreements and Kroll’s opinion provided to the Special Committee as to the fairness, from a financial point of view, of the Merger consideration to be received by the holders of Class A Shares (other than the Excluded Shares, the Continuing Shares and the Dissenting Shares) under the Merger Agreement, and taking into account the other factors described below under “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 27, the Board: (i) determined that the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, is in the best interests of the Company and the Company’s shareholders (other than the Continuing Shareholders), and declared it advisable to enter into the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including Merger and the transactions contemplated by the Limited Guarantee and the Voting and Support Agreements and the transactions contemplated thereby, including the Merger; (ii) approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the Limited Guarantee and the consummation of the transactions contemplated thereby, including the Merger; and (iii) resolved to direct that the Merger Agreement, the Plan of Merger, the Limited Guarantee and the transactions contemplated thereby be submitted to a vote at an extraordinary general meeting of the shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantee and the transactions contemplated thereby, including the Merger.
After the Board meeting on July 10, 2026, the Company and Merger Sub executed the Merger Agreement. Other transaction documents, including the Voting and Support Agreements, the Limited Guarantee and the Consortium Termination Agreement were executed at the same time.
Later on the same day, the Company issued a press release announcing the execution of the Merger Agreement.
Reasons for the Merger and Recommendation of the Special Committee and the Board
At a meeting on July 10, 2026, the Special Committee, after consultation with its financial advisor and legal counsel, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and the Plan of Merger, is fair and in the best interests of the Company and its shareholders (other than the Continuing Shareholders), (b) declared it advisable to enter into the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, (c) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and the transactions contemplated by the Voting and Support Agreements and the Limited Guarantee, by the Board.
At a meeting on July 10, 2026, the Board, acting upon the unanimous recommendation of the Special Committee, and after each director duly disclosed his/her interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company as amended to date and the Cayman Islands Companies Act, (i) determined that the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, is in the best interests of the Company and the Company’s shareholders (other than the Continuing Shareholders), and declared it advisable to enter into the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and the transactions contemplated by the Limited Guarantee and the Voting and Support Agreements; (ii) approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the Limited Guarantee and the consummation of the transactions contemplated thereby, including the Merger; and (iii) resolved to direct that the Merger Agreement, the Plan of Merger, the Limited Guarantee and the transactions contemplated thereby be submitted to a vote at an extraordinary general meeting of the shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantee and the transactions contemplated thereby, including the Merger. The Chairwoman and Mr. Huang, after disclosing their respective interest in the Transactions, recused themselves from discussion and voting at the July 10, 2026 meeting of the Board.
In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, which are not listed in any relative order of importance:
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The Per Share Merger Consideration represents a premium of approximately 48.1% to the closing price of the Company’s Class A ordinary shares on March 17, 2026, the last trading day prior to the Company’s announcement on March 18, 2026 of its receipt of the Proposal from the Buyer

Consortium, and a premium of approximately 39.6% to the volume-weighted average closing price of the Company’s Class A ordinary shares during the 30 trading days prior to that announcement;
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The all-cash merger consideration, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares;

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The Company Projections, as described below under “— Certain Financial Projections” beginning on page 36;

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The negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Consortium and the increase in the merger consideration by the Buyer Consortium, the Per Share Merger Consideration was the highest price that the Buyer Consortium would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration, tenor and process of negotiations and the experience of the Special Committee’s advisors;

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the financial analysis prepared and reviewed by Kroll, with the Special Committee on July 10, 2026, as well as the oral opinion of Kroll rendered to the Special Committee on July 10, 2026 (which was subsequently confirmed in writing by delivery of Kroll’s written opinion addressed to the Special Committee dated July 10, 2026), that the Per Share Merger Consideration to be received by the holders of Class A Shares (other than the Excluded Shares, the Continuing Shares and the Dissenting Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Kroll in preparing its opinion. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” on page 38;

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the challenges to the Company as a result of macroeconomic headwinds and competitive pressure, in connection with the Company’s B2B and B2C business;

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The challenges to the Company from the rapid rise of AI agents and emerging AI-driven technologies;

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The recognition that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

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The recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

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The recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

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The belief of the Special Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

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the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

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the absence of an express financing condition in the Merger Agreement;

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the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion; and

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the fact the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Merger Sub will pay the Company a US$ 6 million termination fee and the guarantee of such payment obligation by the Guarantor and reimburse the Company for certain expenses up to a maximum amount of US$ 1.5 million; and
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the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in light of the Buyer Consortium’s percentage ownership in the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:
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the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, and the Board delegated to the Special Committee plenary authority to negotiate the transaction and attend to all related matters and processes;

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in considering the Merger, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders;

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all members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Participant; in addition, no member of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) their receipt of Board compensation in the ordinary course and Special Committee compensation in connection with their evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (b) their indemnification and liability insurance rights under the Merger Agreement, and (c) their right to receive cash consideration with respect to the Company Options that had been granted to them (if any) under the Share Incentive Plans;

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the Special Committee was assisted by its financial and legal advisors in the negotiation with the Buyer Consortium and the evaluation of the Merger;

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the Special Committee was empowered to consider, attend to and take any and all actions in connection with the proposal from the Buyer Consortium and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval until the Special Committee had recommended such action to the Board;

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the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the members of the Buyer Consortium and their advisors, on the other hand;

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the Special Committee regularly held meetings to consider and review the terms of the Merger Agreement and the Merger;

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the Special Committee had no obligation to recommend the authorization and approval of the Merger or any other transaction;

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under the terms of the Merger Agreement, the Company has the ability to consider any proposal regarding a Competing Transaction reasonably likely to lead to a Superior Proposal until the date on which the shareholders of the Company vote upon and authorize and approve the Merger Agreement;

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the Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company’s shareholders vote to authorize and approve the Merger Agreement and the Merger;

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the Company has the ability to terminate the Merger Agreement in connection with a Superior Proposal or an Intervening Event, subject to compliance with the terms and conditions of the Merger Agreement; and

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the availability of dissenters’ rights to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:
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the fact that the Merger Agreement is not subject to any separate approval by the Unaffiliated Security Holders;

•
the fact that the Continuing Shareholders and certain other directors and executive officers of the Company have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “— Interests of Certain Persons in the Merger” beginning on page 52 for additional information);

•
the fact that the Unaffiliated Security Holders will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•
the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the Merger;

•
the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•
the Company may be required, under certain circumstances, to pay Merger Sub a termination fee of US$ 2 million in connection with the termination of the Merger Agreement and reimburse Merger Sub for certain expenses up to a maximum amount of US$ 1.5 million;

•
the fact that the Company’s monetary remedy in the event of breach of the Merger Agreement by Merger Sub is limited, under certain circumstances, to the receipt from Merger Sub of a termination fee of US$ 6 million and reimbursement of certain expenses up to a maximum amount of US$1.5 million, and that the Company may not be entitled to such remedy or fees at all if, among other things, any Company Material Adverse Effect (as defined below) occurs or the holders of more than 8% of the outstanding Shares have validly served a written objection before the applicable dissent deadline. (see “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 81 and “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses” beginning on page 82 for additional information);

•
the possibility that the Merger might not be completed and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•
the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “— Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing information and factors considered by the Special Committee and the Board are not intended to be exhaustive, but include the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the

Board authorized and approved the Merger Agreement, the Plan of Merger and the consummation of the Transactions, based upon the totality of the information presented to and considered by it.
In the course of reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Kroll. These analyses included, among others, a selected public companies and M&A transactions analysis and a discounted cash flow analysis. All of the material analyses as presented to the Special Committee on July 10, 2026 are summarized under the caption “Special Factors — Opinion of the Special Committee’s Financial Advisor” of this Transaction Statement. The Special Committee expressly adopted these analyses and the opinion of Kroll, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger.
Although the group of holders addressed by Kroll’s opinion is broader than the Unaffiliated Security Holders because it includes certain directors, executive officers and other affiliates of the Company whose Class A Shares will be cashed out in the Merger in entirety, the Special Committee and the Board believed that they could rely on Kroll’s opinion in assessing the financial fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders because (i) the Unaffiliated Security Holders are included within the group addressed by the opinion, (ii) each holder within that group will receive the same Per Share Merger Consideration for each Class A Share, regardless of whether such holder is an affiliate of the Company, and (iii) Kroll’s opinion did not give effect to any impact of the Merger on any particular holder other than in such holder’s capacity as a holder of Class A Shares.
Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming and involve substantial costs, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize and involve substantial costs, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, and (iv) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.
Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the Shares as described under the caption “Market Price of the Class A Shares, Dividends and Other Matters — Market Price of the Class A Shares” beginning on page 61. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern, as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry. The Company is not aware of any offers or proposals made by any unaffiliated person, other than the Buyer Consortium, during the past two years for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.
In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, including the Unaffiliated Security Holders and its decision to authorize and approve, and recommend the authorization and approval by the shareholders of, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption “— Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders have interests with respect to the Merger that are, or may be, different from, and/or in addition to those of the Unaffiliated Security Holders generally, as described under the caption “— Interests of Certain Persons in the Merger” beginning on page 52.
Except as discussed in “— Background of the Merger,” “— Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “— Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions, including the Merger, and/or preparing a report concerning the fairness of the Transactions, including the Merger.
Position of the Participants as to the Fairness of the Merger
Under the SEC rules governing going-private transactions, each Participant is required to express its, his or her belief as to the fairness of the Merger to the Unaffiliated Security Holders.
Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Participants as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder as to how such shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A. The Participants have interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders, including, among other things, the interests of certain Participants in the Surviving Company after the completion of the Merger, the interests of certain Participants under the Voting and Support Agreements and the Limited Guarantee, and the interests of the Management Filing Persons and other executive officers in continued service with the Surviving Company. These interests are described under the section entitled “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52.
The Participants believe that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Participants did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Participants did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Participants with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders.
Based on (i) their knowledge and analysis of available information regarding the Company, (ii) their discussions with the Company’s senior management regarding the Company and its business, and (iii) the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28, each Participant believes that the Merger is substantively fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
•
the Per Share Merger Consideration of US$2.00 in cash per Share represents a premium of approximately 48.1% to the closing price of the Class A Shares on March 17, 2026, the last trading day prior to the Company’s announcement on March 18, 2026 of its receipt of the Proposal, and a premium of approximately 39.6% to the volume-weighted average closing price of the Company’s Class A Shares during the 30 trading days prior to that announcement;

•
the Proposal submitted on March 18, 2026 by the Chairwoman Parties and CIT contemplated a cash acquisition price of US$1.95 per Share, and the Chairwoman Parties subsequently increased the proposed price to US$2.00 per Share following negotiations with the Special Committee and its advisors;

•
the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain value for their Shares, without incurring brokerage and other costs typically associated with market sales and without bearing the risks associated with continued ownership of the Company as a public company;
•
all members of the Special Committee were and are independent directors and free from any affiliation with any Participant; in addition, none of the Special Committee members is or was an employee of the Company or any of its subsidiaries or affiliates, and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation, which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation, authorization or approval of the Merger, their indemnification and liability insurance rights under the Merger Agreement and any indemnification agreement entered into with the Company, and any right to receive cash consideration with respect to Company Options, if applicable;

•
the terms and conditions of the Merger Agreement, the Plan of Merger, the other transaction documents, and the Transactions, including the Merger, were the product of robust negotiation between the Special Committee and its advisors, on the one hand, and the Buyer Consortium and its advisors, on the other hand;

•
notwithstanding that the Participants may not rely upon the opinion delivered by Kroll to the Special Committee, the Special Committee received an opinion from Kroll stating that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Kroll as set forth in its opinion, the Per Share Merger Consideration to be received by holders of Class A Shares, other than the Excluded Shares, the Continuing Shares and the Dissenting Shares, was fair, from a financial point of view, to such holders. Although the group of holders addressed by Kroll’s opinion is broader than the Unaffiliated Security Holders because it includes certain directors, executive officers and other affiliates of the Company whose Class A Shares will be cashed out in the Merger in entirety, the Participants believed that the Special Committee and the Board could rely on Kroll’s opinion in assessing the financial fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders because (i) the Unaffiliated Security Holders are included within the group addressed by the opinion, (ii) each holder within that group will receive the same Per Share Merger Consideration for each Class A Share, regardless of whether such holder is an affiliate of the Company, and (iii) Kroll’s opinion did not give effect to any impact of the Merger on any particular holder other than in such holder’s capacity as a holder of Class A Shares;

•
the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, other than the holders of Excluded Shares and Continuing Shares, including the Unaffiliated Security Holders, and recommended approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•
the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Transactions;

•
the Participants did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Special Committee and the Board were each fully informed about the extent to which the interests of certain shareholders of the Company who are Participants in the Merger differed from those of the Unaffiliated Security Holders;

•
the ability of the Company (subject to certain limitations and restrictions set forth in the Merger Agreement), in certain circumstances relating to an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction and prior to obtaining the Requisite Company Vote, to furnish information to and engage or participate in discussions or negotiations with persons making such proposal or offer if the Special Committee determines in good faith that such proposal or offer constitutes, or could reasonably be expected to result in, a Superior Proposal (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);
•
the Merger Agreement permits the Company, prior to receipt of the Requisite Company Vote and subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, if the Board, upon and adopting the recommendation of the Special Committee and after consultation with its financial advisor and outside legal counsel, determines in good faith that such proposal constitutes a Superior Proposal and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

•
the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•
the Merger Agreement requires Merger Sub to pay a reverse termination fee of US$6 million, which is three times the amount of the termination fee payable by the Company to Merger Sub if the Merger Agreement is terminated under certain circumstances; and

•
the availability of dissenters’ rights to registered shareholders who comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act, which allow such shareholders to seek payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Participants did not consider the liquidation value of the Company because the Participants consider the Company to be a viable going concern and view the trading history of the Class A Shares as an indication of the Company’s going concern value. Accordingly, the Participants did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.
The Participants did not consider net book value, which is an accounting concept, as a material factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger.
The Participants did not establish, and did not consider, a separate going concern value for the Company as a public company to determine the fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders because they believed that the market price of the Class A Shares before the public announcement of the Proposal reflected the market’s assessment of the Company as a going concern. To the extent that the pre-Merger going concern value was reflected in the pre-announcement trading price of the Class A Shares, the Participants believe that the Per Share Merger Consideration represents a premium to such going concern value.
The Participants are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company, other than as described under “Special Factors — Background of the Merger.”
Other than the opinion of Kroll delivered to the Special Committee, the Participants did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive or procedural fairness of the Merger to the Unaffiliated Security Holders.
The foregoing is a summary of the information and factors considered by the Participants in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Participants to include all material factors considered by them. The Participants did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Participants believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Participants to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.
Certain Financial Projections
The Company’s management unaffiliated with the Buyer Consortium does not, as a matter of course, make available to the public future financial projections. However, the Company’s management unaffiliated with the Buyer Consortium provided the prospective financial information set forth below for the fiscal year ended December 31, 2026 through the fiscal year ending December 31, 2030 (the “Company Projections”) to the Special Committee and Kroll, as the financial advisor to the Special Committee, who was authorized by the Special Committee to use and rely upon the Company Projections, including for purposes of its financial analyses of the Per Share Merger Consideration to be paid to the holders of the Shares (other than the Excluded Shares, the Continuing Shares, and the Dissenting Shares) in the Transactions. The Company Projections, which had been prepared based on management’s projection of the Company’s future financial performance and management’s collective best estimates and judgments as of the date provided therein, is the responsibility of and were prepared by the Company’s management unaffiliated with the Buyer Consortium for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, management took into account the Company’s historical performance, combined with estimates regarding net revenues, gross profit, operating expenses and capital expenditures. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry policies and performance, the competitive environment and price competition, the market for the Company’s services, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. The main assumptions underlying the Company Projections are (in no particular order):
•
the Company’s management team will continue to be stable and will be able to successfully implement its strategic plan to generate growth;

•
the Company will be able to successfully develop and expand its AI- and AR-powered SaaS platform and related product offerings, including executing its strategic objective to cross-sell across its enterprise (B2B) and consumer (B2C) business lines and to grow its beauty, skincare, hair, jewelry, eyewear and fashion technology solutions, as well as its generative AI features;

•
in order to raise the Company’s brand awareness and recognition among global beauty, fashion and technology brands and end consumers, the Company will significantly increase sales and marketing expenses, which will result in lower operating margins;

•
in order to improve the accuracy and realism of its virtual try-on, AI facial and skin analysis and generative AI capabilities and to enhance functionality to further meet customers’ needs, the Company will continue to incur research and development costs;

•
general and administrative expenses as a percentage of net revenues will decrease due to economies of scale as the Company grows;

•
the growth and demand for AI- and AR-powered beauty, fashion and retail technology solutions globally will continue in line with management’s expectations;

•
there will be no major changes in existing political, legal, fiscal and economic conditions in the Company’s key markets, including the United States, Europe, Japan, Taiwan, Mainland China and other jurisdictions in which the Company and its customers operate; and

•
there will be no material changes to relevant government policies and regulations relating to the Company’s corporate structure, cross-border operations, data privacy and protection (including GDPR, the EU AI Act and comparable regimes), artificial intelligence, and the beauty, fashion and consumer technology industries.

The Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Company Projections do not give effect to the completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the Company Projections will be realized, and actual results may be significantly different from those contained in the Company Projections.
The Company Projections included in this document have been prepared by, and are the responsibility of, the Company’s management unaffiliated with the Buyer Consortium. Neither the Company’s independent registered public accounting firm, PricewaterhouseCoopers Taiwan, nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Company Projections and, accordingly, PricewaterhouseCoopers Taiwan do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers Taiwan report incorporated by reference in this document relates to the Company’s previously issued financial statements. Such report does not extend to the Company Projections and should not be read to do so. The financial projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to the Special Committee and to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger Agreement or whether or not to exercise dissenters’ rights pursuant to Section 238 of the Cayman Islands Companies Act in respect of his, her or its Shares.
The following table sets forth the Management Projections prepared by the Company’s management unaffiliated with the Buyer Consortium and considered by the Special Committee and Kroll in connection with their analysis of the Proposed Transaction:
	Management Projections
	2026P	2027P	2028P	2029P	2030P
	(in USD millions except percentages)
Revenue	70.2	68.2	67.8	67.1	66.4
Cost of Revenue	(14.4)	(14.7)	(14.9)	(15.0)	(15.2)
Gross Profit	55.8	53.5	53.0	52.1	51.2
Margin %	79.5%	78.4%	78.1%	77.6%	77.2%
EBIT	1.9	4.5	5.3	5.8	5.9
Margin %	2.7%	6.6%	7.8%	8.7%	8.8%
Capital Expenditures	0.4	0.4	0.4	0.4	0.4
Net Working Capital	(26.0)	(24.6)	(24.3)	(23.8)	(23.5)

Notes:
(1)
“EBIT” means the Company’s earnings before interest and taxes.

(2)
Capital expenditures include acquisition of property, plant and equipment.

The Special Committee’s financial advisor reviewed certain financial analyses that were based, in part, on the financial projections above; for additional information regarding such analyses, see “— Opinion of the Special Committee’s Financial Advisor” beginning on page 38.

The financial projections and forecasts included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with IFRS. See “Financial Information — Selected Historical Financial Information” beginning on page 88.
The financial projections and forecasts included in this Proxy Statement are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 93 and “Item 3. Key Information — D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, incorporated by reference into this Proxy Statement.
For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this Proxy Statement should not be regarded as an indication that the Company, the Special Committee (or its financial advisor) or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.
NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE COMPANY PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.
BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS FINANCIAL PROJECTIONS AND FORECASTS INCLUDED IN THE COMPANY PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.
Opinion of the Special Committee’s Financial Advisor
Pursuant to the Kroll Engagement Letter, Kroll was retained to serve as the Special Committee’s independent financial advisor and to provide a fairness opinion in connection with the Merger. Kroll is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.
At a meeting of the Special Committee on July 10, 2026, Kroll rendered to the Special Committee its oral opinion (which was confirmed in writing by the delivery of Kroll’s written opinion, dated as of July 10, 2026, addressed to the Special Committee), to the effect that, as of that date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Class A Shares (other than the Excluded Shares, the Continuing Shares, and the Dissenting Shares) was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Class A Shares other than in their capacity as holders of Class A Shares). No limitations were imposed by the Special Committee upon Kroll with respect to the investigations made or procedures followed by it in rendering its opinion.
The full text of the written opinion of Kroll dated July 10, 2026, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Kroll set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The holders of Class A Shares are urged to read the opinion in its entirety. Kroll’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Class A Shares (other than the Excluded Shares, the Continuing Shares, and the Dissenting Shares) and does not constitute a recommendation to any holder of Class A Shares as to how such holder should vote or act with respect to the Merger or any other matter. Kroll did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration was the best price possibly attainable under any circumstances. Kroll has consented to the inclusion of its opinion in its entirety, the presentation materials, and the descriptions thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.
Although the group of holders addressed by Kroll’s opinion is broader than the Unaffiliated Security Holders, the Special Committee and the Board believed that they could rely on Kroll’s opinion in assessing the financial fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders for the reasons described under “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28.
In connection with its opinion, Kroll has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable Kroll to render its opinion. Kroll also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Kroll’s procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:
•
reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2023 through December 31, 2025 and the Company’s unaudited interim financial statements for the three months ended March 31, 2025 and March 31, 2026 included in the Company’s Form 6-K filings furnished to the SEC;

•
reviewed certain unaudited and segment financial information for the Company for the years ended December 31, 2023 through December 31, 2025 and the three months ended March 31, 2024, March 31, 2025, and March 31, 2026, provided to Kroll by the management of the Company and which the management of the Company identified as being the most current financial statements available;

•
reviewed a detailed financial projection model for the Company for the years ending December 31, 2026 through December 31, 2030, prepared and provided to Kroll by the management of the Company, upon which Kroll has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

•
reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Kroll by the management of the Company;

•
reviewed a letter dated July 7, 2026 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

•
reviewed a draft of the Merger Agreement dated July 7, 2026;

•
discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•
discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•
reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Kroll deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Kroll deemed relevant, and an analysis of selected transactions that Kroll deemed relevant; and

•
conducted such other analyses and considered such other factors as Kroll deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Kroll, with the Company’s and the Special Committee’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•
relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken, and did not independently verify such information;

•
assumed that the Management Projections and any other estimates, evaluations, forecasts and projections furnished to Kroll, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Kroll expresses no opinion with respect to such estimates, evaluations, forecasts or projections, including, without limitation, the Management Projections, or the underlying assumptions thereof;

•
assumed that any existing arrangements between the Company and CIT have been conducted in good faith and on an arm’s-length basis by the Company and CIT.

•
assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Merger;

•
assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

•
assumed that the final versions of all documents reviewed by Kroll in draft form conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Kroll, and that there is no information or facts that would make the information reviewed by Kroll incomplete or misleading;

•
assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Kroll’s opinion is based proves to be untrue in any material respect, Kroll’s opinion cannot and should not be relied upon. Furthermore, in Kroll’s analysis and in connection with the preparation of its opinion, Kroll has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.
Kroll has prepared its opinion effective as of July 10, 2026. Its opinion was necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of July 10, 2026, and Kroll disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Kroll after July 10, 2026.
Kroll did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Kroll has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Kroll has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Kroll did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Kroll is not expressing any opinion as to the market price or value of the Company’s Shares (or anything else) prior to or after the announcement or the consummation of the Merger. Kroll’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Kroll has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering its opinion, Kroll was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration, or with respect to the fairness of any such compensation.
Kroll’s opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger. Kroll’s opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration in the Merger is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which its opinion is based. Kroll’s opinion should not be construed as creating any fiduciary duty on the part of Kroll to any party.
Kroll’s opinion is solely that of Kroll, and Kroll’s liability in connection with its opinion shall be limited in accordance with the terms set forth in the Kroll Engagement Letter. Kroll’s opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Kroll Engagement Letter.
Summary of Financial Analysis
Set forth below is a summary of the material analyses performed by Kroll in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of Kroll’s opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Kroll deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Kroll. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Kroll did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kroll believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Kroll was based on all analyses and factors taken as a whole, and also on the application of Kroll’s own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Kroll’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Kroll’s financial analyses.
Discounted Cash Flow Analysis
Kroll performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2026 through December 31, 2030, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders, which is determined by adjusting EBITDA for taxes, capital expenditures, and changes in working capital. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Kroll used and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors — Certain Financial Projections” beginning on page 36. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the Management Projections because such costs would likely be eliminated as a result of the Merger.
Kroll estimated the net present value of all cash flows attributable to the Company after fiscal year 2030 (the “Terminal Value”) using a perpetuity growth formula assuming terminal growth rate of 3.0%, which took into consideration an estimate of the expected long-term growth rate of the Taiwan economy and the Company’s business. Kroll used discount rates ranging from 15.0% to 18.0%, reflecting Kroll’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Kroll estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Kroll believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Kroll’s discounted cash flow analysis resulted in an estimated enterprise value for the Company of US$24.3 million to US$30.7 million and a range on implied values of the Company’s Share of US$1.85 to US$1.91.
Selected Public Companies and M&A Transactions Analyses
Kroll analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow. The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Kroll does not have access to non-public information from any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected merger and acquisition transactions analyses are subject to certain limitations.
Selected Public Companies Analysis.   Kroll compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the software industry that Kroll deemed relevant to its analysis. For purposes of its analysis, Kroll used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The fourteen companies included in the selected public company analysis were:
B2B Companies:
•
Box, Inc.

•
eGain Corporation

•
Expensify, Inc.

•
Inuvo, Inc.

•
Sprinklr, Inc.

•
Sprout Social, Inc.

•
91APP, Inc.

B2C Companies:
•
Bumble Inc.

•
Chegg, Inc.

•
CyberLink Corp.

•
DeNA Co., Ltd.

•
Grindr Inc.

•
Match Group, Inc.

•
Meitu, Inc.

Kroll selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.
The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2026 and 2027 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).
Due to the limited comparability of the selected public companies’ financial metrics relative to the Company, rather than applying a range of selected multiples from a review of the public companies, Kroll reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.
	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN
Company Name	2-YR CAGR	LTM	2026	2027	2-YR CAGR	LTM	2026	2027	2-YR AVG	LTM	2026	2027
B2B Companies
Box, Inc.	6.5%	9.5%	12.3%	NA	10.8%	61.2%	4.3%	NA	9.9%	12.3%	9.9%	NA
eGain Corporation	-5.0%	5.2%	3.0%	NA	34.8%	186.4%	10.4%	NA	6.3%	12.8%	11.5%	NA
Expensify, Inc.	-2.9%	-1.3%	-5.9%	-1.7%	NA	NM	NM	NM	-7.0%	-7.0%	-1.4%	-0.6%
Inuvo, Inc.	8.0%	-27.9%	-29.6%	18.6%	NA	NM	NM	NM	-6.3%	-8.9%	-9.1%	-2.0%
Sprinklr, Inc.	8.2%	8.1%	1.2%	4.3%	18.8%	30.2%	-4.7%	20.1%	7.3%	8.2%	8.4%	9.6%
Sprout Social, Inc.	17.1%	12.3%	8.0%	7.7%	NA	NM	NM	NM	-12.3%	-5.7%	-3.6%	-0.9%
91APP, Inc.	14.0%	16.7%	31.3%	NA	17.1%	9.8%	37.4%	NA	32.9%	32.3%	34.9%	NA
Mean	6.6%	3.2%	2.9%	7.2%	20.4%	71.9%	11.9%	20.1%	4.4%	6.3%	7.2%	1.5%
Median	8.0%	8.1%	3.0%	6.0%	17.9%	45.7%	7.4%	20.1%	6.3%	8.2%	8.4%	-0.8%
B2C Companies
Bumble Inc.	-4.2%	-11.4%	-10.9%	3.8%	30.4%	12.4%	1.7%	-8.5%	23.3%	31.3%	32.9%	29.0%
Chegg, Inc.	-27.5%	-43.5%	-46.3%	NA	-22.7%	65.1%	-67.5%	NA	9.5%	16.0%	7.0%	NA
CyberLink Corp.	14.8%	15.2%	6.7%	NA	49.7%	73.6%	-7.9%	NA	11.7%	16.4%	13.8%	NA
DeNA Co., Ltd.	3.9%	-9.9%	NA	NA	118.6%	-10.9%	NA	NA	17.4%	23.3%	NA	NA
Grindr Inc.	30.2%	31.0%	21.7%	16.9%	22.4%	46.4%	14.0%	15.3%	33.5%	37.0%	30.0%	29.6%
Match Group, Inc.	1.8%	2.0%	-0.8%	2.4%	1.3%	13.6%	1.4%	4.9%	29.7%	31.4%	30.9%	31.6%
Meitu, Inc.	19.6%	10.3%	29.3%	20.6%	10.9%	-50.0%	37.2%	27.0%	13.0%	9.6%	10.2%	10.7%
Mean	5.5%	-0.9%	-0.1%	10.9%	30.1%	21.5%	-3.5%	9.7%	19.7%	23.6%	20.8%	25.2%
Median	3.9%	2.0%	3.0%	10.4%	22.4%	13.6%	1.6%	10.1%	17.4%	23.3%	21.9%	29.3%
Aggregate Mean	6.0%	1.2%	1.5%	9.1%	26.5%	39.8%	2.7%	11.8%	12.1%	14.9%	13.5%	13.4%
Aggregate Median	7.3%	6.6%	3.0%	6.0%	18.8%	30.2%	3.0%	15.3%	10.8%	14.4%	10.2%	10.2%
The Company	13.7%	14.8%	1.6%	-2.9%	NM	64.0%	100.6%	-17.0%	2.5%	7.2%	9.3%	8.0%

ENTERPRISE VALUE AS MULTIPLE OF
Company Name	LTM EBITDA	2026 EBITDA	2027 EBITDA	LTM Revenue	2026 Revenue	2027 Revenue
B2B Companies
Box, Inc.	31.7x	36.1x	NA	3.91x	3.57x	NA
eGain Corporation	8.2x	9.0x	NA	1.05x	1.04x	NA
Expensify, Inc.	NM	NM	NM	0.84x	0.88x	0.89x
Inuvo, Inc.	NM	NM	NM	0.24x	0.26x	0.22x
Sprinklr, Inc.	12.7x	12.5x	10.4x	1.04x	1.04x	1.00x
Sprout Social, Inc.	NM	NM	NM	1.00x	0.95x	0.88x
91APP, Inc.	6.6x	5.2x	NA	2.22x	1.81x	NA
Mean	14.8x	15.7x	10.4x	1.47x	1.36x	0.75x
Median	10.5x	10.7x	10.4x	1.04x	1.04x	0.89x
B2C Companies
Bumble Inc.	3.1x	3.2x	3.5x	0.98x	1.06x	1.02x
Chegg, Inc.	1.6x	6.0x	NA	0.26x	0.42x	NA
CyberLink Corp.	2.5x	2.9x	NA	0.42x	0.40x	NA
DeNA Co., Ltd.	1.7x	NA	NA	0.40x	NA	NA
Grindr Inc.	18.9x	20.7x	17.9x	6.99x	6.21x	5.31x
Match Group, Inc.	10.8x	11.2x	10.7x	3.40x	3.46x	3.38x
Meitu, Inc.	25.5x	20.2x	15.9x	2.66x	2.06x	1.71x
Mean	9.2x	10.7x	12.0x	2.16x	2.27x	2.86x
Median	3.1x	8.6x	13.3x	0.98x	1.56x	2.54x
Aggregate Mean	11.2x	12.7x	11.7x	1.81x	1.78x	1.80x
Aggregate Median	8.2x	10.1x	10.7x	1.02x	1.04x	1.01x

Notes:
The Company’s EBITDA is adjusted to exclude public company costs, transaction costs and non-recurring items as provided by the management of the Company.
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) — (Cash & Equivalents) — (Net Non-Operating Assets)
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
NM = Not Meaningful
NA = Not Available
Source: Capital IQ, Bloomberg, company Filings, annual and interim Reports.
Selected M&A Transactions Analysis.   Kroll compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the table below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM revenue multiples ranging from 0.43x to 7.83x with a median of 3.25x and enterprise value to LTM EBITDA multiples ranging from 4.4x to 8.0x with a median of 6.2x.
The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Kroll did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Selected M&A Transaction Analysis
(US$ in millions)
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
6/30/2025	CyberBuzz, Inc.	Ceres Inc.	$21	$48	$3	5.4%	0.43x	8.0
4/24/2024	Relesys A/S	Copilot Capital Limited	$52	$8	$-2	-25.6%	6.13x	NM
6/3/2024	New Work SE	Burda Digital Se	$306	$345	$70	20.2%	0.89x	4.4x
11/13/2023	Q4 Inc.	Sumeru Equity Partners L.P.	$163	$58	$-17	-29.9%	2.79x	NM
4/16/2023	SignUp Software AB	Insight Venture Management, LLC	$199	$25	$2	7.4%	7.83x	NM
1/18/2023	Meltwater N.V.	Altor Equity Partners AB; Marlin Equity Partners, LLC; Altor Fund III LP; Altor Fund V AB	$644	$439	$-4	-0.9%	1.47x	NM
10/11/2021	MPP Global Solutions Ltd.	Aptitude Software Group plc	$53	$14	NA	NA	3.71x	NA
6/1/2021	Cloudera, Inc.	Clayton, Dubilier & Rice, LLC; KKR & Co. Inc.	$3921	$883	$-12	-1.4%	4.44x	NM
Mean							3.46x	6.2x
Median							3.25x	6.2x

Notes:
LTM = Latest Twelve Months
Source: Capital IQ, Bloomberg, company filings, press releases
Summary of Selected Public Companies and M&A Transactions Analyses
Kroll noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for the Company based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections entitled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.
Summary of Financial Analysis
The range of estimated enterprise values for the Company that Kroll derived from its discounted cash flow analysis was within a range of USD 24.3 million to USD 30.7 million based on the analyses described above.
Based on the concluded enterprise value, Kroll estimated the range of common equity value of the Company to be USD 188.36 million to USD 194.76 million by:
•
adding proceeds from exercise of options of USD 0.06 million;

•
adding cash and cash equivalents and financial assets of USD 163.28 million;

•
adding other receivables of USD 0.69 million; and

•
adding current income tax assets of USD 0.02 million.

Based on the foregoing analysis, Kroll estimated the value of each Share to range from US$1.85 to US$1.91 as of the date of its fairness opinion.
Kroll noted that the Per Share Merger Consideration to be received by the holders of Class A Shares (other than the Excluded Shares, the Continuing Shares and the Dissenting Shares) in the Merger was higher than the range of the per Share value, respectively, indicated in its analyses.

Kroll’s opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.
Fees and Expenses
As compensation for Kroll’s services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Kroll a fee of US$400,000, consisting of a non-refundable retainer of US$200,000 payable upon engagement and US$200,000 payable upon Kroll’s delivery of its opinion to the Special Committee.
No portion of Kroll’s fee is refundable or contingent upon the consummation of the Proposed Transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Kroll for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Kroll for its reasonable out-of-pocket expense (including the fees and expenses of outside counsel) incurred in connection with the rendering of its opinion, not to exceed US$50,000.
The terms of the fee arrangements with Kroll, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements.
During the two years preceding the date of this Proxy Statement, Kroll and its affiliates provided certain valuation services to the Company and received aggregate fees of NTD$1,075,000, reimbursement of reasonable out-of-pocket expenses and indemnification in connection with those engagements. Other than those engagements and Kroll’s engagement by the Special Committee described above, neither Kroll nor any of its affiliates or unaffiliated representative had any material relationship with, provided any services to or received any compensation from the Company, any Participant or any of their respective affiliates during that period, and no such material relationship is mutually understood to be contemplated.
Purposes of and Reasons for the Merger
The Participants
Under SEC rules governing going-private transactions, each Participant is required to express its, his or her reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.
Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Participants, the purpose of the Merger is to enable the Continuing Shareholders to acquire 100% control of the Company in a transaction in which each issued and outstanding Share, other than the Excluded Shares, the Continuing Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive US$2.00 in cash per Share, without interest and net of any applicable withholding taxes. Following the Merger, the Continuing Shareholders will beneficially own the equity interests in the Surviving Company and will bear the rewards and risks of ownership of the Company after the Merger, including any increases or decreases in the value of the Company resulting from the Company’s future operations, strategic initiatives, investments and business prospects. These interests are described under the section entitled “Special Factors — Interests of Certain Persons in the Merger — Interests of the Continuing Shareholders” beginning on page 52.
The Participants believe that the Company’s long-term interests would be better served as a privately held company. The Participants believe that, as a private company, the Company will have greater flexibility to focus on long-term strategic initiatives, including product development, AI- and AR-powered technology innovation, customer acquisition, user engagement, monetization and other growth initiatives, without the pressures associated with short-term public market expectations and period-to-period comparisons.
The Participants also believe that the Company’s business operates in a rapidly evolving and competitive industry, including AI- and AR-powered beauty, fashion, photo and video creative technologies. Responding to these market dynamics may require continued investment in research and development, mobile app and web subscription growth, enterprise customer relationships, new product features and other strategic initiatives that may affect the Company’s results in the short and medium term. The Participants believe these strategies may be implemented more effectively in a private company structure.
In addition, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, and the listing and compliance requirements of the NYSE. The Participants believe that eliminating these costs and burdens will allow management to devote additional resources and attention to the Company’s business and long-term strategy.
The Participants decided to undertake the going-private transaction at this time because they believe that the Merger provides a meaningful opportunity for the Unaffiliated Security Holders to receive immediate liquidity in cash at a premium to the trading price of the Class A Shares prior to the announcement of the Proposal, while enabling the Company to operate as a private company following the Merger. In the course of considering the going-private transaction, the Participants did not consider alternative transaction structures because they believed that the Merger was the most direct and effective way for the Participants to acquire ownership and control of the Company and to provide cash consideration to the Unaffiliated Security Holders.
The Company
The Company’s purpose for engaging in the Merger is to enable its shareholders, other than holders of Excluded Shares, Continuing Shares and Dissenting Shares, to receive US$2.00 per Share in cash, without interest and net of any applicable withholding taxes.
The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28. In reaching their respective determinations, the Special Committee and the Board considered, among other things, the terms of the Merger Agreement, the Per Share Merger Consideration, the opinion of the Special Committee’s financial advisor, the negotiations conducted by the Special Committee and its advisors, the Company’s business, financial condition, results of operations, prospects and risks, the availability of dissenters’ rights and the other factors described in this Proxy Statement.
Effects of the Merger on the Company
Private Ownership
The Class A Shares are currently listed on the NYSE under the symbol “PERF” and the Company Warrants are currently listed for quotation on the OTC Pink tier of the OTC Markets (“OTC Pink”) under the symbol “PERFF”. It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Continuing Shareholders. Following the completion of the Merger, the Class A Shares and Company Warrants will cease to be listed on any securities exchange or quotation system, including the NYSE and OTC Pink, and price quotations with respect to sales of the Class A Shares and Company Warrants in the public market will no longer be available. In addition, registration of the Class A Shares and Company Warrants under the Exchange Act may be terminated upon the Company’s application to the SEC if the Class A Shares and Company Warrants are not listed on a national securities exchange and there are fewer than 300 record holders thereof. 90 days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the Class A Shares and Company Warrants under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders and warrant holders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.
Upon completion of the Merger, each Share, other than the Continuing Shares, Excluded Shares and the Dissenting Shares, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration in cash per Share without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Continuing Shares will not be cancelled and will remain outstanding and continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company and the Continuing Shareholders will not receive any payment of consideration therefor; (b) the Excluded Shares will be cancelled for no consideration; (c) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, without payment of any consideration or distribution therefor.
As a result, current shareholders of the Company, other than the Continuing Shareholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the Merger. As a result, the Company’s shareholders, other than the Continuing Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than the Continuing Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.
At the Effective Time, each outstanding Company Warrant will, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other person, cease to represent a Company Warrant exercisable for Class A Ordinary Share and shall become a Company Warrant exercisable for the Merger Consideration. If a Registered Holder (as defined in the Warrant Agreement) properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 6-K filed with the SEC, the Warrant Price (as defined in the Warrant Agreement) with respect to such exercise will be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Merger Consideration (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined in the Warrant Agreement).
At the Effective Time, the Company will (a) terminate the Share Incentive Plans and any relevant award agreements entered into under the Share Incentive Plans and (b) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable after the Effective Time, each Company Option that is cancelled at the Effective Time will be exchanged for the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash, equal to the product of (i) the excess, if any, of US$2.00 over the applicable per share exercise price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that if the applicable per share exercise price of any such Company Option is equal to or greater than US$2.00, such Company Option will be cancelled without any payment.
For the Merger consideration to be received by our directors and executive officers in respect of their Shares and Company Options upon the completion of the Merger, see “— Interests of Certain Persons in the Merger — Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 53 and “— Interests of Certain Persons in the Merger — Treatment of Company Options, Including Those Held by Officers and Directors” beginning on page 54 for additional information.
Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company
If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time except that, at the Effective Time, (a) all references therein to the name of the Surviving Company shall be amended to “Perfect Corp.”; (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) such memorandum and articles of association will include such indemnification, advancement of expenses and exculpation provisions as required by the Merger Agreement. In addition, the directors of Merger Sub immediately prior to the Effective Time or such other persons as designated by Merger Sub shall be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving

Company, in each case, unless otherwise determined by Merger Sub prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
the receipt by the Unaffiliated Security Holders of US$2.00 per Share in cash, representing a premium of approximately 48.1% to the closing price of the Class A Shares on March 17, 2026, the last trading day prior to the Company’s announcement on March 18, 2026 of its receipt of the Proposal, and a premium of approximately 39.6% to the volume-weighted average closing price of the Company’s Class A Shares during the 30 trading days prior to that announcement; and

•
certainty to exit in cash at US$2.00 per Share, in light of the uncertainties in the macro environment and volatilities in the capital markets; and

•
the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger as well as the uncertainties and risks associated with growing existing and new businesses of the Company.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•
in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 57 for additional information.

The primary benefits of the Merger to the Continuing Shareholders include the following:
•
if the Company successfully executes its business strategies, the value of the Continuing Shareholders’ equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any;

•
the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•
the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•
the management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•
the Company will be able to introduce new products or change its pricing strategies to expand customer base without public market scrutiny or the pressure to meet short-term forecasts; and

•
there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Continuing Shareholders include the following:
•
all of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Continuing Shareholders;

•
the business risks facing the Company, including increased competition and government regulation, will be borne by the Continuing Shareholders; and

•
an equity investment in the Surviving Company by the Continuing Shareholders following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

Effects of the Merger on the Company’s Net Book Value and Net Earnings
The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for the Continuing Shareholders before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the fiscal year ended December 31, 2025.
	Ownership Prior to the Merger(1)				Ownership After the Merger
	Earnings		Net Book Value		Earnings		Net Book Value
Name	US$000%		US$000%		US$000%		US$000%
Continuing Shareholders	2,478	53.4	81,691	53.4	4,643	100.0	153,095	100.0

(1)
Ownership percentages prior to the Merger are based on 101,848,671 Shares issued and outstanding as of the date of this Proxy Statement.

Plans for the Company after the Merger
Following the completion of the Merger, the Company will continue as the Surviving Company and will be beneficially owned by the Continuing Shareholders. The Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a privately held company.
Following the completion of the Merger and the anticipated deregistration of the Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Except as set forth in this Proxy Statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Participants will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Participants expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.
Alternatives to the Merger
The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on March 23, 2026 in response to the Board’s receipt on March 18, 2026 of the Proposal from the Buyer Consortium. In light of (i) the fact that the Buyer Consortium controls 81.2% of the total voting power of the Company, and no alternative transactions will be realistic without the Buyer Consortium’s approval, (ii) since the announcement of the Proposal and prior to the entry into the Merger Agreement, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Company’s voting securities that would enable such person to exercise control of or significant influence over the Company (for the avoidance of doubt, excluding the

Proposal), the Special Committee determined that reaching out to third parties to assess their interest in an alternative transaction would be futile and would not be in the best interests of the Company or the Unaffiliated Security Holders.
The Special Committee also considered the advisability of rejecting the Proposal and allowing the Company to remain as a publicly traded company. However, based on the considerations set forth in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28, the Special Committee concluded that remaining as a public company would be less favorable than the Merger as a means to enhance the value of the Unaffiliated Security Holders’ interests in the Company.
Effects on the Company if the Merger Is Not Completed
The Company is not currently aware of any reason why the Merger will not be completed as contemplated by the Merger Agreement. If the Merger Agreement, the Plan of Merger and the Transactions were not authorized and approved by the shareholders of the Company or if the Merger were not completed for any other reason, the shareholders of the Company would not receive any payment for their Shares in connection with the Merger, nor would the holders of any Company Options receive any payment pursuant to the Merger Agreement and the Plan of Merger, nor would any Company Options be cancelled. In addition, the Company would remain a publicly-traded company and the Class A Shares would continue to be listed on the NYSE and the Company Warrants would continue to be listed for quotation on OTC Pink for so long as the Company continued to meet OTC Pink listing requirements, and the Company would remain subject to SEC reporting obligations. The Unaffiliated Security Holders would therefore continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and Company Warrants. In addition, if the Merger is not completed, you may be subject to the risks in relation to the future value of the Shares and Company Warrants, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.
Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Merger Sub a termination fee of US$2 million, or Merger Sub may be required to pay the Company a termination fee of US$6 million, in each case, as described under the caption “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 82.
If the Merger were not completed for any reason, the Board could be expected from time to time thereafter to evaluate and review, among other things, the business, operations, dividend policy, and capitalization of the Company and make such changes as it deems appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement were not approved by the shareholders or if the Merger were not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.
Financing of the Merger
The Company and the Participants estimate that the total amount of funds necessary to complete the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, is anticipated to be approximately US$95.0 million as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Participants did not consider the value of the Excluded Shares and the Continuing Shares. This amount includes the cash to be paid to the shareholders of the Company (other than Continuing Shareholders) and the holders of in-the-money Company Options, but does not include any fees or expenses incurred in connection with the Transactions. The Company and the Chairwoman Parties will separately pay their respective fees and expenses relating to the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A.
The Participants expect the approximately US$96.0 million to be provided through available unrestricted cash of the Company and its subsidiaries (“Available Cash”). Pursuant to the Merger Agreement, on or prior to the Effective Time, the Company will use its best efforts to deposit, or cause to be deposited, with the paying agent Available Cash in an amount equal to or exceeding US$96.0 million, subject to the limitations set forth in the Merger Agreement, including that the Company is not required to make any deposit that would render it insolvent or deprive it of working capital reasonably determined in good faith to be required to conduct its business in the ordinary course. If the closing of the Merger does not occur within three business days following such deposit, Merger Sub will cause the paying agent to immediately return an amount equal to the Available Cash deposited.
Limited Guarantee
Concurrently with the execution and delivery of the Merger Agreement, the Chairwoman executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”). Under the Limited Guarantee, the Chairwoman has guaranteed in favor of the Company the due and punctual performance and discharge of certain payment obligations of Merger Sub under the Merger Agreement for the termination fee, the expenses owed by Merger Sub to the Company, and costs and expenses in connection with the collection of the termination fee, in each case with the cap amount of US$7.6 million.
Voting and Support Agreements
Concurrently with the execution of the Merger Agreement, the Continuing Shareholders and Merger Sub entered into the Voting and Support Agreements, pursuant to which each Continuing Shareholder has agreed, among other things, (i) to vote all of the Shares held directly or indirectly by such Continuing Shareholder, together with any Shares acquired (whether beneficially or of record) by such Continuing Shareholder after the date of the Voting and Support Agreements and prior to the Effective Time, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) to receive no cash consideration for the Continuing Shares held directly or indirectly by him, her or it in the Merger, which shall not be cancelled in the Merger and shall remain outstanding and continue to exist without interruption as ordinary shares of the Surviving Company at the Effective Time. As of the date of this Proxy Statement, the Continuing Shareholders beneficially own in the aggregate approximately 53.4% of the issued and outstanding Shares, and 81.2% of the voting power of the issued and outstanding Shares (excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones).
The Voting and Support Agreements will not terminate prior to the Effective Time unless the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.
While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.
Excluding fraud and willful breach, the maximum aggregate liability of Merger Sub for monetary damages in connection with the Merger Agreement is limited to (i) a termination fee of US$6 million, (ii) reimbursement of all expenses incurred by the Company and its affiliates in connection with the transactions, up to a maximum amount of US$1.5 million, and (iii) reimbursement of certain expenses in the event Merger Sub fails to pay the termination fee or expenses when due and in accordance with the requirements of the Merger Agreement.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each Participant has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A.
Interests of the Continuing Shareholders
As the result of the Merger and at the Effective Time, the Chairwoman Parties and CIT will hold approximately 31.99% and 68.01%, respectively, of the equity interest in the Surviving Company.
Because of their respective equity interest in the Surviving Company, the Continuing Shareholders will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid as Merger consideration for the Company’s Shares that are not Continuing Shares, Excluded Shares or Dissenting Shares. the Continuing Shareholders will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company, and the Continuing Shareholders will have no certainty of any future opportunity to sell their Shares in the Company at an attractive price, or that any dividends paid by the Company will be sufficient to recover their investment. The Merger may also provide additional means to enhance shareholder value for the Continuing Shareholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Continuing Shareholders, such as through dividends or other distributions.
The Continuing Shareholders will, at the Effective Time, hold the following equity interests in the Surviving Company:
Name	Percentage of equity of the Surviving Company at the Effective Time
Chairwoman Parties	31.99%
CIT	68.01%
Total	100.00%
Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendations of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:
•
the beneficial ownership of equity interests in the Surviving Company by certain of the Company’s directors and executive officers (including the Chairwoman and Mr. Huang) after the Effective Time, and the potential increase or decrease in value of the shares of the Surviving Company of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Company;

•
the potential increase or decrease in value of the shares of the Surviving Company, of which the Chairwoman and Mr. Huang will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
cash-out of Company Options held by certain of the Company’s directors and executive officers;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•
the compensation payable to the members of the Special Committee in exchange for their services in such capacity, consisting of monthly fees of US$12,000, US$6,000 and US$4,000 for each member (and US$13,200, US$6,600 and US$4,400 for the chairman of the Special Committee) during the negotiation phase, SEC filing phase and extraordinary general meeting phase, respectively, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger; and

•
the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.
As of the date of this Proxy Statement, the Company’s directors and executive officers, as a group held an aggregate of 2,054,636 Shares and an aggregate of outstanding Company Options to purchase 752,022 Shares.
The following table shows, as of the date of this Proxy Statement, for each director and executive officer of the Company, (a) the number of Shares owned by such individual, (b) the cash payment that will be made in respect of such Shares at or following the Effective Time, (c) the number of Shares underlying the outstanding Company Options held by such individual, and (d) the cash payment that will be made in respect of such outstanding Company Options at or following the Effective Time (in all cases before applicable withholding taxes).
	Shares		Company Options			Total
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Continuing Shares)	Cash Payment Thereof (US$)	Shares Underlying Company Options	Weighted Average Exercise Price (US$)	Cash Payment Therefor (US$)	Total Cash Payment (US$)
Alice H. Chang	—	—	389,498	4.44	—	—
Michael Aw	—	—	—	—	—	—
Jau-Hsiung Huang	148,274	296,548	—	—	—	296,548
Meng-Shiou (Frank) Lee	—	—	—	—	—	—
Philip Tsao	5,311(1)	10,622	26,556	3.95	—	10,622
Chung-Hui (Christine) Jih	—	—	—	—	—	—
Pin-Jen (Louis) Chen	118,062	236,124	132,370	3.79	5,600(2)	241,724
Wei-Hsin Tsen (Johnny Tseng)	762,330	1,524,660	81,439	4.46	—	1,524,660
Weichuan (Wayne) Liu	353,471	706,942	79,664	4.44	—	706,942
Hsiao-Chuan (Iris) Chen	69,932	139,864	42,495	4.44	—	139,864
All directors and executive officers as a group	1,457,380	2,914,760	752,022	4.31	5,600(2)	2,920,360

(1)
Represents Shares indirectly held by Philip Tsao through Perfect AA Corp;

(2)
Represents 35,000 Company Options outstanding as of August 26, 2026, each with an exercise price of US$1.84, which will be cashed out for aggregate cash consideration of US$5,600.

After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares and Company Options is approximately US$2,920,360, including approximately US$2,914,760 in respect of Shares, and approximately US$5,600 in respect of Company Options.
Treatment of Company Options, Including Those Held by Officers and Directors
At the Effective Time, each Company Option (whether or not vested or exercisable) that is outstanding and unexercised will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$2.00 over the applicable per share exercise price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that if the applicable per share exercise price of any such Company Option is equal to or greater than US$2.00, such Company Option will be cancelled without any payment.
Indemnification and Insurance
Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that:
•
from and after the Effective Time, the Surviving Company will, subject to certain exceptions, indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries against all kinds of liabilities incurred in connection with any action arising out of or relating to matters existing or occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted under the laws of the Cayman Islands and its memorandum and articles of association in effect on the date of the Merger Agreement to indemnify such directors and officers;

•
the memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the memorandum and articles of association of the Company in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the former or present directors and officers of the Company and its subsidiaries, unless such modification is required by applicable law;

•
the Surviving Company will maintain in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Company will not be required to pay pursuant to the Merger Agreement more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant hereto under each such policy; and

•
the Surviving Company will honor and perform under, for a period of six years after the Effective Time, all indemnification agreements entered into by the Company or any of its subsidiaries with any of their former or present directors and officers as in effect as of the date of the Merger Agreement.

The Special Committee
On March 23, 2026, the Board established a special committee of independent directors to, among other things, consider the preliminary non-binding going-private proposal received on March 18, 2026 and take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee consists of three independent directors, Mr. Philip Tsao (who serves as the chairman), Ms. Chung-Hui (Christine) Jih and Mr. Meng-Shiou (Frank) Lee. None of the three directors is affiliated with any Participant or any member of the management of the Company, and none of the three directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders, other than (a) their receipt of Board compensation in the ordinary course, (b) their compensation for services on the Special Committee in connection with its evaluation of the Merger, consisting of monthly fees of US$12,000, US$6,000 and US$4,000 for each member (and US$13,200, US$6,600 and US$4,400 for the chairman of the Special Committee) during the negotiation phase, SEC filing phase and extraordinary general meeting phase, respectively, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger and (c) their indemnification and liability insurance rights under the Merger Agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.
Position with the Surviving Company
It is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions
The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2024 and 2025, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of the Company’s Annual Report on Form 20-F.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Chairwoman Parties in connection with the Merger are estimated at the date of this Proxy Statement to be as follows:
Description	Amount (US$)
Financial advisory fees and expenses	450,000.00
Legal fees and expenses	1,200,000.00
Special Committee fees	210,000.00
Miscellaneous (including accounting, filing fees, printer and mailing costs)	50,000.00
Total	1,910,000.00
These fees and expenses will not reduce the aggregate Merger consideration to be received by the Company’s shareholders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger will be paid by the party incurring such costs and expenses except as otherwise stated under the caption “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses.”
Voting by the Participants at the Extraordinary General Meeting
Pursuant to the Voting and Support Agreements, each Continuing Shareholder has agreed to vote all of the Shares held directly or indirectly by such Continuing Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this Proxy Statement, the Continuing Shareholders beneficially own in the aggregate approximately 53.4% of the issued and outstanding Shares, and 81.2% of the voting power of the issued and outstanding Shares (in each case excluding (i) Class A Shares reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (ii) Class A Shares underlying the outstanding Company Warrants; and (iii) Shares issuable to the selected shareholders of the Company within five years from October 28, 2022, upon the occurrence of certain milestones)
Litigation Relating to the Merger
As of the date of this Proxy Statement, the Company and the Participants are not aware of any lawsuit or other legal proceeding that challenges the Merger, the Merger Agreement, the Plan of Merger or any of the Transactions.
Accounting Treatment of the Merger
The Company’s consolidated financial statements are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board. The Merger is expected to be accounted for, at historical cost, as a transaction among entities under common control under the Company’s accounting policies in accordance with IFRS Accounting Standards. Because the Company will be the Surviving Company in the Merger and Merger Sub was formed solely for the purpose of effecting the Transactions and has not conducted any substantive business operations, the Merger is not expected to result in a remeasurement of the Company’s consolidated assets and liabilities.

Regulatory Matters
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the U.S. federal securities laws and (b) the registration of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Dissenters’ Rights
Registered holders of Shares who validly exercise and have not effectively withdrawn or otherwise lost their dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated and becomes effective, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of their Shares could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. Shareholders may be responsible for costs incurred in connection with any such proceeding and, depending on the outcome of any petition under Section 238 of the Cayman Islands Companies Act, the Grand Court may order dissenting shareholders to pay some or all of the Company’s recoverable legal costs and expenses. These procedures are complex, and shareholders considering exercising dissenters’ rights should consult their Cayman Islands legal counsel. If a shareholder does not fully and precisely satisfy the procedural requirements of Section 238 of the Cayman Islands Companies Act, such shareholder will lose its dissenters’ rights. See “Dissenters’ Rights” beginning on page 86.
Material U.S. Federal Income Tax Consequences
The following discussion is a summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) that exchanges of our Shares for the Merger consideration. This discussion applies to you only if you hold your Shares as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:
•
financial institutions or financial services entities;

•
broker-dealers or insurance companies;

•
persons that hold Shares as part of a straddle, wash sale or conversion transaction, or persons that entered into a constructive sale with respect to Shares;

•
persons that exercise dissenting rights;

•
persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•
partnerships or other entities classified as partnerships for U.S. federal income tax purposes and their partners;

•
tax-exempt entities, individual retirement accounts or “Roth IRAs”;

•
persons who acquired or received Shares as compensation or in connection with employee share incentive plans or otherwise as compensation;

•
persons that own or are deemed to own Shares representing ten percent or more of our stock by vote or value;

•
persons that hold Shares in connection with a trade or business conducted outside the United States; or

•
“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership owning Shares or a partner therein, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you and your partners of disposing of Shares.
This discussion does not apply to you if you hold Excluded Shares, Continuing Shares or Company Options or if you acquired Shares prior to our listing.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of exchanging your Shares for the Merger consideration.
For purposes of this discussion, you are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of Shares and:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•
a trust or estate the income of which is subject to U.S. federal income tax regardless of its source.

Exchange of Shares for Cash.   The exchange of our Shares for the Merger consideration will be a taxable transaction for U.S. federal income tax purposes. The consequences of such transaction will generally depend on whether or not we are treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes with respect to your Shares. You will recognize gain or loss on the disposition of Shares, equal to the difference between the amount of cash received and your tax basis in the Shares disposed of. Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if you have held the Shares for more than one year. The deductibility of capital losses is subject to limitations.
PFIC Classification.   We believe that we were a PFIC for U.S. federal income tax purposes for our taxable years ended December 31, 2024 and December 31, 2025 and that we were not a PFIC in prior taxable years. In addition, we believe it is very likely that we will continue to be classified as a PFIC for our taxable year ending December 31, 2026. However, there can be no assurance in this regard, and the determination of whether we are currently a PFIC will depend upon the composition of our income and assets and the value of our assets, including the value of our unbooked intangibles (which may be determined by reference to the market price of our Shares from time to time).
We will be a PFIC for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the Company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.
If we were classified as a PFIC for any taxable year during which you held our Shares, the PFIC tax rules discussed below will generally apply to you even though we may not have been a PFIC in one or more of the taxable years in which you held the Shares. Accordingly, if you held your Shares during a taxable year in which we were a PFIC, we will generally be treated as a PFIC with respect to you even if we are not a PFIC for our taxable year ending December 31, 2026, unless you made a special “purging election” with respect to your Shares that effectively removes the PFIC taint from your Shares. If relevant, you should consult your tax advisors regarding the advisability and mechanics of making such purging election.
If we are treated as a PFIC with respect to you, the tax consequences of exchanging your Shares for the Merger consideration depend upon whether you made a mark-to-market election with respect to your Shares. Accordingly, the discussion below separately addresses the tax consequences if you made such an election and the tax consequences if you did not make such an election.
Tax Consequences if You Did Not Make a Mark-to-Market Election.
If we are treated as a PFIC with respect to your Shares, you will generally be subject to special tax rules on any gain realized on the exchange of our Shares for the Merger consideration. Specifically, any such gain will be allocated ratably over your holding period for the Shares, and:
•
the portion of such gain allocated to the current taxable year and any taxable years prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•
the portion of such gain allocated to each prior taxable year, other than a pre-PFIC year: (i) will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, and (ii) will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such other taxable year (an “interest charge”).

Any loss realized on the exchange of your Shares for the Merger consideration will not be subject to the special rules described above and will generally be treated as a capital loss. The deductibility of capital losses is subject to limitations.
Tax Consequences if You Made a Mark-to-Market Election.
If you made a mark-to-market election with respect to your Shares and we are a PFIC for our taxable year ending December 31, 2026, any gain from the exchange of such Shares for the Merger consideration will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election, and thereafter will be treated as capital loss. The deductibility of capital losses is subject to limitations.
Tax Consequences If We Are Not a PFIC.   If we are not treated as a PFIC with respect to your Shares, any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if you have held the Shares for more than one year. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding.   Payments of the cash consideration for the Shares that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
Material Taiwan Income Tax Consequences
The following are certain material Taiwan income tax consequences applicable to a Taiwan Holder described below of the exchange of our Shares for the Merger consideration. This discussion applies to you only if you are a Taiwan Holder that holds Shares and it may not describe all of the tax consequences that may be relevant in light of your particular circumstances, e.g. dual citizenship, beneficial owners of Shares through various holding instrument, and non-Taiwan tax consequences.
This discussion does not apply to you if you hold Excluded Shares, Continuing Shares or Company Options or if you acquired Shares prior to our listing. You should consult your tax adviser concerning the income tax consequences of owning and disposing of Shares in your particular circumstances.

The discussion here is based on Taiwan’s Income Basic Tax Act for individual tax residents of Taiwan, and Income Tax Act for profit-seeking enterprises created or organized in or under the laws of Taiwan, and relevant administrative pronouncements, judicial decisions and regulations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. You should consult your tax adviser concerning the Taiwan income tax consequences of owning and disposing of Shares in your particular circumstances.
For purposes of this discussion, you are a “Taiwan Holder” if for Taiwan income tax purposes you are a direct owner of Shares and:
•
an individual tax resident of Taiwan; or

•
a profit-seeking enterprise created or organized in or under the laws of Taiwan.

Exchange of Shares for Cash.   The exchange of our Shares for the Merger consideration will be a taxable transaction for Taiwan income tax purposes. Depending on the type of taxpayer aforementioned and described further below, you will recognize gain or loss on the disposition of Shares, equal to the difference between the amount of cash received and your tax basis in the Shares disposed of. Any gain or loss recognized will generally be capital gain or loss, subject to certain limitations.
For individual tax resident of Taiwan, such gain or loss is to be recognized as overseas income and included in the amount of basic income of the year for which Exchange of Shares for Cash is settled, except it may be exempt from inclusion in the basic income for certain instance where an individual tax resident’s income derived from sources in a tax household below certain threshold under subparagraph 1 of Article 12 under Income Basic Tax Act. Basic income amount exceeding the exemption threshold of the relevant year is calculated at 20%, then compared with the individual tax resident’s regular income tax liability, for the final determination of tax liability. Any loss recognized can generally only offset gains recognized in the same category and in the same taxable year, and not available for deferrals or carryforwards.
For profit-seeking enterprise created or organized in or under the laws of Taiwan, such gain or loss is to be recognized and included in the ordinary corporate taxable income of the year for which Exchange of Shares for Cash is settled and taxed at 20% standard corporate income tax rate.
Foreign tax credits may be available in case any income tax has been paid on the income derived outside of Taiwan upon settlement applicable to the aforementioned types of taxpayers (subject to limitations).
The above discussion excludes tax consequences of which an individual tax resident of Taiwan is a beneficial owner of Shares through various holding instruments, e.g. trusts, partnerships, or controlled foreign corporations thereof. You should consult your tax adviser concerning the income tax consequences of owning and disposing of Shares in your particular circumstances.
Material Cayman Islands Tax Consequences
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed in or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the Plan of Merger and to file the Variation of Capital and the Amendment of the M&A; and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE CLASS A SHARES, DIVIDENDS AND OTHER MATTERS
Market Price of the Class A Shares
Our Class A Shares are listed and traded on the NYSE under the symbol “PERF.” On August 25, 2026, there were 85,059,953 of our Class A Shares outstanding, and the closing price of our Class A Shares was $1.92. Also as of that date, we had approximately 11 shareholders on record of our Class A Shares. This number does not include beneficial owners whose securities are held in a “nominee” or “street name” through brokers, banks or other nominees.
The following table sets forth, for the periods indicated, the high and low prices of our Class A Shares as reported by the NYSE during such period.
	Sales Price (in US$)
	High	Low
Quarterly:
2024
First quarter	3.77	2.13
Second quarter	2.72	1.76
Third quarter	2.42	1.70
Fourth quarter	3.44	1.74
2025
First quarter	3.19	1.55
Second quarter	2.32	1.51
Third quarter	2.67	1.81
Fourth quarter	2.15	1.67
2026
First quarter	1.83	1.24
Second quarter	1.79	1.57
Third quarter (through August 25, 2026)	1.94	1.66
The Merger Agreement prohibits us from declaring, setting aside, making or paying any dividends or other distribution with respect to any of the Class A Shares until the Effective Time of the Merger or the termination of the Merger Agreement, except as required by applicable law or as expressly contemplated by the Merger Agreement or with the prior written consent of Merger Sub.
The Per Share Merger Consideration of US$2.00 in cash per Share without interest represents a premium of 14.9% to the closing price of the Class A Shares on July 9, 2026, the last trading day immediately prior to the date that the Company announced that it had entered into the Merger Agreement, and premiums of 18.9%, 18.8% and 21.8% to the volume-weighted average trading price of the Class A Shares as quoted by the NYSE during the 30, 60 and 90 trading days immediately prior to July 9, 2026, respectively and a premium of 61.3% to the lowest trading price of the Shares in the 52-week period immediately prior to the execution of the Merger Agreement on July 10, 2026.
On August 25, 2026, the most recent practicable date before the date of this Proxy Statement, the closing price of our Class A Shares on the NYSE was $1.89. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.
If the Merger is completed, there will be no further market for the Class A Shares and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company’s Class A Shares will be delisted from the NYSE and deregistered under the Exchange Act.

Dividend Policy
The Company has neither declared nor paid any dividends since its incorporation in 2015 through the date of this Proxy Statement to its shareholders, nor does the Company have any present plan to pay any cash dividends on its Shares in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.
The Board has complete discretion on whether to distribute dividends subject to the Company’s memorandum and articles of association and certain restrictions under Cayman Islands law.
Future cash dividends, if any, will be declared at the sole discretion of the Board and will depend upon, among others, the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors the Board may deem relevant.

THE EXTRAORDINARY GENERAL MEETING
We are furnishing this Proxy Statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will take place on October 19, 2026, at 9:00 a.m. (Taiwan time) at the principal office of the Company located at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan.
Proposals to be Considered at the Extraordinary General Meeting
At the meeting, you will be asked to consider and vote upon:
•
as special resolutions:

THAT the Merger Agreement, the Plan of Merger and the Transactions, including (a) the Merger and (b) upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, be authorized and approved; and
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A; and
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
If the Merger is completed, at the Effective Time, each Class A Share and each Class B Share issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares, the Continuing Shares and the Excluded Shares, will be cancelled and cease to exist in exchange for the right to receive US$2.00 in cash per Share without interest. The Dissenting Shares will be cancelled and cease to exist at the Effective Time, in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. The Continuing Shares will not be cancelled and will remain outstanding and continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company and the holders of the Continuing Shares will not receive any payment of consideration therefor. The Excluded Shares will by virtue of the Merger and without any action on the part of its holder, be cancelled and cease to exist without payment of any consideration or distribution therefor.
The Board’s Recommendation
The Board, acting upon the unanimous recommendation of the Special Committee:
•
determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares and the Continuing Shares), and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger;

•
authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and

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resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Record Date; Shares Entitled to Vote
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name on the register of members of the Company at the close of business in New York on the Record Date. If you own Shares at the close of business in New York on the Record Date, the deadline for you to lodge your proxy card and vote is October 19, 2026 at 9:00 a.m. (Taiwan time).
Quorum
A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of one or more shareholders holding in the aggregate not less than one-third of all votes attaching to all issued and outstanding Shares and entitled to vote. In the event that a quorum is not present at the extraordinary general meeting within half an hour from the time appointed for the meeting, the extraordinary general meeting will stand adjourned to the same day in the next week, at the same time and place. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present in person or by proxy will constitute a quorum. If a quorum is not present at the extraordinary general meeting or any adjournment thereof before the shareholders present constitute a quorum as described above, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A.
Vote Required
Under the Cayman Islands Companies Act and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, must be approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds of the voting power represented by the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Each Class A Share is entitled to one vote and each Class B Share is entitled to ten votes on all matters submitted to a vote of the shareholders. If this vote is not obtained, the Merger will not be completed.
As of the date of this Proxy Statement, there are 101,848,671 Shares issued and outstanding, consisting of 85,059,953 Class A Shares and 16,788,718 Class B Shares, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” We expect that, as of the Record Date, there will be 101,848,671 Shares issued and outstanding, consisting of 85,059,953 Class A Shares and 16,788,718 Class B Shares, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.”
As of the date of this Proxy Statement, the Continuing Shareholders beneficially own an aggregate of 37,558,217 Class A Shares and 16,788,718 Class B Shares, representing in aggregate approximately 53.4% of the total issued and outstanding Shares and 81.2% of the total voting power of the issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 91 for additional information. The Continuing Shareholders have agreed to vote their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Continuing Shareholders’ ownership and voting power as described above and assuming their compliance with their voting obligations under the Voting and Support Agreements, the special resolutions to be proposed at the extraordinary general meeting can be approved by the votes attached to the Shares held by the Continuing Shareholders.
Procedures for Voting
Shares
Only shareholders entered in the register of members of the Company at the close of business in New York on the Record Date will receive the final Proxy Statement and proxy card directly from the Company.

Shareholders registered in the register of members of the Company as of the Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business in New York on the Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.
Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date, scan and deliver the proxy card by email to proxy_card@perfectcorp.com as soon as possible but in any event so that it is received by the Company no later than 9:00 a.m. on October 19, 2026 (Taiwan time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this Proxy Statement or the accompanying proxy card should contact Company’s Compliance Department at proxy_card@perfectcorp.com.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of the Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the chairperson of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairperson as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairperson of the extraordinary general meeting or such other person as may be appointed as proxy will vote the Shares in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Shares owned by a shareholder represented by valid proxies may be voted at the extraordinary general meeting in the manner determined by such shareholder. If a shareholder returns a properly signed proxy card but does not indicate how such shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A and, upon the Merger becoming effective, the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless such shareholder appoints a person other than the chairperson of the extraordinary general meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.
Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted FOR the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.
Revocability of Proxies
Registered holders of our Shares may revoke their proxies in one of three ways:

•
First, a registered shareholder can revoke a proxy by written notice of revocation, which should be received by the Company at the principal executive office at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, Attention: Daniel Lee, at least six hours before the commencement of the extraordinary general meeting.

•
Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to proxy_card@perfectcorp.com so that it is received by the Company no later than 9:00 a.m. (Taiwan time) on October 19, 2026, which is the deadline to lodge your proxy card.

•
Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting. If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholders’ Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger
Shareholders who validly exercise and have not effectively withdrawn or otherwise lost their right to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Shares as determined by the Grand Court in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
Whom to Call for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact the Company’s Compliance Department at proxy_card@perfectcorp.com or call the Company’s Investor Relations Department at +1-646-405-4883.
Solicitation of Proxies
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other financial fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers and other fiduciaries for their reasonable expenses in forwarding copies of this Proxy Statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this Proxy Statement.
Other Business
We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND PLAN OF MERGER
The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.
The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Merger Sub (or any other Participant) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 95.
Structure and Completion of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company. If the Merger is completed, the Company will cease to be a publicly traded company. The closing of the Merger will occur as soon as practicable, but in any event no later than the fifteenth business day following the day the last of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, if permissible, waiver of such conditions) is satisfied or waived, or such other date as the Company and Merger Sub may agree in writing. On the closing date, Merger Sub and the Company will execute the Plan of Merger and the parties will file the Plan of Merger and other documents required under the Cayman Islands Companies Act to effect the Merger with the Registrar of Companies of the Cayman Islands. The Merger will become effective on the date specified in the Plan of Merger in accordance with the Cayman Islands Companies Act.
We expect that the Merger will be completed during the second half of 2026, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. We intend, however, to complete the Merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving Company
At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, will be adopted and become the memorandum and articles of association of the Surviving Company, save for certain exceptions set forth in the Merger Agreement.
At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Merger Sub will become the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company, in each case unless otherwise determined by Merger Sub prior to the Effective Time.
Merger Consideration
At the Effective Time:
(a)
each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Continuing Shares and the Dissenting Shares) will be cancelled and cease to exist in exchange for the right to receive US$2.00 in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement;

(b)
each Excluded Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist without payment of any consideration or distribution therefor;

(c)
each Continuing Share issued and outstanding immediately prior to the Effective Time will not receive any payment of consideration, will not be cancelled and will remain outstanding and continue to exist without interruption as one validly issued, fully paid and non-assessable share of the Surviving Company; and

(d)
each Dissenting Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Share determined in accordance with Section 238 of the Cayman Islands Companies Act.

The Merger consideration will not be paid to holders of Shares who are untraceable unless and until they notify the paying agent appointed by Merger Sub of their current contact details. A holder of Shares will be deemed to be untraceable if (a) such person has no registered address in the register of members maintained by the Company, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed, or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (c) notice of the extraordinary general meeting convened to vote on the Merger has been sent to such person and has been returned undelivered.
Treatment of Company Options
At the Effective Time, the Company will (a) terminate the Share Incentive Plans and any relevant award agreements entered into under the Share Incentive Plans and (b) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable.
As soon as practicable after the Effective Time, each Company Option that is cancelled at the Effective Time will be exchanged for the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash, equal to the product of (i) the excess, if any, of US$2.00 over the applicable per share exercise price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that if the applicable per share exercise price of any such Company Option is equal to or greater than US$2.00, such Company Option will be cancelled without any payment.
Treatment of Warrants
At the Effective Time, each outstanding Company Warrant will, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other person, cease to represent a Company Warrant exercisable for Company Class A Share and shall become a Company Warrant exercisable for the Merger Consideration. If a Registered Holder (as defined in the Warrant Agreement) properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 6-K filed with the SEC, the Warrant Price (as defined in the Warrant Agreement) with respect to such exercise will be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Merger Consideration (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined in the Warrant Agreement).
Exchange Procedures
On or around the time when the Requisite Company Vote is obtained and prior to the closing of the Merger, Merger Sub will appoint a bank or trust company reasonably acceptable to the Company to serve as paying agent with respect to the Merger. On or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, when ascertained, the Company will use its best efforts to deposit, or cause to be deposited, with the paying agent cash in an amount equal to or exceeding US$96.0 million, sufficient for the paying agent to pay the Merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions of the Merger Agreement.
As soon as practicable after the Effective Time (and in any event within five business days thereafter), the Surviving Company will cause the paying agent to mail to each registered holder of Shares (other than the

Excluded Shares, the Continuing Shares and the Dissenting Shares, as the case may be) (a) a letter of transmittal specifying the manner in which the Per Share Merger Consideration will be paid out of the exchange fund to registered holders of Shares and containing such other provisions as Merger Sub and the Company may mutually agree, and (b) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates) or any steps to be taken in respect of non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon the surrender of, if applicable, Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates) or any documents required in respect of Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of a duly executed letter of transmittal, each registered holder of Shares represented by such Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates) and each registered holder of Uncertificated Shares will be entitled to receive in exchange therefor, a check, in an amount equal to (i) the number of Shares represented by such Share Certificates (or affidavit and indemnity of loss in lieu of the share certificate) or the number of Uncertificated Shares multiplied by (ii) the Per Share Merger Consideration, subject to applicable withholding. The Share Certificates so surrendered will forthwith be marked as cancelled.
If any Share Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the paying agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled.
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Company to Merger Sub and representations and warranties made by Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, and may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by (a) a disclosure schedule delivered by the Company to Merger Sub contemporaneously with the execution of the Merger Agreement and (b) the Company’s public disclosure with the SEC prior to the date of the Merger Agreement.
The representations and warranties made by the Company to Merger Sub include representations and warranties relating to, among other things:
•
due organization, valid existence and good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

•
no violation of the organizational documents of the Company and its subsidiaries;

•
capitalization of the Company, and the absence of undisclosed options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company’s shareholders;

•
the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the Transactions, including the Merger, the enforceability of the Merger Agreement against the Company, and the required vote of the Company’s shareholders to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
upon unanimous recommendation of the Special Committee, the declaration of advisability and approval, and the recommendation to the shareholders of the Company of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

•
the receipt of a fairness opinion from Kroll as the financial advisor to the Special Committee;

•
the absence of violations of, or conflict with, the organizational documents of the Company or any of its subsidiaries, laws applicable to the Company or any of its subsidiaries or by which their respective properties or assets are bound or affected, and any contracts or obligations to which the Company or any of its subsidiaries is a party or by which their respective properties or assets are bound as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions, including the Merger;

•
governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
compliance with applicable laws, licenses and permits;

•
the Company’s SEC filings since November 1, 2023 and the financial statements included therein;

•
the Company’s disclosure controls and procedures and internal controls over financial reporting;

•
the absence of any Company Material Adverse Effect (as defined below) or certain other changes or events since December 31, 2025;

•
the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•
employee benefits plans and labor and employment matters;

•
real property and title to assets;

•
intellectual property;

•
data privacy and cybersecurity;

•
tax matters;

•
the absence of secured creditors;

•
material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•
material customers and suppliers;

•
insurance;

•
interested party transactions;

•
environmental matters;

•
the absence of a shareholder rights agreement and the inapplicability of any takeover statute to the Company, the Shares, the Merger and other Transactions;

•
the absence of any undisclosed brokerage, finder’s or other fees or commission;

•
an acknowledgement by Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate, is or could reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions; provided, however, that the determination of whether a Company Material Adverse Effect has occurred under clause (a) above will not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date of the Merger Agreement to the extent resulting from:

(i).
geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic-induced public health crises or other force majeure events;

(ii).
changes in laws, international financial reporting standards or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the Merger Agreement;

(iii).
changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate, including changes in interest rates or foreign exchange rates;

(iv).
changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions;

(v).
the announcement, pendency or consummation of the Transactions or identity of the Participants and their respective affiliates;

(vi).
any action taken (or omitted to be taken) by the Company or any of its subsidiaries at the written request, or with the written consent, of Merger Sub or required by the Merger Agreement;

(vii).
any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breach of fiduciary duties, violations of the securities laws or otherwise in connection with the Merger Agreement or the Transactions;

(viii).
any failure, in and of itself, of the Company and its subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person; or

(ix).
any matters fairly disclosed in or under the disclosure schedule of the Company delivered in connection with the Merger Agreement, or as disclosed in the Company’s SEC filings prior to the date of the Merger Agreement;

except, in the case of clause (i), (ii), (iii) or (iv) above, to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry and geographic markets in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
The representations and warranties made by Merger Sub to the Company include representations and warranties relating to, among other things:
•
due organization, valid existence and good standing and power and authority of Merger Sub to carry on its business;

•
Merger Sub’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against Merger Sub;

•
capitalization, ownership structure and operations;

•
the absence of violations of, or conflict with, the governing documents of Merger Sub, laws applicable to Merger Sub or by which its properties or assets are bound or affected, and any contracts or obligations to which Merger Sub is a party or by which its properties or assets are bound as a result of Merger Sub entering into and performing under the Merger Agreement and consummating the Transactions, including the Merger;

•
governmental consents and approvals;

•
the absence of legal proceedings against Merger Sub;

•
the Limited Guarantee being in full force and effect and the lack of any default thereunder;

•
the absence of any undisclosed brokerage, finders’ or other fees or commission;

•
the absence of secured creditors of Merger Sub;

•
the absence of undisclosed Shares and other securities of, any other economic interest in, or any other rights to acquire the Shares and other securities of the Company, beneficially owned by Participants or any of their respective affiliates;

•
the solvency of Merger Sub at the date of the Merger Agreement and after giving effect to the Transactions;

•
independent investigation conducted by Merger Sub;

•
an acknowledgment by Merger Sub as to its non-reliance on any estimate, projection, forecast, plan and budget provided by the Company; and

•
an acknowledgement by the Company as to the absence of any other representations and warranties by Merger Sub.

Conduct of Business by the Company Pending the Merger
The Company has agreed that, subject to certain exceptions, between the date of the Merger Agreement and the Effective Time, (a) the business of the Company and its subsidiaries will be conducted in the ordinary course of business and in a manner consistent with past practice, and (b) the Company will use its commercially reasonable efforts to preserve substantially intact the assets and the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees, consultants and agents of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with governmental authorities, customers, suppliers and other persons with which any of the Company or its subsidiaries has material relations.
Subject to the Company’s SEC filings, the disclosure schedule of the Company delivered in connection with the Merger Agreement, or as required by applicable law or expressly contemplated by the Merger Agreement, the Company will not and will not permit its subsidiaries to do or propose to do any of the following without the prior written consent of Merger Sub (the approval of the Chairwoman in her capacity as the chief executive officer or director of the Company as part of the Company’s internal approval process being deemed to have been consented to by Merger Sub):
•
amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•
issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of (a) any shares of any class of the Company or any of its subsidiaries, other than in connection with the exercise of any Company Options in accordance with the applicable Share Incentive Plan, (b) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice, or (c) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company to the Company);

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;

•
effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary;

•
enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment to or from the Company or any subsidiary of the Company, by or to any third party, except (a) in the ordinary course of business or (b) in an amount not exceeding US$1 million individually or US$3 million in the aggregate;

•
acquire (including, without limitation, by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$ 2 million in any transaction or related series of transactions;

•
make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$2 million in aggregate;

•
incur, assume, alter, amend or modify any indebtedness in excess of US$2 million in the aggregate, or guarantee any indebtedness, or issue any debt securities or make any loans or advances in excess of US$500,000 individually or US$2 million in the aggregate, except for the incurrence or guarantee of indebtedness pursuant to credit facilities existing as of the date of the Merger Agreement or in the ordinary course of business;

•
create or grant any lien on any assets of the Company or any of its subsidiaries other than the permitted exceptions as set forth in the Merger Agreement or in the ordinary course of business;

•
authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$500,000 or capital expenditures which are, in the aggregate, in excess of US$2 million for the Company and its subsidiaries taken as a whole;

•
except as required by law, (a) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any employee, officer, director or consultant of the Company or any of its subsidiaries other than the hiring or termination of employees or consultants below officer level with an aggregate annual compensation of less than US$100,000, (b) grant or provide any severance or termination payments or benefits to any employee, officer or director of the Company or any of its subsidiaries with an aggregate amount exceeding US$1 million, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any employee, officer or director of the Company or any of its subsidiaries except such increases or payments, taken as a whole, by more than 20%, (d) establish, adopt, amend or terminate any employee benefit plan or amend the terms of any outstanding Company Options, (e) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the employee benefit plan, to the extent not already permitted in any such plan, or (f) forgive any loans to any employee, officer or director of the Company or any of its subsidiaries;

•
issue or grant any Company Option to any person under the Share Incentive Plans;

•
make any changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in international financial reporting standards;

•
pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

•
enter into, amend, modify, or consent to the termination of, any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date of the Merger Agreement), or amend, waive, modify or consent to the termination of rights of the Company or any of its subsidiaries thereunder, except in the ordinary course of business consistent with past practice;

•
enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of their respective affiliates, officers, directors or employees, on the other hand;

•
terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•
commence any action for a claim of more than US$1 million (excluding any action seeking injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened action of or against the Company or any of its subsidiaries (a) for an amount in excess of US$1 million, (b) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (c) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the Transactions;

•
permit any intellectual property owned or purported to be owned by the Company or any of its subsidiaries to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of intellectual property owned or purported to be owned by the Company or any of its subsidiaries, or grant, license or transfer to any person any intellectual property owned or purported to be owned by the Company or any of its subsidiaries;

•
fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act of 1933, as amended or the Exchange Act or the rules and regulations promulgated thereunder or any other governmental authority;

•
engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•
make or change any material tax election, amend any tax return (except as required by applicable law), enter into any closing agreement or seek any ruling from any governmental authority with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, change any method of tax accounting or tax accounting period, initiate any voluntary tax disclosure to any governmental authority or incur any material amount of taxes outside of the ordinary course of business;

•
grant any fixed or floating security interests over any assets of the Company or any of its subsidiaries; or

•
announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

During the period between the date of the Merger Agreement and the Effective Time, the Company will ensure that the Company and each of its subsidiaries will conduct its business in compliance with all applicable laws in all material respects, and obtain, make and maintain in effect, all consents, approvals, authorizations or permits of, or filings with or notifications to, the relevant governmental authority or other person required in respect of the due and proper establishment and operations of such subsidiary in accordance with applicable laws.
Shareholders’ Meeting
The Company will establish a Record Date for determining shareholders of the Company entitled to vote at the extraordinary general meeting of the Company’s shareholders for the purpose of voting upon the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A (the “Shareholders’ Meeting”), in consultation with Merger Sub and will not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Merger Sub, unless required to do so by applicable law. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, except as required by applicable law, the Company will implement such adjournment or other delay in such a way that the Company does not establish a new record date for the Shareholders’ Meeting without the approval of Merger Sub.

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than five days after such confirmation, the Company will (a) mail or cause to be mailed this Proxy Statement to the holders of Shares, and (b) take all actions required under the Cayman Islands Companies Act, the organizational documents and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable (but in any event no later than the thirtieth calendar day or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement, the Shareholders’ Meeting.
In the event that subsequent to the date of the Merger Agreement, the Board makes a Change in the Company Recommendation (as defined below) or authorizes the Company to terminate the Merger Agreement in accordance with the terms of the Merger Agreement, the Company will not be required to convene the Shareholders’ Meeting or submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting.
The Company may, after consultation in good faith with Merger Sub, adjourn the Shareholders’ Meeting, if and as required by applicable laws. If the Shareholders’ Meeting is adjourned, the Company will convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter. The Company will use its reasonable best efforts not to recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five business days prior to the Termination Date (as defined below).
The authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Capital, the Amendment of the M&A, are subject to the Requisite Company Vote.
No Solicitation of Transactions
From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will, and the Company will cause its and its subsidiaries’ representatives, not to, in each case, directly or indirectly:
(a)
knowingly solicit, initiate, encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction;

(b)
enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for, or that could reasonably be expected to lead to, a Competing Transaction;

(c)
agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to lead to, any Competing Transaction or requiring the Company to abandon the Merger Agreement or any of the Transactions; or

(d)
grant any waiver, amendment or release under standstill, confidentiality or similar agreement to which the Company or any of its subsidiaries is a party, or takeover statute, in each case in connection with any Competing Transaction; and the Company shall promptly take all action necessary to terminate or cause to be terminated such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or takeover statute and to enforce each such confidentiality, standstill and similar agreement.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of equity securities of the Company, (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company, (e) any other transaction having an effect equivalent to the foregoing or, (f) any combination of the foregoing.
The Company has agreed to notify Merger Sub as promptly as practicable (and in any event within 48 hours), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction, specifying (a) the material terms and conditions thereof (including any material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (b) the identity of the party making such proposal or offer or inquiry or contact, and (c) whether the Company has any intention to provide confidential information to such person.
The Company is required:
•
to keep Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof);

•
to provide Merger Sub with 24 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction; and

•
to, and is required to cause its subsidiaries and the representatives of the Company and its subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties with respect to a Competing Transaction and immediately revoke or withdraw access of any third party to any data room containing any nonpublic information concerning the Company and any of its subsidiaries and request, and use its reasonable efforts to cause, all such third parties to promptly return or destroy all such non-public information; the Company will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any third party that prohibits the Company from providing such information to Merger Sub.

At any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction (a “Competing Transaction Proposal”) which was not obtained in violation of the Company’s “no-solicitation” obligations under the Merger Agreement described above (other than any immaterial and non-intentional non-compliance that does not adversely affect Merger Sub), the Company and its representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:
(a)
contact the person or group of persons who has made such Competing Transaction Proposal solely to (i) refer to the applicable provisions of the Merger Agreement and/or (ii) clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to clarify ambiguities in the terms and conditions proposed in order to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(b)
provide information in response to the request of the person or group of persons who has made such Competing Transaction Proposal, if and only if, prior to providing such information, the Company received from the person or group of persons so requesting such information an executed acceptable confidentiality agreement (provided that the Company is required to promptly and in any event within 24 hours make available to Merger Sub any information concerning the Company or any of its subsidiaries that is provided to any such person or group of persons and that was not previously made available to Merger Sub or its representatives); and

(c)
engage or participate in any discussions or negotiations with such person or group of persons;

provided that, in each such case referred to in clauses (b) and (c) above, the Special Committee must have (i) determined, in its good-faith judgment (based on the information then available and after consultation with its independent financial advisor and outside legal counsel) that such Competing Transaction Proposal constitutes or could reasonably be expected to result in a Superior Proposal and failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law and (ii) provided prior written notice to Merger Sub of its intention to take such action.
As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the Company’s “no-solicitation” obligations under the Merger Agreement, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of no less than 50% of the assets (on a consolidated basis), or no less than 50% of the total voting power of the equity securities, of the Company that the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and (b) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses); provided that no offer or proposal shall be deemed to be a “Superior Proposal” if (i) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed, (ii) the receipt of any such financing is a condition to the consummation of such transaction, (iii) the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event under the Merger Agreement, or (iv) the governmental and regulatory approvals required for such offer or proposal may result in the imposition of more burdensome or commercially undesirable conditions.
No Change of Recommendation
The Board and the Special Committee have each resolved to recommend that the Company’s shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Subject to certain exceptions (described below), under the terms of the Merger Agreement, neither the Board nor any committee thereof may:
•
(a) change, withhold, withdraw (or not continue to make), qualify or modify or propose to do so, in a manner adverse to Merger Sub, the Board’s recommendation in favor of the proposal to approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Company Recommendation”), (b) fail to make the Company Recommendation or fail to include the Company Recommendation in this Proxy Statement, (c) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Company’s shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days after commencement thereof, provided that a customary “stop, look and listen” communication by the Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited or deemed to be a Change in the Company Recommendation, (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction, or (f) fail to publicly reaffirm the Company Recommendation within ten business days after Merger Sub so requests in writing (any of the foregoing, a “Change in the Company Recommendation”); or
•
recommend or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction.

From the date of the Merger Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company receives a bona fide written proposal or offer with respect to a Competing Transaction which was not withdrawn and which was not obtained in violation of the “no-solicitation” obligations under the Merger Agreement described above (other than any immaterial and non-intentional non-compliance that does not adversely affect Merger Sub) and the Board determines, in its good faith judgment upon and adopting the recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board may (and at the direction of the Special Committee, shall) (a) effect a Change in the Company Recommendation with respect to such Superior Proposal, and/or (b) with respect to such Superior Proposal, authorize the Company to terminate the Merger Agreement and enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to such Superior Proposal, but in each case only if:
•
the Company has complied with the “no-solicitation” obligations under the Merger Agreement described above with respect to such proposal or offer;

•
the Company has (a) provided at least five business days’ written notice to Merger Sub advising Merger Sub that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement; (b) negotiated with and caused its financial advisor and legal counsel to negotiate with Merger Sub and its representatives in good faith (to the extent Merger Sub desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement, so that such third-party proposal or offer would cease to constitute a Superior Proposal; and (c) permitted Merger Sub and its representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement and any adjustments with respect thereto (to the extent Merger Sub desires to make such presentation and such presentation does not require any delay to any scheduled meeting of the Company’s shareholders or of the Board or the Special Committee); provided that any material modifications to such third party proposal or offer that the Board or the Special Committee has determined to be a Superior Proposal will be deemed a new Superior Proposal and the Company will be required to again comply with the “no-solicitation” obligations under the Merger Agreement; provided, further, that with respect to such new Superior Proposal, the notice period will be deemed to be a two-business-day period rather than the five-business-day period described above; and

•
following the end of such five-business-day period or two-business-day period (as applicable), the Board has determined, in its good faith judgment upon and adopting the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any changes to the Merger Agreement proposed by Merger Sub in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, if at any time prior to obtaining the Requisite Company Vote, the Board determines, in its good faith judgment upon and adopting the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Board may, upon and adopting the recommendation of the Special Committee, (a) effect a Change in the Company Recommendation with respect to an Intervening Event (as defined below) and (b) direct the Company to terminate the Merger Agreement, but only if:
•
a material development or change in circumstances with respect to the Company and its subsidiaries or their business, assets or operations has occurred or arisen after the date of the Merger Agreement that was not known to, or reasonably foreseeable by the Board or Special Committee as of or prior to the date of the Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or be refrained from being taken by the Company) pursuant to the Merger Agreement (an “Intervening Event”), provided that in no event will (a) any inquiry, proposal, offer, or transaction from any third party regarding a Competing Transaction or (b) any change in the price, or change in trading volume, of the Shares constitute an Intervening Event (provided that the exception to the foregoing clause (b) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred);
•
at least five business days have elapsed since the Company has given notice to Merger Sub advising that it intends to take such actions and specifying in reasonable detail the reasons therefor;

•
during such five business day period, the Company used commercially reasonable efforts to negotiate with and cause its financial and legal advisors to negotiate with Merger Sub and its representatives in good faith (to the extent Merger Sub desires to negotiate) regarding any adjustment or modification to the terms of the Merger Agreement proposed by Merger Sub; and

•
following the end of such five business day period, the Board again determines, in its good faith judgment upon and adopting the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any proposed adjustment or modification to the terms of the Merger Agreement presented by Merger Sub in writing to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Directors and Officers Indemnification and Insurance
Pursuant to the Merger Agreement, Merger Sub has agreed that:
•
The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•
The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified by the Surviving Company for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•
The Surviving Company will maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable to the indemnified parties than those in effect as of the Effective Time; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of the current annual premiums paid by the Company for such insurance. In lieu of maintaining the directors’ and officers’ liability insurance policies mentioned above, the Company will have the right to, and at Merger Sub’s request will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company will, and Merger Sub will cause the Surviving Company to, maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•
From and after the Effective Time, the Surviving Company will and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (a) the present and former officers and directors thereof against any and all kinds of liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Act or any other applicable law; and (b) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Other Covenants
Pursuant to the terms of the Merger Agreement, the Company and Merger Sub have agreed to certain additional covenants related to the following:
•
the filing of this Proxy Statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•
access by Merger Sub and its representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information from the date of the Merger Agreement to the Effective Time (subject to applicable legal or contractual obligations and restrictions);

•
notification of certain events;

•
each party’s obligation to use its reasonable best efforts to perform its obligations under the Merger Agreement and to consummate the Transactions, subject to certain limitations;

•
participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

•
to the extent requested by Merger Sub, the prompt delivery to Merger Sub of the resignation of the directors of the Company or any of its subsidiaries designated by Merger Sub;

•
consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

•
delisting of the Shares from the New York Stock Exchange and the deregistration of the Shares and Company Warrants under the Exchange Act as promptly as practicable after the Effective Time;

•
elimination or minimization of the effects of certain takeover statutes;

•
the Company’s obligation to manage cash, cash equivalents and working capital in the ordinary course of business consistent with past practice and use reasonable efforts to ensure that the Available Cash is maintained; and

•
the Merger Sub’s obligations to cause the Chairwoman not to take, authorize, or direct or knowingly permit, any action that would reasonably be expected to have a material adverse effect on the Company’s ability to maintain Available Cash of at least 130% of the amount required to finance the Transactions.

Conditions to the Merger
The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:
•
the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being approved by the Requisite Company Vote; and

•
no governmental authority having enacted, issued, promulgated, enforced or entered any law which is then in effect or is pending, proposed or threatened, that has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

The obligations of Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Merger Sub, of the following conditions:
•
the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•
the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•
the Company having delivered to Merger Sub a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions;

•
there not having been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

•
the holders of no more than 8% of the Shares having validly served a written objection under Section 238 of the Cayman Islands Companies Act.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:
•
the representations and warranties of Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•
Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger; and

•
Merger Sub having delivered to the Company a certificate dated the closing date, signed by an executive officer of Merger Sub, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by mutual written consent of the Company and Merger Sub;

•
by either the Company (acting upon the unanimous and following the approval of Special Committee) or Merger Sub if:

•
the Merger is not completed on or before July 10, 2027 (the “Termination Date”), provided that this termination right is not available to a party if the failure of the Merger to have been completed on or before the Termination Date is primarily caused by such party’s failure to comply with its obligations under the Merger Agreement (a “Termination Date Termination Event”);

•
any governmental authority has enacted, issued, promulgated, enforced or entered any law which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided that this termination right is not available to a party if the circumstances described in the foregoing are primarily caused by such party’s failure to comply with its obligations under the Merger Agreement (a “Permanent Order Termination Event”); or

•
the Requisite Company Vote has not been obtained at the Shareholders’ Meeting or any adjournment or postponement thereof (a “No-Vote Termination Event”);

•
by written notice from the Company (upon and adopting the approval of the Special Committee) if:

•
Merger Sub has breached any of its representation, warranty, agreement or covenant contained in the Merger Agreement, or any such representation or warranty shall be untrue, such that the corresponding condition to closing would not be satisfied and such breach or failure of condition cannot be cured prior to the earlier of 30 days following written notice of such breach from the Company or the Termination Date; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement that would cause the corresponding condition to closing not to be satisfied (a “Merger Sub Breach Termination Event”);
•
(a) all of the conditions to the obligations of Merger Sub to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), (b) Merger Sub fails to consummate the Merger within 5 business days following the date on which the closing of the Merger should have occurred pursuant to the Merger Agreement, and (c) the Company has notified Merger Sub in writing on or prior to the end of such 5 business day period confirming that it is ready, willing and able to consummate the Transactions, including the Merger, and that all of the conditions to the obligations of the Company to complete the Merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions) (a “Merger Sub Failure to Close Termination Event”); or

•
prior to the receipt of the Requisite Company Vote, the Board makes a Change in the Company Recommendation with respect to a Superior Proposal or with respect to an Intervening Event (a “Superior Proposal Termination Event” and an “Intervening Event Termination Event,” respectively); but in each case only if the Company (a) complied with the “no-solicitation” obligations under the Merger Agreement with respect to such Change in the Company Recommendation in all material respects and (b) pays in full the Company termination fee prior to or concurrently with taking any such action and complies with its obligations with respect to payment of termination fee and reimbursement of expenses under the Merger Agreement; or

•
by Merger Sub, if:

•
the Company has breached any of its representation, warranty, agreement or covenant contained in the Merger Agreement, or any such representation or warranty shall be untrue, such that the corresponding condition to closing would not be satisfied and such breach or failure of condition cannot be cured prior to the earlier of 30 days following written notice of such breach from Merger Sub or the Termination Date; provided that this termination right is not available to Merger Sub if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement that would cause the corresponding condition to closing not to be satisfied (a “Company Breach Termination Event”); or

•
the Board or the Special Committee has effected a Change in the Company Recommendation (a “Change in the Company Recommendation Termination Event”).

Termination Fees and Reimbursement of Expenses
The Company is required to pay Merger Sub a termination fee of US$2 million in the event the Merger Agreement is terminated:
•
by Merger Sub pursuant to (a) a Company Breach Termination Event or (b) a Change in the Company Recommendation Termination Event;

•
by the Company pursuant to a Superior Proposal Termination Event or an Intervening Event Termination Event; or

•
by either the Company or Merger Sub if (a) a bona fide proposal or offer with respect to a Competing Transaction has been made, proposed or communicated (and not withdrawn) after the date of the Merger Agreement and prior to the Shareholders’ Meeting (or prior to the termination of the Merger Agreement if there has been no Shareholders’ Meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Merger Sub terminates the Merger Agreement due to a Termination Date Termination Event or a No-Vote Termination Event (only to the extent the Transactions are not submitted for approval in the Shareholders Meeting), and (c) at any time prior to the date that is 12 months after such termination, the Company enters into any letter of intent, agreement in principle, acquisition agreement or other agreement providing for a Competing Transaction or a Competing Transaction is consummated (provided that for purposes of determining whether the termination fee is payable by the Company under these circumstances, all references to “20%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%”).
In the event that Merger Sub terminates the Merger Agreement pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event, then the Company is additionally required to reimburse certain expenses of Merger Sub, members of the Buyer Consortium, the Guarantor and their respective affiliates incurred in connection with the Transactions up to US$1.5 million.
Merger Sub is required to pay the Company a termination fee of US$6 million in the event the Merger Agreement is terminated by the Company (i) pursuant to a Merger Sub Breach Termination Event or a Merger Sub Failure to Close Termination Event or (ii) pursuant to a No-Vote Termination Event and the Transactions were submitted for approval at the Shareholders Meeting but the Requisite Company Vote was not obtained and such failure to obtain the Requisite Company Vote resulted from Merger Sub’s breach of the Merger Agreement or the failure of any Continuing Shareholder to vote all Shares held directly or indirectly by such Continuing Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, as required under the applicable Voting and Support Agreement.
In the event that the Company terminates the Merger Agreement pursuant to a Merger Sub Breach Termination Event or a Merger Sub Failure to Close Termination Event, Merger Sub is additionally required to reimburse certain expenses of the Company and its affiliates incurred in connection with the Transactions up to US$1.5 million.
In the event that the Company or Merger Sub fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Merger Sub, as the case may be, is required to reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection of such unpaid termination fee, together with interest at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.0% (or a lesser rate that is the maximum permitted by applicable law) on such unpaid termination fee.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.
While the parties may pursue both a grant of specific performance and monetary damages, neither of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.
The maximum aggregate liability of Merger Sub for monetary damages in connection with the Merger Agreement (excluding for fraud or willful breach) is limited to (a) a termination fee of US$6 million, (b) reimbursement of all expenses incurred by the Company and its affiliates in connection with the transactions, up to a maximum amount of US$1.5 million, and (c) reimbursement of certain expenses in the event Merger Sub fails to pay the termination fee or expenses when due and in accordance with the requirements of the Merger Agreement.
Amendment or Waiver
The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken by or on behalf of its respective board of directors; provided that after approval of the Merger Agreement and the Transactions by the Company’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger.
At any time prior to the Effective Time, each of the parties may, by action taken (a) with respect to Merger Sub, by or on behalf of its board of directors and (b) with respect to the Company, by or on behalf of the Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
No provision has been made by the Company or any Participant to grant the Unaffiliated Security Holders access to the corporate files of the Company or any Participant or to obtain counsel, appraisal services or other professional services at the expense of the Company or any Participant.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of registered holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”) as determined by the Grand Court of the Cayman Islands (the “Grand Court”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex D to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.
Requirements for Exercising Dissenters’ Rights
A holder of Dissenting Shares (a “Dissenting Shareholder”) is entitled to payment of the fair value of its, his or her Shares as determined by the Grand Court (as applicable) upon validly dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.
To exercise your dissenters’ rights, the following procedures must be followed:
•
You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•
Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company shall give written notice of the authorization (“Authorization Notice”) to all Company shareholders who have served a notice of objection.

•
Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any Company shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A Company shareholder who dissents must do so in respect of all the Shares which it, he or she holds.

•
Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, shall make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder agree on a price at which the Company will purchase the Dissenting Shareholders’ Shares, then the Company shall pay to the Dissenting Shareholder such amount in cash forthwith.

•
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholders’ Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company shall, and the Dissenting Shareholder may, file a petition with the Grand Court for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent, which petition by the Company must be accompanied by a verified list containing the names and addresses of all Company shareholders who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a Dissenting Shareholder files a petition, the Company shall file such verified list within 10 days after service of such petition on the Company).

•
If a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Grand Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.
Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the Merger is void or unlawful). The enforcement of your dissenters’ rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.
All notices and petitions must be executed by or for the Company shareholder of record or a person duly authorized on behalf of that Company shareholder, fully and correctly, as such Company shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a Company shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to such Shares.
If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Act with regard to the exercise of Dissenters’ Rights, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy holder discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the Proposal, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, Attention: Daniel Lee.
If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Grand Court of the Cayman Islands under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration, without interest and net of any applicable withholding taxes, that you would otherwise receive for each Share pursuant to the Merger Agreement if you do not exercise dissenters’ rights. You may be responsible for costs incurred in connection with any such proceeding, and, depending on the outcome of any petition under Section 238 of the Cayman Islands Companies Act, the Grand Court may order you to pay some or all of the Company’s recoverable legal costs and expenses. The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION
Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of the Company as of and for each of the two years ended December 31, 2024 and 2025 and as of and for the three months ended March 31, 2025 and 2026. The selected historical consolidated statements of comprehensive income data for the years ended December 31, 2024 and 2025, and the selected historical consolidated balance sheet data as of December 31, 2024 and 2025, have been derived from the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 13, 2026, beginning on page F-1, which are incorporated into this Proxy Statement by reference. The selected historical consolidated statements of comprehensive income data for the three months ended March 31, 2025 and 2026, and the selected historical consolidated balance sheet data as of March 31, 2026, have been derived from the unaudited financial information included in the Company’s first quarter 2026 earnings release furnished to the SEC on Form 6-K on April 28, 2026, which is incorporated into this Proxy Statement by reference. The Company’s consolidated financial statements are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in the Company’s Annual Report on Form 20-F and reports furnished on Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain copies of the Company’s Annual Report on Form 20-F and reports furnished on Form 6-K.
Selected consolidated statements of operations and comprehensive income data (In thousands, except per share data)	For the Year Ended December 31,		For the Three Months Ended March 31,
	2024	2025	2025	2026
	US$	US$	US$	US$
Revenue	60,202	69,154	16,014	17,936
Cost of sales and services	(13,258)	(15,630)	(3,540)	(3,242)
Gross profit	46,944	53,524	12,474	14,694
Operating expenses:
Sales and marketing expenses	(28,213)	(30,811)	(7,360)	(7,650)
General and administrative expenses	(8,501)	(6,996)	(1,706)	(1,731)
Research and development expenses	(12,000)	(15,405)	(3,565)	(3,532)
Expected credit losses	(1,373)	(75)	—	(307)
Impairment loss on goodwill	—	(1,965)	—	—
Total operating expenses	(50,087)	(55,252)	(12,631)	(13,220)
Operating income (loss)	(3,143)	(1,728)	(157)	1,474
Non-operating income and expenses
Interest income	7,708	6,134	1,577	1,357
Other income	55	28	2	20
Other gains and losses	(316)	1,319	1,066	(13)
Finance costs	(18)	(16)	(3)	(4)
Total non-operating income and expenses	7,429	7,465	2,642	1,360
Income before income tax	4,286	5,737	2,485	2,834
Income tax benefit (expense)	735	(1,094)	(192)	(481)
Net income	5,021	4,643	2,293	2,353
Other comprehensive income (loss):
Actuarial gains (losses) on defined benefit plans	31	(16)	—	—
Exchange differences arising on translation of foreign operations	(217)	43	108	(45)

Selected consolidated statements of operations and comprehensive income data (In thousands, except per share data)	For the Year Ended December 31,		For the Three Months Ended March 31,
	2024	2025	2025	2026
	US$	US$	US$	US$
Other comprehensive income (loss), net	(186)	27	108	(45)
Total comprehensive income	4,835	4,670	2,401	2,308
Net income attributable to shareholders of the parent	5,021	4,643	2,293	2,353
Total comprehensive income attributable to shareholders of the parent	4,835	4,670	2,401	2,308
Earnings per share (in dollars):
Basic earnings per share of Class A and Class B Shares	0.05	0.05	0.023	0.023
Diluted earnings per share of Class A and Class B Shares	0.05	0.05	0.023	0.023
The following table presents the Company’s selected consolidated balance sheets data as of the dates indicated.
	As of December 31,		As of March 31, 2026
	2024	2025
	US$	US$	US$
Selected consolidated balance sheet
(In thousands)
Total current assets	177,909	173,346	171,472
Total non-current assets	3,264	18,624	23,451
Total assets	181,173	191,970	194,923
Total current liabilities	32,211	37,665	38,306
Total non-current liabilities	1,947	1,210	1,000
Total liabilities	34,158	38,875	39,306
Total shareholders’ equity	147,015	153,095	155,617
Net Book Value per Share of Our Shares
The Company’s net book value per Share as of December 31, 2025 was US$1.50, based on 101,848,671 issued and outstanding Shares, consisting of 85,059,953 Class A Shares and 16,788,718 Class B Shares as of December 31, 2025. The Company’s net book value per Share as of March 31, 2026 was US$1.53, based on 101,848,671 issued and outstanding Shares as of March 31, 2026.

TRANSACTIONS IN THE CLASS A SHARES
Purchases by the Company
The Company has not repurchased any Class A Shares at any time within the past two years.
Purchases by the Participants
Other than the Merger Agreement and the agreements entered into in connection therewith, including the Voting and Support Agreements and the Limited Guarantee and the transactions contemplated thereby, there have been no purchases of Class A Shares by any Participant at any time during the past two years.
Prior Public Offerings
The Company did not make any underwritten public offering of the Company’s securities during the past three years.
Transactions in Prior 60 Days
Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Voting and Support Agreements, the Limited Guarantee and the Consortium Termination Agreement and the transactions contemplated thereby, there have been no transactions in Class A Shares during the past 60 days by the Company, any of the Company’s officers or directors, any Participants, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s Shares, as of the date of this Proxy Statement, by:
•
each of the Company’s directors and senior management who beneficially own the Company’s Shares;

•
all directors and senior management as a group; and

•
each person known to us to beneficially own more than 5.0% of the Company’s Shares or more than 5.0% of the total voting power of the Company’s Shares.

The calculations in the table below are based on 101,848,671 Shares outstanding as of the date of this Proxy Statement, consisting of 85,059,953 Class A Shares and 16,788,718 Class B Shares.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership and voting power of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this Proxy Statement, including through the exercise of any Company Option, warrant, or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.
Name and Address of Beneficial Owners	Number of Class A Shares	% of Class†	Number of Class B Shares	% of Class†	% of Total Voting Power††
Directors and Executive Officers
Alice H. Chang(1)(6)	597,256	*	17,129,528	100%	67.1%
Wei-Hsin Tsen (Johnny Tseng)	833,146	*	—	—	*
Weichuan (Wayne) Liu	423,177	*	—	—	*
Pin-Jen (Louis) Chen	202,154	*	—	—	*
Jau-Hsiung Huang	148,274	*	—	—	*
Hsiao-Chuan (Iris) Chen	107,114	*	—	—	*
Michael Aw	—	—	—	—	—
Meng-Shiou (Frank) Lee	—	—	—	—	—
Philip Tsao	31,867(2)	*	—	—	*
Chung-Hui (Christine) Jih	—	—	—	—	—
All Directors and Executive Officers as a Group (10 Individuals)	2,342,988	2.7%	17,129,528	100%	67.7%
Five Percent or More Shareholders:
GOLDEN EDGE CO., LTD.(6)	—	—	10,622,620(1)	63.3%	42.0%
DVDonet.com. Inc.(6)	—	—	4,669,346(1)	27.8%	18.5%
CyberLink International Technology Corp.(6)	36,960,961(3)	43.5%	—	—	14.6%
Provident Acquisition Holdings Ltd.	14,491,467(4)	15.6%	—	—	5.7%
Yi-Chen Huang	4,567,425(5)	5.4%	—	—	1.8%

*
Less than 1%.

**
Except for Weichuan (Wayne) Liu, the business address of each of our directors and executive officers is c/o Perfect Corp., 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan. The business address of Weichuan (Wayne) Liu is 132 West 31st Street, New York, 10001.

†
For each person or group, percentage of class is calculated by dividing the number of Class A Shares or Class B Shares beneficially owned by such person or group by the total Class A Shares or Class B Shares, respectively. The percentages are calculated based on 85,059,953 Class A Shares and 16,788,718 Class B Shares.

††
For each person or group, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of Class A Shares and Class B Shares. Each holder of Class A Shares is entitled to one vote per share and each holder of Class B Shares is entitled to ten votes per share on all matters submitted to them for a vote.

Notes:
(1)
Alice H. Chang beneficially owns (a) 10,622,620 Class B Shares held by GOLDEN EDGE CO., LTD., a British Virgin Islands company in which Alice H. Chang has a controlling interest, (b) 4,669,346 Class B Shares held by DVDonet.com. Inc., a British Virgin Islands company wholly owned by World Speed Company Limited, which is a British Virgin Islands company wholly owned by Alice H. Chang, (c) 523,008 Class B Shares held by World Speed Company Limited, a British Virgin Islands company wholly owned by Alice H. Chang, (d) 340,810 Class B Shares issuable upon the exercise of 340,810 options vested to Alice H. Chang under the Stock Compensation Plan, (e) 973,744 Class B Shares held by Alice H. Chang, and (f) 597,256 Class A Shares held by Alice H. Chang.

(2)
Represents (a) 5,311 Class A Shares indirectly held by Philip Tsao through Perfect AA Corp and (b) 26,556 Class A Shares issuable upon the exercise of 26,556 options vested to Philip Tsao under the Stock Compensation Plan.

(3)
The above information is based on the Schedule 13D filed by CIT, among others, on July 10, 2026.

(4)
Represents (i) 4,891,467 Class A Shares issued as entitlement shares for the cancellation of 5,327,500 Provident Class B Shares previously held by the Sponsor, (ii) 3,000,000 Class A Shares consisting of (a) 2,000,000 Class A Shares converted from 2,000,000 Provident Class A Shares acquired by an affiliate of the Sponsor in connection with the FPA Investment, and (b) 1,000,000 Class A Shares issuable upon the exercise of 1,000,000 Perfect Forward Purchase Warrants acquired by an affiliate of the Sponsor in connection with the FPA Investment, and (iii) 6,600,000 Class A Shares issuable upon the exercise of 6,600,000 Warrants converted from 6,600,000 Private Placement Warrants previously held by the Sponsor. The number of Class A Shares disclosed herein does not include 1,175,624 Sponsor Earnout Promote Shares issuable to the Sponsor upon the occurrence of certain milestones. In accordance with Rule 13d-3(d)(1)(i) under the Exchange Act, Class A Shares not outstanding which are subject to Warrants owned by the Sponsor and its affiliate shall be deemed to be outstanding for the purpose of computing their percentage ownership of outstanding Class A Shares but shall not be deemed to be outstanding for the purpose of computing the percentage ownership of Class A Shares by any other person.

(5)
Yi-Chen Huang beneficially owns (a) 4,333,816 Class A Shares held by Ideal Max Management Limited, a British Virgin Islands company wholly owned by Yi-Chen Huang, and (b) 233,609 Class A Shares held by Yi-Chen Huang. The above information is based on the Schedule 13G filed by Yi-Chen Huang, among others, on February 2, 2024.

(6)
Each of Ms. Alice H. Chang, GOLDEN EDGE CO., LTD., DVDonet.com. Inc. and World Speed Company Limited, collectively, the “Chairwoman Parties,” and CIT is a Continuing Shareholder under the Merger Agreement. Pursuant to the Chairwoman Support Agreement and the CyberLink Support Agreement, each Continuing Shareholder has agreed, upon the terms and subject to the conditions of the applicable Voting and Support Agreement, to vote all Shares held directly or indirectly by such Continuing Shareholder, together with any Shares acquired, whether beneficially or of record, by such Continuing Shareholder after the date of the Merger Agreement and prior to the Effective Time, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and to receive no cash consideration in respect of its Continuing Shares. Each Continuing Share will not be cancelled in the Merger and will remain issued and outstanding and continue to exist without interruption as one ordinary share of the Surviving Company at the Effective Time. See “Special Factors — Voting and Support Agreements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, the documents attached hereto and the documents incorporated by reference in this Proxy Statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Proxy Statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
the cash position of the Company and its subsidiaries at the Effective Time;

•
the cash held by the Company and its subsidiaries may be insufficient or unavailable to fund the Merger Consideration at the Effective Time, or Merger Sub may fail to fund any resulting Shortfall as required under the Merger Agreement, which may result in the Merger not being completed promptly or at all;

•
the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•
the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•
diversion of our management’s attention from our ongoing business operations;

•
loss of our senior management;

•
the amount of the costs, fees, expenses and charges related to the Merger;

•
our failure to comply with regulations and changes in regulations;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or any other matters; and

•
other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025. Please see “Where You Can Find More Information” beginning on page 95 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to the “Financials” section of our website at https://ir.perfectcorp.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.
Because the Merger is a going-private transaction, the Company and the Participants have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. The Company’s Annual Report is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC on April 28, 2026 and July 27, 2026 are incorporated herein by reference. Any future reports on Form 6-K furnished to the SEC after the date of this Schedule 13E-3 that are identified in such reports as being incorporated by reference herein shall also be so incorporated. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this Proxy Statement.
We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.
Requests for copies of our filings should be directed to our Investor Relations Department at investor_relations@perfectcorp.com or https://ir.perfectcorp.com/.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED AUGUST 26, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER
between
PROJECTNY
and
PERFECT CORP.
Dated as of July 10, 2026

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2026 (this “Agreement”), between ProjectNY, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and Perfect Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part 16 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”), Merger Sub and the Company will enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICA) (the “Surviving Company”);
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company at the Shareholders Meeting (as defined below);
WHEREAS, the board of directors of Merger Sub has (i) approved the execution, delivery and performance by Merger Sub of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (ii) declared it advisable for Merger Sub to enter into this Agreement and the Plan of Merger and consummate the Transactions, including the Merger;
WHEREAS, Ms. Alice H. Chang (the “Chairwoman”), and her controlled entities GOLDEN EDGE CO., LTD., DVDonet.com. Inc. and World Speed Company Limited (collectively, the “Chairwoman Parties”), and CyberLink International Technology Corp. (“CIT,” together with the Chairwoman Parties, the “Consortium Members” and each a “Consortium Member”), entered into a consortium agreement, dated as of March 18, 2026 (the “Consortium Agreement”), providing that, among other things, the Consortium Members will vote their Shares (as defined below) in favor of this Agreement and the Transactions, including the Merger;
WHEREAS, as an inducement to the Company’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) the Chairwoman Parties and Merger Sub have executed and delivered a voting and support agreement, dated as of the date hereof (the “Chairwoman Support Agreement”) and (ii) CIT and Merger Sub have executed and delivered a voting and support agreement, dated as of the date hereof (the “CyberLink Support Agreement” and, together with the Chairwoman Support Agreement, the “Support Agreements”), pursuant to which, among other things, each Continuing Shareholder has agreed, upon the terms and subject to the conditions of the respective Support Agreement, (A) to vote all Shares held directly or indirectly by such Continuing Shareholder, together with any Shares acquired (whether beneficially or of record) by such Continuing Shareholder after the date hereof and prior to the Effective Time in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) to receive no cash consideration for such Continuing Shareholder’s Continuing Shares, which shall not be cancelled in the Merger and shall remain outstanding and continue to exist without interruption as ordinary shares of the Surviving Company at the Effective Time in accordance with this Agreement; and in connection with and upon the execution and delivery of the CyberLink Support Agreement, CIT and the Chairwoman Parties have entered into that certain Termination Agreement, dated as of the date hereof, pursuant to which the Consortium Agreement, dated as of March 18, 2026, was terminated in its entirety.
WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Chairwoman (the “Guarantor”) has executed and delivered a limited guarantee in favor of the Company, dated as of the date hereof (as may be amended from time to time, the “Limited Guarantee”), to guarantee the due and punctual performance and discharge of certain payment obligations of Merger Sub under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER
Section 1.1   The Merger.   Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the CICA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, Merger Sub will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the Surviving Company under the Laws of the Cayman Islands.
Section 1.2   Closing; Closing Date.   Unless this Agreement shall have been terminated pursuant to Section 8.1, and unless otherwise mutually agreed in writing between the Company and Merger Sub, the closing for the Merger (the “Closing”) shall take place remotely by conference call and electronic exchange of documents and signatures on a date to be specified by the Company and Merger Sub (the “Closing Date”), which shall be no later than the fifteenth (15th) Business Day immediately following the day on which the last conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement.
Section 1.3   Effective Time.   On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and the parties shall file the Plan of Merger and other documents required under the CICA to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA. The Merger shall become effective at the time when it is registered by the Registrar of Companies of the Cayman Islands or at such later date as may be specified in the Plan of Merger in accordance with the CICA (the “Effective Time”).
Section 1.4   Effects of the Merger.   At the Effective Time, the Merger shall have the effects specified in the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall vest in the Surviving Company and the Surviving Company shall be liable for and subject in the same manner as the Company and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICA.
Section 1.5   Memorandum and Articles of Association of Surviving Company.   At the Effective Time, in accordance with the Plan of Merger, the Surviving Company shall adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, except that (a) all references therein to the name of the Surviving Company shall be amended to “Perfect Corp.”; (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger; and (c) such memorandum and articles of association shall include such indemnification provisions as required by Section 6.5(a).
Section 1.6   Directors and Officers.   The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time or such other persons as designated by Merger Sub shall be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Merger Sub prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
ARTICLE II
EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES
Section 2.1   Effect of Merger on Issued Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Company:
(a)   each Class A ordinary share, par value US$0.10 per share, of the Company (each, a “Class A Ordinary Share”, and collectively, the “Class A Ordinary Shares”) and each Class B ordinary share, par value US$0.10 per share, of the Company (each, a “Class B Ordinary Share”, and collectively, the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Shares”), other than the

Dissenting Shares, the Continuing Shares and the Excluded Shares, shall be cancelled and cease to exist in consideration for the right to receive US$2.00 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.4;
(b)   each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.3 and thereafter represent only the right to receive the applicable payments set forth in Section 2.3;
(c)   each Continuing Shareholder shall not have the right to receive the Per Share Merger Consideration in respect of its Continuing Shares and instead, each Continuing Share issued and outstanding immediately prior to the Effective Time shall not be cancelled and shall remain issued and outstanding and continue to exist without interruption as one validly issued, fully paid and non-assessable ordinary share, par value US$0.10 per share, of the Surviving Company (each, a “Surviving Company Share”, and collectively, the “Surviving Company Shares”); such Surviving Company Shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time, which shall be reflected in the register of members of the Surviving Company;
(d)   each Excluded Share shall by virtue of the Merger and without any action on the part of its holder, be cancelled and cease to exist, without payment of any consideration or distribution therefor;
(e)   each warrant to purchase Shares outstanding immediately prior to the Effective Time (each, a “Company Warrant” and collectively, “Company Warrants”) shall, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders thereof, be treated in the manner set forth in the Warrant Agreement; and
(f)   each ordinary share, par value US$0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, without payment of any consideration or distribution therefor.
Section 2.2   Share Incentive Plans and Outstanding Company Options.
(a)   At the Effective Time, the Company shall (i) terminate the Company’s Share Incentive Plans and any and all award agreements applicable to the Company’s Share Incentive Plans, (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) otherwise effectuate the provisions of this Section 2.2. As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company shall pass any resolutions and take any actions reasonably necessary to effect the provisions of this Section 2.2. From and after the Effective Time, Surviving Company shall not be required to issue Shares, other share capital of the Surviving Company or any other consideration (other than as required by this Section 2.2) to any person pursuant to or in settlement of any Company Option. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Option informing such holder of the treatment of its Company Options contemplated by this Section 2.2.
(b)   Each former holder of a Company Option that is cancelled at the Effective Time (whether vested or unvested) shall, in exchange thereof, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.
(c)   As of the Effective Time, all Company Options shall be terminated and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the cash payment as provided in this Section 2.2.
Section 2.3   Dissenting Shares.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICA, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICA.
(b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have not exercised or perfected or who effectively shall have withdrawn or lost their dissenter rights of such Shares under Section 238 of the CICA shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be cancelled and cease to exist as of the Effective Time and (iii) be converted at the later of (x) the Effective Time, and (y) the occurrence of such event, into the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.4.
(c)   The Company shall give Merger Sub (i) prompt notice of any notices of objection, notices of approvals, notices of dissent or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CICA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands. For the avoidance of doubt, nothing in this Section 2.3 shall prevent the Company from controlling the defense, settlement or prosecution of any Action commenced against it or any of its directors, officers or affiliates, relating to this Agreement or the Transaction.
(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICA, the Company shall serve written notice of the authorization and approval of the Merger on such shareholders pursuant to Section 238(4) of the CICA within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders Meeting.
Section 2.4   Exchange of Share Certificates, etc.
(a)   Paying Agent.   On or around the date when the Requisite Company Vote is obtained and prior to the Closing, Merger Sub shall appoint a bank or trust company that may be designated by Merger Sub and is reasonably acceptable to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.1(a), Section 2.1(e), Section 2.2 and Section 2.3(b) (in the case of Section 2.3(b), when ascertained) (collectively, the “Merger Consideration”). On or prior to the Effective Time, the Company shall use its best efforts to deposit, or cause to be deposited, with the Paying Agent Available Cash in an amount equal to or exceeding the Required Available Cash Amount, provided that the Company shall not be obligated to deposit any portion of the Required Available Cash Amount to the extent such deposit will render the Company to be insolvent immediately after the deposit or such deposit will deprive the Company of a level of working capital reasonably determined by the Company in good faith to be required to conduct its business in the ordinary course; provided further that if the Closing does not occur within three (3) Business Days following such deposit by the Company, Merger Sub shall cause the Paying Agent to immediately return an amount equal to the Available Cash so deposited to the Company. For the avoidance of doubt, the Company will have no liability to Merger Sub, including any obligation to pay any termination fee or other contractual damages, if the Required Available Cash Amount becomes unavailable for any reason (a “Shortfall”). In the event of a Shortfall, Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to fund, in aggregate with the cash deposited by the Company, (i) the payment of the Merger Consideration at the Effective Time and, in the case of payments pursuant to Section 2.3(b), when ascertained and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby, including all amounts payable pursuant to Section 2.1(e) and Section 2.2 at the Effective Time, and all related fees and expenses associated therewith (collectively, such cash being hereinafter referred to as the “Exchange Fund”);

(b)   Exchange Procedures.   As promptly as practicable after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Merger Sub and the Company, and shall specify the manner in which the Per Share Merger Consideration shall be paid out of the Exchange Fund to registered holders of Shares and contain such other provisions as Merger Sub and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.4(c)) or any steps to be taken in respect of non-certificated Shares represented by book entry (the “Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.4(c)) or any documents required in respect of Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.4(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange for the cancellation of such Shares a check, in the amount equal to (x) the number of Shares so cancelled (whether certificated Shares represented by a Share Certificate (or in respect of which an affidavit and indemnity of loss in lieu of the Share Certificate has been given as provided in Section 2.4(c)) or Uncertificated Shares) multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.4(i), and all such cancelled Shares shall be recorded as cancelled in the register of members of the Company at the Effective Time, and the Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash payable upon due surrender of the applicable Share Certificate may be issued to such transferee if any Share Certificates that, immediately prior to the Effective Time, represented such Shares are presented to the Paying Agent and are accompanied by all documents reasonably required to evidence and effect such transfer (including a proper form of transfer duly signed by the person in whose name the surrendered Share Certificate is registered (as transferor), in favor of the person to whom the payment is requested to be made (as transferee)) and to evidence that any applicable share transfer taxes have been paid or are not applicable.
(c)   Lost Certificates.   If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.1(a).
(d)   Untraceable Shareholders.   Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details. A holder of Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

(e)   Adjustments to Merger Consideration.   The Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, share subdivision, reverse share split, share consolidation, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares (but excluding any change that results from any exercise of Company Options to purchase Shares or the vesting of any Company Options) occurring on or after the date hereof and prior to the Effective Time to provide the holders of Shares, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.
(f)   Investment of Exchange Fund.   The Exchange Fund, pending its disbursement to the holders of Shares, shall be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Company in and only in (a) obligations of or guaranteed by the United States of America, (b) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (c) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion, or a combination of the foregoing; provided that no such investment or losses shall affect the amounts payable to the holders of Shares, Company Options, and Company Warrants; and provided further, that Merger Sub or the Surviving Company, as applicable, shall promptly replace or restore, or cause to be replaced or restored any funds deposited with the Paying Agent that are lost through any investment or diminished for other reasons to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of Merger Sub or, after the Effective Time, the Surviving Company. Except as contemplated by Section 2.4(b), this Section 2.4(f) and Section 2.4(g), the Exchange Fund shall not be used for any other purpose.
(g)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.1(a), Section 2.2(b) and Section 2.4(d). Any portion of the Exchange Fund that remains unclaimed until the expiry of the applicable statutory limitation period for the relevant holder’s claim to such fund, shall, to the fullest extent permitted by applicable Law, cease to be payable to such holder and shall become the property of the Surviving Company, unless otherwise required by applicable Law, including any requirement that such portion of Exchange Fund escheat to, or become the property of, any Governmental Authority.
(h)   No Liability.   None of the Paying Agent, the Consortium Members, Merger Sub or the Surviving Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.
(i)   Withholding Rights.   Each of Merger Sub, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Warrants or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. To the extent that any amounts are deducted, withheld and remitted (the evidence of such remittance shall be provided upon request of relevant holders of Shares, Company Warrants or Company Options) to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Each former holder of Shares, Company Warrants or Company Options shall be personally responsible for the proper reporting and payment of all Taxes related to any consideration payable under this Agreement.

(j)   No Transfers.   From and after the Effective Time, (a) there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were issued and outstanding immediately prior to the Effective Time, and (b) the holders of Shares issued and outstanding immediately prior to, and cancelled at, the Effective Time (excluding, for the avoidance of doubt, the Surviving Company Shares held by the Continuing Shareholders from and after the Effective Time) shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates (other than Share Certificates in respect of Continuing Shares) presented to the Paying Agent, Merger Sub or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than Excluded Shares, Continuing Shares and Dissenting Shares, and for no consideration in the case of Excluded Shares and Continuing Shares, and only in accordance with Section 2.3 in the case of the Dissenting Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Disclosed, the Company hereby represents and warrants to Merger Sub that:
Section 3.1   Organization and Qualification.
(a)   The Company and each Subsidiary, including any Subsidiary (i) controlled by the Company through equity ownership or contractual relationship or (ii) formed or acquired after the date of this Agreement is a legal entity duly organized or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary.
(b)   A true and complete list of all the Subsidiaries and other entities in which the Company and/or any Subsidiary owns any non-controlling equity interest, together with the jurisdiction of organization or incorporation of each such Subsidiary and entity and the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary and entity owned by the Company and/or each other Subsidiary, is set forth in Section 3.1(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, (i) there are no other corporations, associations, or other entities through which the Company or any Subsidiary conducts business, or other entities in which the Company or any Subsidiary controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) neither the Company nor any Subsidiary is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement.
Section 3.2   Memorandum and Articles of Association.   The Company has heretofore furnished to Merger Sub a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified to date, of the Company and each Subsidiary. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof, and if required under applicable Laws, have been registered with, as applicable, the appropriate Governmental Authority. Neither the Company nor any Subsidiary is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.
Section 3.3   Capitalization.   (a) The authorized share capital of the Company is US$82,000,000, consisting of 700,000,000 Class A Ordinary Shares, 90,000,000 Class B Ordinary Shares and 30,000,000 undesignated shares, each of a par value of US$0.10 per share. As of July 7, 2026, 101,848,671 Shares, consisting of (i) 85,059,953 Class A Ordinary Shares and 16,788,718 Class B Ordinary Shares, are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, (iii) 3,564,800 Shares are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans; (iv) 20,849,975 Class A Ordinary Shares are reserved for future issuance pursuant to outstanding Company Warrants; and (v) 11,175,624 Company Earnout Shares are reserved for future issuance pursuant to the Company De-SPAC Merger Agreement and the Sponsor Letter Agreement. Except as set forth in this Section 3.3, there are no options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of the Company or any Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary.
(b)   Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the name and address of the Company Option recipient; (ii) the particular Share Incentive Plan pursuant to which such Company Option was granted; (iii) the number of Shares subject to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable conditions on vesting, including applicable performance criteria, and vesting schedule; (vii) the date on which such Company Option expires; (viii) whether the exercisability of or right to repurchase such Company Option will be accelerated in any way by the Transactions, and the extent of acceleration; and (ix) other material terms and conditions of such Company Option. Each grant of Company Options was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) and any required shareholder approval in compliance with the terms of the relevant Share Incentive Plan, the rules and regulations of the NYSE and all applicable Laws, and recorded on the financial statements of the Company contained in the Company SEC Reports in accordance with IFRS consistently applied. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to accelerate or otherwise alter the vesting of any Company Option as a result of the Transactions.
(c)   All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Merger Sub accurate and complete copies of (i) the Share Incentive Plans pursuant to which the Company has granted the Company Options that are currently outstanding, and (ii) the form of all award agreements evidencing such Company Options. There are no award agreements evidencing any Company Options with terms that are materially different from those set forth in the form of award agreement that has been made available to Merger Sub.
(d)   There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any share capital or registered capital, as the case may be, of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.
(e)   The outstanding Equity Securities of each Subsidiary and each other entity in which the Company and/or any Subsidiary owns any non-controlling equity interest are duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The portion of the outstanding share capital or registered capital, as the case may be, of each Subsidiary and each other entity owned directly or indirectly by the Company (as set forth in Section 3.1(b) of the Company

Disclosure Schedule) is owned by the Company or a Subsidiary free and clear of all Liens and other encumbrances of any nature whatsoever. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all Equity Securities of its Subsidiaries and other entities as owned by the Company or any Subsidiary.
Section 3.4   Authority Relative to This Agreement; Fairness.
(a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger, to perform its obligations hereunder and thereunder, and to consummate the Transactions, including the Merger. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation by the Company of the Transactions, including the Merger, have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, including the Merger, in each case, subject only to the approval of the Merger by the affirmative vote of at least two-thirds of the votes cast by the holders of Shares present and voting in person or by proxy as a single class at the Shareholders Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICA and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).
(b)   The Special Committee comprises three (3) members of the Company Board who are not affiliated with Merger Sub and are not members of the Company’s management. The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Merger Sub, has (i) determined that this Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein and in the Plan of Merger, are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares and Continuing Shares), (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger, and (iii) resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the holders of Shares for approval.
(c)   The Special Committee has received the written opinion of Kroll, LLC, operating through its Duff & Phelps Opinion Practice as independent financial advisor to the Special Committee (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Per Share Merger Consideration to be received by the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) is fair, from a financial point of view, to the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares), a copy of which opinion will be delivered to Merger Sub, for informational purpose only, promptly after the date of this Agreement. It is agreed and understood that such opinion may not be relied on by Merger Sub. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3.
Section 3.5   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company and the consummation of the Transactions, including the Merger, will not, (i) assuming that the Requisite

Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any Subsidiary, (ii) assuming (solely with respect to performance of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger) that the matters referred to in Section 3.5(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any Contract or obligation to which the Company or any Subsidiary is a party to or by which any of their respective properties or assets are bound, except, with respect to clause (iii), for any such breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company and the consummation by the Company of the Transactions, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of Financial Industry Regulatory Authority, Inc. (“FINRA”), (iii) for compliance with the rules and regulations of the NYSE, (iv) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICA and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICA, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.6   Permits; Compliance with Laws.
(a)   Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or Subsidiary, as applicable, to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted, except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). All of the Material Company Permits are valid and in full force and effect and passed their respective annual or periodic inspection or renewal in accordance with applicable Laws. No suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. Each of the Company and the Subsidiaries has complied with the terms of the Material Company Permits.
(b)   The Company and its Subsidiaries are and have been in compliance with all applicable Laws and the applicable rules and regulations of the NYSE in all material respects. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by the Company or any Subsidiary of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (ii) may give rise to any material obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law applicable to the Company or any Subsidiary, including without limitation, (A) any Laws applicable to its business, (B) any Tax Laws, and (C) any Laws related to the protection of Personal Information, or (ii) any Material Company Permit. Neither the Company nor any Subsidiary has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured.
(c)   The Company and its Subsidiaries are, and have been in compliance with, Applicable Anti-Bribery Laws in all material respects. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that it is not in compliance with, or has not complied with, Applicable Anti-Bribery Laws in any material respect. The Company, its Subsidiaries, and their respective directors, director equivalents, officers, employees, and to the knowledge of the Company, agents and other persons acting on behalf of the Company and its Subsidiaries, have not made, paid, given, promised or offered, or authorized or ratified the payment or transfer of, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, monies or anything of value to a Governmental Official or other person:
(i)   to (A) influence any act or decision of any Governmental Official, (B) induce a Governmental Official to do or omit to do any act in violation of his or her lawful duties or influence or affect any act or decision of a Governmental Authority, or (C) otherwise obtain favorable treatment or an improper advantage; or
(ii)   in any manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, other unlawful or improper means of obtaining business or advantage, or otherwise violate Applicable Anti-Bribery Law.
(d)   The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with the books and records requirements and internal controls requirements under Applicable Anti-Bribery Law.
(e)   None of the Company, its Subsidiaries, nor their respective directors, director equivalents, officers, employees, and to the knowledge of the Company, agents and other persons acting on behalf of the Company and its Subsidiaries is a Prohibited Person, and no Prohibited Person has been given an offer to become an employee, officer, consultant or director of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has engaged in any business or dealings, directly or indirectly, involving or relating to (i) a Sanctioned Jurisdiction; or (ii) a Prohibited Person. Without limitation to the foregoing, (i) each of the Company and its Subsidiaries has been and is in compliance with all applicable International Trade Laws and (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries has engaged in or is currently engaged in any conduct that is prohibited under International Trade Laws. Neither the Company nor its Subsidiaries have made any disclosures, voluntary or otherwise, to any Governmental Authority, relating to International Trade Laws. Since November 1, 2024 (the “Applicable Date”), the Company and its Subsidiaries have instituted and maintained policies and procedures reasonably designed to promote compliance with International Trade Laws.
Section 3.7   SEC Filings; Financial Statements.
(a)   The Company has filed all forms, reports and documents required to be filed by it with the SEC (such forms, reports and other documents filed and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”) since November 1, 2023. Since November 1, 2023, the Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports since November 1, 2023, was prepared in accordance with the International Financial Reporting Standards as promulgated by the International Accounting Standards Board (“IFRS”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with IFRS, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.
(c)   Neither the Company nor any Subsidiary of the Company has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed or contingent) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with IFRS, except liabilities (i) reflected or reserved against in the consolidated balance sheet included in its annual report filed on Form 20-F for the period ended December 31, 2025 (including the notes thereto), included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or the Plan of Merger or in connection with the Transactions, including the Merger, (iii) incurred since December 31, 2025 in the ordinary course of business, or (iv) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.
(d)   The Company has heretofore furnished to Merger Sub complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.
(e)   The Company has made available to Merger Sub all comment letters received by the Company from the SEC or the staff thereof since the Applicable Date and all responses to such comment letters filed by or on behalf of the Company.
(f)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to reasonably assure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.
(g)   The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with IFRS. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) receipts and expenditures of the Company are permitted only in accordance with appropriate authorization, and (vi) any unauthorized acquisition, use or disposition of the assets of the Company or any Subsidiary that would have a material effect on the consolidated financial statements is prevented and detected in a timely manner. Section 3.7(g) of the Company Disclosure Schedule lists, and the Company has made available to Merger Sub complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.
(h)   Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise been made aware of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. Since the Applicable Date, there has been (i) no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting or fraud, whether or not material, involving management or other employees who have a role in the Company’s control over financial reporting. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of any violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary or any of their officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any Subsidiary. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
Section 3.8   Absence of Certain Changes or Events.   Since December 31, 2025, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1, and (d) there has not been any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its property or any part thereof.
Section 3.9   Absence of Litigation.
(a)   There is no litigation, suit, claim, action, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any share, security, equity interest, property or asset of the Company or any Subsidiary, before any Governmental Authority that has had or would reasonably be expected to have a Company Material Adverse Effect.
(b)   Neither the Company nor any Subsidiary nor any share, security, equity interest, or material property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.10   Labor and Employment Matters; Employee Plans.
(a)   Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary is a party to or bound by, or currently negotiating in connection with entering into, any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are (i) no unfair labor practice complaints, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending, or to the knowledge of the Company, threatened, against the Company or any Subsidiary and (ii) no pending dispute between the Company or any Subsidiary and any Company Personnel. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the last three (3) years.
(b)   Except as would not have a Company Material Adverse Effect, the Company and the Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment.

(c)   Each Company Employee Plan and each Company Employee Agreement is and has at all times been operated and administered in compliance with the provisions thereof and all applicable Law, including ERISA and the Code. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis. All forms, reports, or returns required to be filed with any Governmental Authority with respect to each Company Employee Plan have been timely and properly filed. There are no claims or Actions pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.
Section 3.11   Real Property; Title to Assets.
(a)   Neither the Company nor any Subsidiary owns or has formerly owned any real property. Section 3.11(a) of the Company Disclosure Schedule contains a complete and accurate list of, and correctly describes, as of the date hereof, all real property that the Company and its Subsidiaries lease, sublease, use, license or operate. Such properties constitute all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.
(b)   Except as would not have a Company Material Adverse Effect, all current leases and subleases of real property entered into by the Company or a Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and there is no, under any of such leases, existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises. Except as would not have a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased or subleased by the Company or any Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.
(c)   Each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property. There are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business, except as would not have a Company Material Adverse Effect.
(d)   No Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, the Plan of Merger, shareholder approval of this Agreement, or the Transactions, including the Merger (whether alone or in connection with any subsequent event(s)), will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise) becoming due to any current or former Company Personnel, (ii) result in any forgiveness of Indebtedness to any current or former Company Personnel, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Employee Plan, or (iv) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
Section 3.12   Intellectual Property; Data Privacy and Cybersecurity.
(a)   Section 3.12(a) of the Company Disclosure Schedule lists, as of the date hereof, all Company Intellectual Property that is Registered, including for each item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the applicable application, registration or issue date.

(b)   Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries either own or have the right to use all Intellectual Property used in, held for use in or necessary to the conduct of its business, as currently conducted or contemplated to be conducted. Except as would not have a Company Material Adverse Effect, the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and since the Applicable Date, neither the Company nor any of its Subsidiaries, nor the conduct of their business has infringed upon, misappropriated or otherwise violated the Intellectual Property of any third party, and no Action has been asserted, or to the knowledge of the Company, threatened, against the Company (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property or Company Licensed Intellectual Property.
(c)   Except as would not have a Company Material Adverse Effect, with respect to each item of Company Owned Intellectual Property, the Company or a Subsidiary is the sole and exclusive owner of the entire right, title and interest in and to such Company Owned Intellectual Property, free and clear of all Liens except for Permitted Encumbrances, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business. The Company Owned Intellectual Property is valid, subsisting and enforceable, and has not been adjudged invalid or unenforceable in whole or in part. To the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the Company Owned Intellectual Property, and the Company and its Subsidiaries have not asserted or threatened in writing any Action against any person alleging any of the foregoing since the Applicable Date.
(d)   With respect to each item of Intellectual Property licensed to the Company or a Subsidiary (“Company Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property. Each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder. Neither the Company nor any of its Subsidiaries has received any written notice questioning the validity, enforceability or use of any of the Company Licensed Intellectual Property since the Applicable Date.
(e)   All registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property and the Company Licensed Intellectual Property necessary for the protection of such Intellectual Property rights under applicable Laws have been made, are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by any of the Company or the Subsidiaries to maintain their validity or effectiveness. Neither the execution of this Agreement nor the consummation of any Transaction shall materially adversely affect any of the Company’s or any of its Subsidiaries’ rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.
(f)   The Company and its Subsidiaries have taken commercially reasonable efforts to protect the value and confidentiality of all material Trade Secrets owned, held for use or otherwise used by the Company or its Subsidiaries in the conduct of their businesses or otherwise embodied in the Company Intellectual Property, and, to the Company’s knowledge, no such Trade Secret has been discovered by, disclosed to or used by any person except pursuant to a written agreement restricting the disclosure and use thereof, which agreement has not been breached in any material respect.
(g)   No funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any Company Owned Intellectual Property, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining ownership or other rights to such Intellectual Property.

(h)   Each of the Company’s and its Subsidiaries’ current and former employees, contractors and consultants who have been involved in the development or creation of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries has executed a written agreement containing (i) an irrevocable present assignment of all right, title and interest in and to such Intellectual Property to the Company or the applicable Subsidiary and (ii) a waiver, in favor of the Company or the applicable Subsidiary, of all non-assignable rights such person possesses in such Intellectual Property. No such person retains or, to the Company’s knowledge, has claimed, any right, title or interest in or to any such Intellectual Property.
(i)   Except as would not have a Company Material Adverse Effect, the use of Open Source Software by the Company and its Subsidiaries and in the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries, is in compliance with the terms and conditions of all applicable licenses for such Open Source Software, including notice and attribution obligations. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with, or otherwise used in connection with, any Company Software, in each case, in a manner that (i) requires, or conditions the use, license or distribution of such Company Software, on the disclosure, licensing, or distribution of any source code for any portion of such Company Software, (ii) requires any Company Software to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works or permit any third party to reverse engineer any Company Software, (iii) restricts the consideration to be charged for the distribution of any Company Software, (iv) requires any disclosure, distribution or licensing of any Company Software at no charge, or (v) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use, license or distribute any Company Software. The Company and its Subsidiaries are and have been in compliance in all material respects with all relevant licenses for Open Source Software used in their businesses. No person other than authorized employees, consultants or contractors of the Company or its Subsidiaries has or has had access or possession of, or any right, contingent or otherwise to access or possess, any source code for any Company Software.
(j)   Except as would not have a Company Material Adverse Effect, none of the Software included in the Company Owned Intellectual Property or otherwise distributed by the Company or any of its Subsidiaries (i) contains any defect that would prevent such Software from performing in accordance with its user specifications; (ii) contains any Malicious Code or (iii) is subject to any agreement with any person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Software and no such source code has been released to any person, or is entitled to be released to any person (on a contingent basis or otherwise), by any escrow agent, escrow service or similar third party. The consummation of the Transactions, including the Merger, will not trigger the release of any source code of any such Software.
(k)   The Company and its Subsidiaries have taken reasonable steps, consistent with accepted industry standards, to (i) ensure the confidentiality, privacy, integrity and security of any and all Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby), and (ii) prevent the introduction of Malicious Code into the Company IT Assets.
(l)   Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and maintained written policies and organizational, administrative and technical measures that are reasonable and consistent with all Privacy Requirements. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company Personal Information, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company Personal Information are under written obligations of confidentiality with respect to such Company Personal Information. The Company and its Subsidiaries have at all times since the Applicable Date complied in all material respects with applicable Privacy Requirements.

(m)   Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Privacy Requirements that, following the Closing, would prevent the Surviving Company from Processing Personal Information in materially the same manner in which the Company and its Subsidiaries Process Personal Information prior to the Closing. The consummation of the Transactions, including the Merger, will not breach any Privacy Requirement.
(n)   There has been no notice, Action or order by any Governmental Authority or other person concerning the Company’s or its Subsidiaries’ development, implementation, deployment or other use of AI Technology. The Company and its Subsidiaries have (i) obtained all licenses, consents, and permissions, and otherwise have all rights, in each case, that are required in connection with the collection and use of AI Inputs by or on behalf of the Company and its Subsidiaries, and (ii) complied with all use restrictions and notice, disclosure and other requirements of any applicable Law, license, consent, permission, or other Contract and any website terms of use, terms of service, or other terms governing the Company’s and its Subsidiaries’ collection and use of such AI Inputs.
Section 3.13   Taxes.
(a)   The Company and each Subsidiary have timely filed all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown to be due on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings. All such Tax Returns are true, accurate and complete in all material respects. No Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of Taxes against the Company or any Subsidiary. The Company and the Subsidiaries have each (i) properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law and (ii) complied in all material respects with all applicable Laws relating to information reporting with respect to any payment made or received. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
(b)   The accruals and reserves for Taxes reflected in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2026 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with IFRS. There are no Tax liens upon any shares, securities, equity interests, property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary is considered a tax resident in any jurisdiction other than its jurisdiction of formation. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the last two (2) years. All transactions between the Company and any Subsidiary and between any of the Subsidiaries have been conducted on an arm’s-length basis. Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). The Company and each Subsidiary have, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements imposed by such Governmental Authorities. Each submission made on behalf of the Company or any Subsidiary to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects at the time of its submission and none of such submission contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates is pending or, to the knowledge of the Company, threatened. The consummation of the Transactions shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, holidays, deferrals, incentives or other preferential treatments or rebates and will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.
(c)   Neither the Company nor any Subsidiary is liable to any person for any material amount under any Tax Sharing Agreement. Neither the Company nor any Subsidiary (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary, affiliated or similar Tax Return (other than a group the common parent of which was a Company or a Subsidiary) or (ii) has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law (other than any of the Company and its Subsidiaries due to being a member of a group described in clause (i)), as a transferee or successor, by contract, or otherwise.
(d)   Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable Law) or agreement entered into with a Governmental Authority; (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (vi) election under Code Section 965(h) (or any corresponding provision of applicable Law) made in a period or portion thereof ending on or prior to the Closing Date; (vii) gain recognition agreement under Code Section 367 (or any corresponding provisions of applicable Law); or (viii) intercompany transaction entered into prior to the Closing Date or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provisions of applicable Law).
(e)   All payments between or among the Company and any of its Subsidiaries or between or among its Subsidiaries and any material transactions between or among the Company and any of its Subsidiaries or between or among its Subsidiaries have complied with all applicable transfer pricing requirements imposed by applicable Law, including proper documentation and reporting as required by any applicable Law related to transfer pricing.
(f)   The consummation of the Transactions will not give rise to any limitation on the use of losses or other tax attributes or give rise to Taxes of the Company or any Subsidiary (including transfer Taxes) or other adverse tax consequences.
Section 3.14   No Secured Creditors; Solvency.
(a)   Neither the Company nor any of its Subsidiaries has any secured creditors holding fixed or floating security interests.
(b)   Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Transactions to occur at the Closing will not be, Insolvent.
Section 3.15   Material Contracts.
(a)   Subsections (i) through (xi) of Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all of the following types of Contracts to which the Company or any Subsidiary is a party (such Contracts as are required to be set forth in Section 3.15(a) of the

Company Disclosure Schedule being the “Material Contracts”), and other than this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Material Contracts not listed in Section 3.15(a) of the Company Disclosure Schedule:
(i)   each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;
(ii)   any Contract for the voting of Equity Securities of the Company or any of its Subsidiaries;
(iii)   each Contract, the performance of which involves payments or expected payments (A) by the Company or its Subsidiaries in the aggregate in excess of US$500,000 in any fiscal year, or (B) to the Company or its Subsidiaries in the aggregate in excess of US$500,000 in any fiscal year;
(iv)   all Contracts with a Major Customer or Major Supplier, other than contracts entered into in the ordinary course of business;
(v)   all Contracts relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Subsidiary), in each case in a principal amount in excess of US$250,000;
(vi)   all Contracts relating to the purchase or sale of any Shares or other securities of the Company or any Subsidiary;
(vii)   all Contracts involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person other than the Company or its Subsidiaries, in each case only if material to the financial status of the Company;
(viii)   all Contracts granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries, other than the Permitted Encumbrances;
(ix)   all Contracts involving a confidentiality, standstill or similar arrangement;
(x)   all Contracts involving any directors, officers or shareholders of the Company holding more than 1% of the share capital of the Company, or any of their respective affiliates (other than the Company or any Subsidiary) or immediate family members; and
(xi)   all Contracts granting a right of first refusal, first offer or first negotiation;
provided, that (A) any Contract to which a member of the Merger Sub Group is a party, (B) any Contract entered into in accordance with this Agreement or the Transactions, (C) any Contract that has been filed or furnished with, or disclosed in, the Company SEC Reports or reflected in the consolidated financial statements of the Company, and (D) any Contract entered into in the ordinary course of business shall be excluded from each of the foregoing clauses (i) through (xii).
(b)   Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary, in full force and effect and enforceable against the Company or its Subsidiary, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (iii) neither the Company nor any Subsidiary and, to the knowledge of the Company, no counterparty is or is alleged to be in breach or violation of, or default under, any Material Contract; (iv) the Company and the Subsidiaries have not received any claim of material default under any such Material Contract and, to the knowledge of the Company, no fact or event exists that could give rise to any claim of material default under any Material Contract; (v) to the knowledge of the Company, no person intends to terminate or cancel any Material Contract; and (vi) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Subsidiary under any Material Contract. The Company has furnished or made available to Merger Sub true and complete copies of all Material Contracts, including any amendments thereto.
Section 3.16   Customers and Suppliers.   Section 3.16 of the Company Disclosure Schedule lists the (a) five (5) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries by quarter for each quarter over the fiscal year ended December 31, 2025) (each, a “Major Customer”), and (b) five (5) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2025) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received, as of the date hereof, any notice or communication from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or such Subsidiary.
Section 3.17   Insurance.   The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with the prevailing industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance. Section 3.17 of the Company Disclosure Schedule sets forth an accurate and complete list of such insurance policies relating to the business, assets, liabilities or operations of the Company and each of its Subsidiaries, all of which are in full force and effect (with all premiums due and payable thereon having been paid in full) and will not terminate or lapse by reason of this Agreement or the consummation of any of the Transactions, and there is no claim pending under any of such insurance policies. No notice of cancellation or modification has been received by the Company with respect to any such insurance policy, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. Section 3.17 of the Company Disclosure Schedule sets forth the aggregate amount of the annual premium for the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof.
Section 3.18   Interested Party Transactions.   The Company has disclosed in the Company SEC Reports each material Contract between the Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company, on the other hand, entered into during fiscal years covered by such Company SEC Reports.
Section 3.19   Environmental Matters.   Except as would not have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries do not involve the use, disposal or release of hazardous or toxic substances or the protection or restoration of the environment or human exposure to hazardous or toxic substances. Neither the Company nor any of its Subsidiaries has been penalized by Governmental Authorities for violation of any applicable Law relating to pollution or the protection of the environment.
Section 3.20   Anti-Takeover Provisions.   The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “business combination”, “fair price”, “control share” or other similar Laws applicable to the Company, including any such applicable Laws under the CICA (each, a “Takeover Statute”), does not, and will not, apply to the Company, the Shares, this Agreement or the Transactions.
Section 3.21   Brokers.   Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article III, Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Merger Sub in connection with the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB
As an inducement to the Company to enter into this Agreement, Merger Sub hereby represents and warrants to the Company that:
Section 4.1   Corporate Organization.   Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Merger Sub or otherwise be materially adverse to the ability of Merger Sub to perform its material obligations under this Agreement.
Section 4.2   Authority Relative to This Agreement.   Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Plan of Merger, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the Plan of Merger by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3   Capitalization.   As of the date hereof, the authorized share capital of Merger Sub is US$10,000,000 consisting solely of 100,000,000 ordinary shares, par value of US$0.10 per share, of which 100 ordinary shares were issued and outstanding and have been duly authorized, validly issued, fully paid and non-assessable. Immediately prior to the Effective Time, all of the issued and outstanding shares of Merger Sub will be owned by DVDonet.com. Inc.. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than pursuant to this Agreement, the Limited Guarantee and the Transactions.
Section 4.4   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement and the Plan of Merger by Merger Sub does not, and the performance of this Agreement and the Plan of Merger by Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of Merger Sub, (ii) assuming that the matters referred to in Section 4.4(b) are complied with, conflict with or violate any Law applicable to Merger Sub or by which any of its property or asset is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Merger Sub pursuant to any Contract or obligation to which Merger Sub is a party or by which Merger Sub or any of its property or asset is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Merger Sub or otherwise be materially adverse to the ability of Merger Sub to perform its material obligations under this Agreement and the Plan of Merger.

(b)   The execution and delivery of this Agreement and the Plan of Merger by Merger Sub does not, and the performance of this Agreement and the Plan of Merger by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of FINRA, (iii) for compliance with the rules and regulations of the NYSE, (iv) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICA, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Merger Sub or otherwise be materially adverse to the ability of Merger Sub to perform its material obligations under this Agreement and the Plan of Merger.
Section 4.5   Absence of Litigation.   As of the date hereof, (i) there are no Actions pending or, to the knowledge of Merger Sub, threatened against Merger Sub or any of its affiliates, other than any such Action that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Merger Sub, and (ii) neither Merger Sub nor any of its affiliates is a party to or subject to the provisions of any Law which would reasonably be expected to prevent or materially delay the consummation of the Transactions by Merger Sub.
Section 4.6   Limited Guarantee.   The Limited Guarantee has been duly and validly executed and delivered by the Guarantor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with the terms thereof subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute or reasonably be expected to result in a breach or default on the part of the Guarantor under the Limited Guarantee.
Section 4.7   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.
Section 4.8   No Secured Creditors.   Merger Sub has no secured creditors holding fixed or floating security interests.
Section 4.9   Ownership of Shares.   As of the date hereof, other than the Continuing Shares, none of Merger Sub and the Consortium Members nor any of their respective affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.
Section 4.10   Solvency.   Neither Merger Sub nor any of the Continuing Shareholders has taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency Law. Merger Sub, as of the date hereof and after giving effect to the Transactions, is and will be solvent.
Section 4.11   Independent Investigation.   Merger Sub has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Merger Sub and its affiliates and Representatives. Merger Sub acknowledges that as of the date hereof, it and its affiliates and Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.12   Non-Reliance on Company Estimates.   The Company has made available to Merger Sub or its affiliates and Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Merger Sub hereby acknowledges and agrees that, without prejudice to other representations and warranties made by the Company in this Agreement, (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and (d) Merger Sub is not relying on any estimates, projections, forecasts, plans or budgets (or the accuracy or completeness thereof) furnished by the Company, its Subsidiaries or their respective affiliates and Representatives, and Merger Sub shall not, and shall cause its affiliates and Representatives not to, hold any such person liable with respect thereto.
Section 4.13   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither the Merger Sub nor any other person on behalf of the Merger Sub makes any other express or implied representation or warranty with respect to the Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.1   Conduct of Business by the Company Pending the Merger.   The Company agrees that, between the date of this Agreement and the Effective Time, except (x) as Disclosed, (y) as required by applicable Law or as expressly contemplated by any other provision of this Agreement, or (z) with the prior written consent of Merger Sub:
(i)   the businesses of the Company and the Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice; and
(ii)   the Company shall use its commercially reasonable efforts to preserve substantially intact the assets and the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees, consultants and agents of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with Governmental Authorities, customers, suppliers and other persons with which the Company or any Subsidiary has material relations.
By way of amplification and not limitation, except (x) as Disclosed, (y) as required by applicable Law or as expressly contemplated by any other provision of this Agreement, or (z) with the prior written consent of Merger Sub, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following:
(a)   amend or otherwise change its memorandum and articles of association or equivalent organizational documents;
(b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of the Company or any Subsidiary (other than in connection with the exercise of any Company Options in accordance with the applicable Share Incentive Plans), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Subsidiary, or (iii) any material Intellectual Property owned by or licensed to the Company or any Subsidiary, in each case of (ii) and (iii), except in the ordinary course of business and in a manner consistent with past practice;
(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary to the Company), or split, combine or reclassify any of its shares;

(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;
(e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its Subsidiaries, or create any new Subsidiaries;
(f)   enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment to or from the Company or any Subsidiary of the Company, by or to any third party, except (A) in the ordinary course of business or (B) in an amount not exceeding US$1,000,000 individually or US$3,000,000 in the aggregate;
(g)   (i) acquire (including, without limitation, by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$2,000,000 in any transaction or related series of transactions, (ii) make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets in excess of US$2,000,000 in aggregate; (iii) incur, assume, alter, amend or modify any Indebtedness in excess of US$2,000,000 in the aggregate, or guarantee any Indebtedness, or issue any debt securities or make any loans or advances in excess of US$500,000 individually or US$2,000,000 in the aggregate, except for the incurrence or guarantee of Indebtedness pursuant to credit facilities currently existing as of the date hereof or in the ordinary course of business; (iv) create or grant any Lien on any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances or in the ordinary course of business; or (v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$500,000 or capital expenditures which are, in the aggregate, in excess of US$2,000,000 for the Company and the Subsidiaries taken as a whole;
(h)   except as otherwise required by Law, (A) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its Subsidiaries (other than hirings or terminations of employees or consultants below officer level with aggregate annual compensation of less than US$100,000), (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries with an aggregate amount exceeding US$1,000,000, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except such increases or payments, taken as a whole, by more than 20%, (D) establish, adopt, amend or terminate any Company Employee Plan or amend the terms of any outstanding Company Options, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, to the extent not already permitted in any such plan, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;
(i)   issue or grant any Company Options to any person under any Share Incentive Plan;
(j)   make any changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in IFRS;
(k)   pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;
(l)   enter into, amend, modify or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s rights thereunder, except in the ordinary course of business consistent with past practice;

(m)   enter into any Contract between the Company or any Subsidiary, on the one hand, and any of their respective affiliates, officers, directors or employees, on the other hand;
(n)   terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;
(o)   commence any Action for a claim of more than US$1,000,000 (excluding any Action seeking injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened Action of or against the Company or its Subsidiaries (A) for an amount in excess of US$1,000,000, (B) that would impose any material restrictions on the business or operations of the Company or its Subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities the Company or its Subsidiaries relating to the Transactions;
(p)   permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay any required fees and Taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property or grant, license or transfer to any person any Company Owned Intellectual Property;
(q)   fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any other Governmental Authority;
(r)   engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;
(s)   make or change any material Tax election, amend any Tax return (except as required by applicable Law), enter into any closing agreement or seek any ruling from any Governmental Authority with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Governmental Authority, or incur any material amount of Taxes outside of the ordinary course of business;
(t)   grant any fixed or floating security interests over any assets of the Company or any of its Subsidiaries; or
(u)   announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing;
For purpose of this Section 5.1, as long as the actions of the Company set forth above are approved by the Chairwoman in her capacity as the chief executive officer or director of the Company as part of the Company’s internal approval process, such actions shall be deemed to have been consented to by the Merger Sub.
Section 5.2   Compliance.   During the period between the date of this Agreement and the Effective Time, the Company shall, and shall ensure that each Subsidiary will, conduct its business in compliance with all applicable Laws in all material respects, and obtain, make and maintain in effect all consents, approvals, authorizations and permits of, and make all filings with and notifications to, any relevant Governmental Authority or other person required for the due and proper establishment and operation of the Company and each Subsidiary in accordance with applicable Laws.

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1   Proxy Statement and Schedule 13E-3.
(a)   As promptly as reasonably practicable after the date hereof, the Company, with the cooperation and assistance of Merger Sub, shall prepare a proxy statement relating to the approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company by the Requisite Company Vote including a notice convening the Shareholders Meeting in accordance with the Company’s articles of association (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company and Merger Sub shall jointly prepare and cause to be filed a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”) with the SEC. Each of the Company and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company and Merger Sub shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, Schedule 13E-3 and the resolution of comments from the SEC. The Company shall promptly notify Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Merger Sub with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Merger Sub with a reasonable period of time to review and comment on such document or response, and (ii) shall consider in good faith all additions, deletions, or changes reasonably proposed by Merger Sub in good faith. If at any time prior to the Shareholders Meeting, any information relating to the Company, Merger Sub or any of their respective affiliates, officers or directors, is discovered by the Company or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and/or Schedule 13E-3 so that the Proxy Statement and/or Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.
(b)   Merger Sub represents and covenants, as to itself and its affiliates and Representatives, that the information supplied or to be supplied by Merger Sub for inclusion in the Proxy Statement, Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will not, at (i) the time the Schedule 13E-3 (or any amendment thereof or supplement thereto) or such other documents are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or such other documents are mailed to the shareholders of the Company, and (iii) the time of the Shareholders Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)   The Company represents and covenants, as to itself and its affiliates and Representatives, that the information supplied or to be supplied by the Company for inclusion in the Proxy Statement, Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will not, at (i) the time the Schedule 13E-3 (or any amendment thereof or supplement thereto) or such other documents are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or such other documents are mailed to the shareholders of the Company, and (iii) the time of the Shareholders Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 6.2   Company Shareholders Meeting.
(a)   Subject to this Section 6.2 and Section 6.4, the Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders Meeting (the “Record Date”) in consultation with Merger Sub and shall not change such Record Date or establish a different record date for the Shareholders Meeting without the prior written consent of Merger Sub (such consent not to be unreasonably withheld or delayed), unless required to do so by applicable Law; and in the event that the date of the Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, except as required by applicable Laws, the Company agrees that unless Merger Sub shall have otherwise approved in writing, the Company shall implement such adjournment or other delay in such a way that the Company does not establish a new Record Date for the Shareholders Meeting, as so adjourned or delayed. As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, or that it is not reviewing the Schedule 13E-3 but in any event no later than five (5) days after such confirmation, the Company shall (i) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), and (ii) take all actions required under the CICA, the memorandum and articles of association and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable (but in any event no later than the thirtieth (30th) calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement), an extraordinary general meeting of the Company, for the purpose of voting upon the approval of this Agreement, the Plan of Merger and the Transactions (including any adjournment thereof, the “Shareholders Meeting”).
(b)   Subject to this Section 6.2 and Section 6.4, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement, and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and shall take all other action necessary or advisable to secure the Requisite Company Vote.
(c)   Notwithstanding the foregoing, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation or authorizes the Company to terminate this Agreement, in each case in accordance with the terms of this Agreement, the Company shall not be required to convene the Shareholders Meeting or submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders Meeting.
(d)   The Company may adjourn the Shareholders Meeting, after consultation in good faith with Merger Sub, if and as required by applicable Laws. If the Shareholders Meeting is adjourned, the Company shall convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter, provided that, the Company shall use its reasonable best efforts not to recommend to its shareholders the adjournment of the Shareholders Meeting to a date that is less than five (5) Business Days prior to the Termination Date.
Section 6.3   Access to Information.
(a)   From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Merger Sub, the Company and its Subsidiaries shall (i) provide to Merger Sub and Merger Sub’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, debt financing sources (including potential sources) and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of Company and Subsidiaries, (ii) furnish to Merger Sub and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Merger Sub and its Representatives in their investigation.

(b)   Notwithstanding anything to the contrary in Section 6.3(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Merger Sub or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a third party (provided that at the request of Merger Sub, the Company shall use its commercially reasonable efforts to obtain a waiver from such third party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client or other legal privilege (unless and only to the extent reasonably remedied by use of common interest agreements or other methods to maintain such privilege), or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.
(c)   No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
Section 6.4   No Solicitation of Transactions.
(a)   Until the earlier of the Effective Time and termination of this Agreement, except pursuant to Section 6.4(b), the Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries’ Representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), not to, in each case, directly or indirectly, (i) knowingly solicit, initiate, encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for, or that could reasonably be expected to lead to, a Competing Transaction, or (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to lead to, any Competing Transaction or requiring the Company to abandon this Agreement or any of the Transactions, or (iv) grant any waiver, amendment or release under standstill, confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party, or Takeover Statutes, in each case in connection with any Competing Transaction (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement). The Company shall notify Merger Sub as promptly as practicable (and in any event within forty-eight (48) hours), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction (a “Competing Transaction Proposal”), specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Merger Sub informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide Merger Sub with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and immediately revoke or withdraw access of any third party to any data room containing any nonpublic information concerning the Company and its Subsidiaries and request, and use its reasonable efforts to cause, all such third parties to promptly return or destroy all such nonpublic information. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of this Agreement which prohibits the Company from providing such information to Merger Sub.
(b)   Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Requisite Company Vote, the Company and its Representatives may, following the receipt of an unsolicited bona fide written Competing Transaction Proposal that did not result from a breach of this Section 6.4 (in each case other than any immaterial and non-intentional non-compliance that does not adversely affect Merger Sub), acting only under the direction of the Special Committee:
(i)   contact the person or group of persons who has made such Competing Transaction Proposal solely to (A) refer to the applicable provisions of this Agreement and/or (B) clarify and understand the terms and conditions thereof solely to the extent the Special Committee shall have determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such Competing Transaction Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;
(ii)   provide information in response to the request of the person or group of persons who has made such Competing Transaction Proposal, if and only if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours) make available to the Merger Sub any information concerning the Company or any of its Subsidiaries that is provided to any person or group of persons making such Competing Transaction Proposal that is given such access and that was not previously made available to the Merger Sub or its Representatives; or
(iii)   engage or participate in any discussions or negotiations with the person or group of persons who has made such Competing Transaction Proposal;
provided, that prior to taking any action described in Section 6.4(b)(ii) or Section 6.4(b)(iii) above, the Special Committee, shall have (x) determined in its good faith judgment based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Competing Transaction Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws and (y) provided Merger Sub with prior written notice of its intention to take such action.
(c)   Except as set forth in Section 6.4(d) and Section 6.4(e), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw (or not continue to make), qualify or modify, or propose to change, withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Merger Sub, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited or deemed to be a Change in the Company Recommendation) within ten (10) Business Days after commencement thereof, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (F) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Merger Sub so requests in writing (any of the foregoing, a “Change in the Company Recommendation”) or (ii) recommend, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction (an “Alternative Acquisition Agreement”).
(d)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not withdrawn and which was not obtained in violation of Section 6.4 (other than any immaterial and non-intentional non-compliance that does not adversely affect Merger Sub) and the Company Board determines (in its good faith judgment upon and adopting the recommendation of the Special Committee after consultation with its financial advisor and outside legal counsel) that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (and at the direction of the Special Committee, shall) (A) effect a Change in the Company Recommendation with respect to such Superior Proposal, and/or (B) with respect to such Superior Proposal, authorize the Company to terminate this Agreement in accordance with Section 8.1(c)(iii) and enter into an Alternative Acquisition Agreement, but in each case only if:
(i)   the Company shall have complied with the requirements of Section 6.4(a) and Section 6.4(b) with respect to such proposal or offer; and
(ii)   each of the following obligations or conditions shall have been satisfied prior thereto:
A.
the Company shall have provided at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Merger Sub (a “Notice of Superior Proposal”) advising Merger Sub that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.1(c)(iii), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation;

B.
the Company shall have negotiated with and caused its financial and legal advisors to negotiate with Merger Sub and its Representatives in good faith (to the extent Merger Sub desires to negotiate) to make such adjustments in the terms and conditions of this Agreement for the purpose of making such proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal cease to constitute a Superior Proposal;

C.
the Company shall have permitted Merger Sub and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Merger Sub desires to make such presentation and such presentation does not require any delay to any scheduled meeting of the Company’s shareholders or of the Company Board or the Special Committee); provided that any material modifications to a proposal or offer that the Company Board or the Special Committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.4(d), provided, further, that with respect to such new Superior Proposal, the Superior Proposal Notice Period shall be deemed to be a two (2) Business Day period rather than the five (5) Business Day period first described above; and

D.
following the end of the applicable Superior Proposal Notice Period, the Company Board shall have determined (in its good faith judgment upon and adopting the recommendation of the Special Committee after consultation with its financial advisor and outside legal counsel), after taking into account any changes to this Agreement proposed by Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.
(e)   Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Requisite Company Vote, the Company Board determines (in its good faith judgment upon and adopting the recommendation of the Special Committee) after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (upon and adopting the recommendation of the Special Committee) effect a Change in the Company Recommendation with respect to an Intervening Event and direct the Company to terminate this Agreement if and only if (i) a material development or change in circumstances with respect to the Company and its Subsidiaries or their business, assets or operations has occurred or arisen after the date of this Agreement that was not known to, nor reasonably foreseeable by, the Company Board or Special Committee as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement (an “Intervening Event”), provided, that in no event shall any of the following developments or changes in circumstances constitute an Intervening Event: (x) any inquiry, proposal, offer, or transaction from any third party regarding a Competing Transaction or (y) any change in the price, or change in trading volume, of the Shares (provided, however, that the exception to this clause (y) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (ii) at least five (5) Business Days have elapsed since the Company has given notice to Merger Sub advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iii) during such five (5) Business Day period, the Company used commercially reasonable efforts to negotiate with and cause its financial and legal advisors to negotiate with Merger Sub and its Representatives in good faith (to the extent Merger Sub desires to negotiate) regarding any adjustment or modification to the terms of this Agreement proposed by Merger Sub, and (iv) following the end of such five (5) Business Day period, the Company Board determines (in its good faith judgment upon and adopting the recommendation of the Special Committee after consultation with its financial advisor and outside legal counsel), after taking into account any proposed adjustment or modification to the terms of this Agreement presented by Merger Sub in writing to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(f)   None of the Company, the Company Board or any committee of the Company Board shall enter into any Contract with any third party to materially limit or not to give prior notice to Merger Sub of its intention to effect a Change in the Company Recommendation.
(g)   Nothing contained in this Section 6.4 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company or (B) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
(h)   Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.
(i)   The Company shall promptly inform its Representatives of the obligations applicable to such Representatives in this Section 6.4.
(j)   A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of Equity Securities of the Company; (vi) any other transaction having an effect equivalent to the foregoing; or (vii) any combination of the foregoing.
(k)   A “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.4, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of no less than 50% of the assets (on a consolidated basis), or no less than 50% of the total voting power of the Equity Securities, of the Company that the Company Board (upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and (b) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses); provided that no offer or proposal shall be deemed to be a “Superior Proposal” if (1) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed, (2) the receipt of any such financing is a condition to the consummation of such transaction, (3) the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder, or (4) the governmental and regulatory approvals required for such offer or proposal may result in the imposition of more burdensome or commercially undesirable conditions.
Section 6.5   Directors’ and Officers’ Indemnification and Insurance.
(a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to its beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are currently set forth in the memorandum and articles of association of the Company, which provisions shall not be amended, repealed or otherwise modified by the Surviving Company for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.
(b)   The Surviving Company shall maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than those provided under the Company’s current policies, and provided, further, that in no event shall the Surviving Company be obligated to provide directors’ and officers’ liability insurance coverage, terms or conditions that are more favorable to the Indemnified Parties than those provided under such current policies; and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.5 more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$385,000 in the aggregate). In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.5(b), the Company shall have the right to, and at Merger Sub’s request shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Merger Sub shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Merger Sub or Surviving Company under this Section 6.5(b) shall terminate.
(c)   Subject to the terms and conditions of this Section 6.5, from and after the Effective Time, the Surviving Company shall comply with, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Merger Sub prior to the date hereof) and to the fullest extent permitted by the CICA or any other applicable Law, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Subsidiary if such service was at the request or for the benefit of the Company or any of its Subsidiaries.
(d)   Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts under Section 6.5(c), the Company’s or any Subsidiary’s organizational and governing documents, or any existing indemnification agreements, the person seeking indemnification shall notify the Surviving Company promptly, but in all events no later than five (5) days after actual receipt. The Surviving Company (or a subsidiary nominated by it) shall have the right, but not the obligation, to participate in any such Action and, at its option, assume the defense of such Action. The person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action. In the event the Surviving Company (or a subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.5(d), neither the Surviving Company nor any of its subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Action.
(e)   In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 6.5.
(f)   The agreements and covenants contained in this Section 6.5 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICA or other applicable Law, or otherwise. The provisions of this Section 6.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.5. The obligations of Merger Sub and the Surviving Company under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.
(g)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under any such policies.
Section 6.6   Notification of Certain Matters.   Each of the Company and Merger Sub shall promptly notify the other in writing of:
(a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;
(b)   any notice or other communication from any Governmental Authority in connection with the Transactions;
(c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Merger Sub, threatened against the Company or any of its Subsidiaries or Merger Sub and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and
(d)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 not to be satisfied; together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.6(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.
Section 6.7   Available Cash.
(a)   The Company shall, and shall cause each Subsidiary to, manage cash, cash equivalents and working capital in the ordinary course of business consistent with past practice, including with respect to the timing of the collection of accounts receivable and the payment of accounts payable, and shall not make any material change to its cash management or working-capital policies, practices or procedures, and use its reasonable efforts to take, or cause to be taken, and cause each Subsidiary to take, such other actions as necessary to maintain the Available Cash of the Company.
(b)   Merger Sub shall cause the Chairwoman, solely in her capacity as the chairwoman and chief executive officer of the Company, not to take, authorize, direct or knowingly permit any action that would reasonably be expected to have a material adverse effect on the Company’s ability to maintain Available Cash of at least 130% of the Required Available Cash Amount.
Section 6.8   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, from the date hereof until the earlier of the Closing and the termination of this Agreement, each of the Company and Merger Sub shall use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions, including the Merger, (ii) respond as promptly as practicable to, and resolve, all inquiries received from any Governmental Authority in connection with the Transactions and (iii) furnish to the other party such information and assistance as the other party may reasonably request in connection therewith. Neither the Company nor Merger Sub shall commit to or agree with any Governmental Authority to voluntarily delay or prevent the consummation of the Transactions unless the other party has consented in writing to such commitment or agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.
(b)   Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Merger Sub, the Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the Transactions.
Section 6.9   Participation in Litigation.   Prior to the Effective Time, the Company shall (a) give prompt notice to Merger Sub of any Actions commenced or, to the knowledge of the Company, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) give Merger Sub the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Merger Sub’s prior written consent.
Section 6.10   Resignations.   To the extent requested by Merger Sub in writing at least three (3) Business Days prior to Closing, the Company shall use reasonable best efforts to cause to be delivered to Merger Sub on the Closing Date duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Merger Sub, which shall include a waiver of any claims against any of the Company or any Subsidiary.
Section 6.11   Public Announcements.   Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Merger Sub. Merger Sub and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.
Section 6.12   Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, the Company shall cooperate with Merger Sub and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting of the Shares from NYSE and the deregistration of the Shares and Company Warrants under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.13   Takeover Statutes.   If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.
ARTICLE VII
CONDITIONS TO THE MERGER
Section 7.1   Conditions to the Obligations of Each Party.   The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions at or prior to the Closing Date:

(a)   Company Shareholder Approval.   This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been approved and adopted by holders of Shares constituting the Requisite Company Vote at the Shareholders Meeting in accordance with the CICA and the Company’s memorandum and articles of association, and such approval shall remain in full force and effect.
(b)   No Injunction.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (an “Injunction”).
Section 7.2   Conditions to the Obligations of Merger Sub.   The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing Date:
(a)   Representations and Warranties.   (i) Other than the representations and warranties of the Company contained in Section 3.1 (Organization and Qualification), Section 3.3 (Capitalization), Section 3.4 (Authority Relative to This Agreement; Fairness), Section 3.9(a), Section 3.20 (Anti-Takeover Provisions) and Section 3.22 (Brokers), the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or any similar standard or qualification set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.4 (Authority Relative to This Agreement; Fairness), Section 3.20 (Anti-Takeover Provisions) and Section 3.22 (Brokers) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.3 (Capitalization) and Section 3.9(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).
(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)   Officer Certificate.   The Company shall have delivered to Merger Sub a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b).
(d)   Material Adverse Effect.   Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Dissenting Shareholders.   The holders of no more than eight percent (8%) of the Shares shall have validly served a written objection under Section 238(2) of the CICA.
Section 7.3   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing Date:
(a)   Representations and Warranties.   The representations and warranties of Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties of

Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Merger Sub to consummate the Transactions.
(b)   Agreements and Covenants.   Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)   Officer Certificate.   Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Merger Sub, certifying as to the satisfaction of the conditions specified in Section 7.3(a) and Section 7.3(b).
Section 7.4   Frustration of Closing Conditions.   Prior to the Termination Date, neither the Company nor Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1   Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party, notwithstanding any requisite approval of this Agreement and the Transactions by the shareholders of the Company, as follows:
(a)   by mutual written consent of Merger Sub and the Company duly authorized by the board of directors of Merger Sub and the Company Board upon and adopting the recommendation of the Special Committee;
(b)   by either Merger Sub or the Company (upon and following the approval of the Special Committee), if:
(i)   the Effective Time shall not have occurred on or before July 10, 2027 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the circumstances described in this Section 8.1(b)(i) are primarily caused by such party’s failure to comply with its obligations under this Agreement;
(ii)   any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party if the circumstances described in this Section 8.1(b)(ii) were primarily caused by such party’s failure to comply with its obligations under this Agreement; or
(iii)   if the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;
(c)   by written notice from the Company (upon and adopting the approval of the Special Committee):
(i)   if (x) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and (y) such breach or failure of condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Merger Sub or (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied; or
(ii)   if (x) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (y) Merger Sub fails to consummate the Merger within five (5) Business Days of the date on which the Closing should have occurred pursuant to Section 1.2 and (z) the Company has notified the Merger Sub in writing on or prior to the end of such five (5) Business Day period confirming that (A) it is ready, willing and able to consummate the Transactions, including the Merger, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it waives any unsatisfied conditions set forth in Section 7.3; or
(iii)   prior to the receipt of the Requisite Company Vote, the Company Board made a Change in the Company Recommendation with respect to a Superior Proposal pursuant to Section 6.4(d) or with respect to an Intervening Event pursuant to Section 6.4(e); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(iii) unless the Company has (A) complied with the requirements of Section 6.4 with respect to such Change in the Company Recommendation in all material aspects and (B) complied with Section 8.3(b)(ii) and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.1(c)(iii).
(d)   by written notice from the Merger Sub:
(i)   if (x) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and (y) such breach or failure of condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Merger Sub to the Company or (B) the Termination Date; provided that Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied; or
(ii)   the Company Board or the Special Committee shall have effected a Change in the Company Recommendation.
Section 8.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 6.11, Section 8.2, Section 8.3, Section 8.4 and Article IX shall survive any termination of this Agreement.
Section 8.3   Fees and Expenses.
(a)   Except as otherwise set forth in Section 8.3(e), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, financing sources and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Transactions.
(b)   The Company agrees that:
(i)   if Merger Sub shall terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);
(ii)   if the Company shall terminate this Agreement pursuant to Section 8.1(c)(iii);
(iii)   if (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been made, proposed or communicated (and not withdrawn), after the date hereof and prior to the

Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), Merger Sub or the Company terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) (only to the extent the Transactions are not submitted for approval in the Shareholders Meeting), and (C) at any time prior to the date that is twelve (12) months after the date of such termination, (x) the Company enters into any letter of intent, agreement in principle, acquisition agreement or other agreement providing for a Competing Transaction, or (y) a Competing Transaction is consummated; provided, that for purposes of this Section 8.3(b)(ii), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”, then the Company shall pay or cause to be paid to Merger Sub promptly (but in any event no later than two (2) Business Days after the first of such events shall have occurred) a fee of US$2,000,000 (the “Company Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by Merger Sub.
(c)   Merger Sub agrees that if (i) the Company shall terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(b)(iii) and, in the case of this clause (ii), (A) the Transactions were submitted for approval at the Shareholders Meeting but the Requisite Company Vote was not obtained and (B) such failure to obtain the Requisite Company Vote resulted from (x) Merger Sub’s breach of this Agreement or (y) the failure of any Continuing Shareholder to vote all Shares held directly or indirectly by such Continuing Shareholder in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, as required under the applicable Support Agreement), then Merger Sub shall pay or cause to be paid to the Company promptly (but in any event no later than two (2) Business Days after the date of such termination) a fee of US$6,000,000 (the “Merger Sub Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by the Company.
(d)   In the event that the Company shall fail to pay the Company Termination Fee, or Merger Sub shall fail to pay the Merger Sub Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Merger Sub, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Company Termination Fee or Merger Sub Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Merger Sub Termination Fee, as the case may be, became due, at the prime rate as published in The Wall Street Journal on such date plus 2.00% or a lesser rate that is the maximum permitted by applicable Law. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.
(e)   In the event that (i) this Agreement is terminated by Merger Sub pursuant to Section 8.1(d) (except that with respect to Section 8.1(d)(ii), the Change in Recommendation also gives rise to the Company’s right to terminate this Agreement in accordance with Section 8.1(c)(iii)), in addition to any Company Termination Fee that may be payable pursuant to Section 8.3(b), the Company shall pay Merger Sub or its designees by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery by Merger Sub of an invoice therefor, all Expenses incurred by Merger Sub, the Consortium Members, the Guarantor and their respective affiliates in connection with the Transactions, up to a maximum amount equal to US$1,500,000.
(f)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), in addition to any Merger Sub Termination Fee that may be payable pursuant to Section 8.3(c), Merger Sub shall pay the Company or its designees by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery to Merger Sub of an invoice therefor, all Expenses incurred by the Company and its affiliates in connection with the Transactions, up to a maximum amount equal to US$1,500,000.
(g)   Each party acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Merger Sub Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(b) or Section 8.3(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.3, the parties hereto would not have entered into this Agreement.
Section 8.4   Limitations on Liabilities.
(a)   Subject to Section 9.7 and the Limited Guarantee, in the event that Merger Sub fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement or otherwise fails to perform its obligations hereunder (other than for Fraud or willful breach), the Company’s right to terminate this Agreement and receive the Merger Sub Termination Fee pursuant to Section 8.3(c) and the costs and expenses pursuant to Section 8.3(d) and Section 8.3(f) and the guarantee of such obligations pursuant to the Limited Guarantee (subject to their terms, conditions and limitations) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its Subsidiaries, any direct or indirect shareholders of the Company or any of its Subsidiaries, or any of their respective affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing (collectively, the “Company Group”) against (A) Merger Sub, the Consortium Members, the Guarantor, the Continuing Shareholders and their respective affiliates, (B) any former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of Merger Sub or any Consortium Member, Guarantor or Continuing Shareholder or any their respective affiliates, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Merger Sub or any Consortium Member, Guarantor or Continuing Shareholder or any of their respective affiliates, or (D) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.4(a), collectively, the “Merger Sub Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise, but excluding any Fraud or willful breach). For the avoidance of doubt, other than with respect to any Fraud or willful breach on the part of the Merger Sub or any member of the Merger Sub Group, neither Merger Sub nor any member of the Merger Sub Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Limited Guarantee) other than the payment of the Merger Sub Termination Fee pursuant to Section 8.3(c) and the costs and expenses pursuant to Section 8.3(d) and Section 8.3(f), and in no event shall any of the Company, the Subsidiaries, or any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Merger Sub Group in connection with this Agreement or any of the Transactions (including the Limited Guarantee), other than (without duplication) from Merger Sub to the extent provided in Section 8.3(c), Section 8.3(d) and Section 8.3(f) or a Guarantor to the extent provided in the relevant Limited Guarantee.
(b)   Notwithstanding anything to the contrary in this Agreement, the Limited Guarantee or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (collectively, the “Transaction Documents”), the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Merger Sub Group collectively (excluding Fraud and willful breach) (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (i) the Merger Sub Termination Fee, if any, due and owing to the Company pursuant to Section 8.3(c), plus (ii) the amounts, if any, due and owing under Section 8.3(d) and Section 8.3(f).
Section 8.5   Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective board of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 8.6   Waiver.   At any time prior to the Effective Time, any party hereto may by action taken (i) with respect to Merger Sub, by or on behalf of its board of directors and (ii) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee), (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Non-Survival of Representations, Warranties and Agreements.   The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.5 and Section 6.12, Article VIII and this Article IX.
Section 9.2   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):
(a)   if to Merger Sub:
14F, No 98, Minquan Road
Xindian District, New Taipei City 231
Taiwan
Attention: Alice H. Chang
Email: alice@perfectcorp.com
with a copy to:
Sullivan & Cromwell (Hong Kong) LLP
20th Floor, Alexandra House
18 Chater Road, Central, Hong Kong
Attention: Ching-Yang Lin
Email: linc@sullcrom.com

(b)   if to the Company:
Perfect Corp.
14F, No 98, Minquan Road
Xindian District, New Taipei City 231
Taiwan
Attention: Daniel Lee
Email: Daniel_Lee@PerfectCorp.com
(c)   if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:
James Chang, Esq.
DLA Piper UK LLP
20th Floor South Tower Beijing Kerry Center
No.1 Guanghua Road, Chaoyang District
Beijing 100020, PRC
Tel: (86) 10 8520 0608
Section 9.3   Certain Definitions.
(a)   For purposes of this Agreement:
“affiliate” of a specified person means (i) any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person and (ii) with respect to any natural person, the term “affiliate” shall also include any member of the immediate family of such natural person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, provided that (x) Merger Sub and the Guarantor and their respective affiliates (excluding the Company and its Subsidiaries) shall not be deemed to be affiliates of the Company and/or its Subsidiaries, and vice versa, and (y) the Guarantor and the Chairwoman Parties shall be deemed to be affiliates of Merger Sub.
“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.
“Applicable Anti-Bribery Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company or any of its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, the U.S. Travel Act, any U.S. domestic or commercial bribery statute, the UK Bribery Act of 2010, as amended, and all other applicable anti-corruption and anti-bribery Laws.
“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis, net of issued but uncleared checks, in each case unrestricted and available free of any Lien immediately prior to and as of the Closing.
“AI Inputs” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, or computer code) used to train, validate, test, improve, develop, implement or deploy any AI Technology.

“AI Technology” means any and all machine learning, deep learning and other artificial intelligence technologies, including statistical learning algorithms, models (including large language models), neural networks and other artificial technology tools or methodologies, all software implementations of any of the foregoing, and related hardware or equipment.
“beneficial owner”, “beneficially owned” or “beneficially owning”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, the Cayman Islands, Taipei or Hong Kong.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company De-SPAC Merger Agreement” means the Agreement and Plan of Merger, dated as of March 3, 2022, by and among the Company, Beauty Corp., Fashion Corp., and Provident Acquisition Corp., as amended by a First Amendment to Agreement and Plan of Merger as of September 16, 2022, by and among the same parties.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Merger Sub on the date hereof.
“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other contract between the Company or an affiliate and any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries.
“Company Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of the ERISA, whether or not subject to ERISA, and any other employee compensation and benefit contract, plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by the Company or any affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any affiliate has or may have any liability or obligation.
“Company Earnout Shares” means (i) the 10,000,000 Shares that are issuable to selected person on the terms and subject to the conditions set forth in the Company De-SPAC Merger Agreement; and (ii) 1,175,624 Shares that are issuable to Provident Acquisition Holdings Ltd. on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
“Company Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Intellectual Property” means Company Owned Intellectual Property and Company Licensed Intellectual Property.
“Company IT Assets” means any and all IT Assets owned, used or held for use, or purported to be owned, used or held for use, by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any Subsidiary), is or could reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company and the Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions; provided, however, that the determination of whether a Company Material Adverse

Effect shall have occurred under clause (a) above shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof to the extent resulting from (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic-induced public health crises or other force majeure events, (ii) changes in Laws, IFRS or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, including changes in interest rates or foreign exchange rates, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) the announcement, pendency or consummation of the Transactions, or identity of any member of the Merger Sub Group, (vi) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request, or with the written consent, of Merger Sub or required by this Agreement, (vii) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breach of fiduciary duties, violation of securities Laws or otherwise in connection with this Agreement or the Transactions, (viii) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person, or (ix) any Disclosed matters; except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry and geographic markets in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Option” means each option to purchase Shares under the Share Incentive Plans.
“Company Personal Information” means any and all Personal Information that is Processed by or on behalf of the Company or is otherwise in the possession or control of the Company.
“Company Personnel” means any current or former employees, contractors, subcontractors, agents or other persons engaged by the Company or any Subsidiary in connection with their businesses.
“Company Software” means any Software owned or purported to be owned by the Company or any of its Subsidiaries.
“Confidentiality Agreement” means the confidentiality agreement between the Company and Chairwoman Parties, as amended and restated from time to time.
“Continuing Shares” means, with respect to each Continuing Shareholder, (i) all Shares held by such Continuing Shareholder as of the date hereof as set forth opposite its name in the column titled “Continuing Shares” in Schedule A attached hereto, and (ii) any Shares that such Continuing Shareholder may acquire following the date hereof and prior to the Effective Time by means of purchase, dividend or distribution, issuance upon the exercise of any Company Options or Company Warrants, conversion of any convertible securities or otherwise.
“Continuing Shareholders” means the Chairwoman Parties and CIT.
“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Director Equity Incentive Plan” means the director equity incentive plan adopted by the Company Board on October 23, 2023.
“Disclosed” means (a) fairly disclosed, with sufficient details to identify the nature and scope of the matter disclosed, in or under the Company Disclosure Schedule, or (b) as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections and any other sections to the extent they are forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein).
“ERISA” means Employee Retirement Income Security Act of 1974, as amended.
“Excluded Shares” means any Shares owned by the Company or Subsidiary of the Company.
“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.
“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.
“Fraud” means, with respect to any party, where the party is finally determined by a court of competent jurisdiction to have intentionally and knowingly committed actual fraud against another party (and not constructive fraud, negligent misrepresentation or omission fraud, promissory fraud, unfair dealings fraud or form of fraud premised on recklessness or negligence) with the specific intent to deceive and mislead that other party regarding the representations and warranties expressly made in this Agreement and the other party reasonably relied on such representation.
“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.
“Governmental Official” means an official, employee, or representative of any Governmental Authority or public international organization.
“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.
“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
“Intellectual Property” means any and all intellectual property, industrial property or other proprietary rights of any kind in any jurisdiction throughout the world, including: (a) patents, patent applications and statutory invention registrations, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations, applications for registration and renewals thereof, together with all of the common law rights and goodwill associated therewith, (c) works of authorship (whether copyrightable or not), copyrights (including in Software), and registrations and applications for registration thereof, (d) confidential or proprietary information, including trade secrets, know-how, ideas, formulas, compositions, inventions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, customer lists and technical data (collectively, “Trade Secrets”), (e) rights of privacy, publicity and endorsement, (f) internet domain names, URLs and web sites, and (g) all other intellectual property, industrial property or proprietary rights.
“International Trade Laws” means any of the following: (a) any laws, regulations, rules, or orders concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, (b) any laws, regulations, rules, or orders regarding economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. State Department, the United Nations, Canada, the European Union, or the United Kingdom, or (c) any laws, regulations, rules, or orders regarding anti-money laundering and/or know your customer requirements.
“IT Assets” means all technology devices, computers, Software, firmware, middleware, hardware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology assets, and all data stored in such assets or processed by such assets, and all associated documentation.
“knowledge” means, with respect to the Company, the knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.3(a) of the Company Disclosure Schedule, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry.
“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Malicious Code” means any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that are designed or intended to allow, unauthorized access to, or disruption, impairment, disablement, or destruction of IT Assets or data.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including software licensed pursuant to the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, the Netscape Public License, the Open Software License, the Sleepycat License, the Common Development and Distribution License, and any variant or derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative (www.opensource.org).
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Encumbrances” means (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing, or which are being contested in good faith and for which appropriate reserves have been established in accordance with IFRS, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon and (e) Liens imposed by applicable Law.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means any information that (i) alone or in combination with other information held by the Company or any of its Subsidiaries, could reasonably be used to identify a natural person, device, browser or household, such as name, address, email address, or telephone number, or (ii) is protected under any applicable Privacy Requirements.
“Privacy Requirements” means all (i) applicable Laws, (ii) contractual commitments of the Company and its Subsidiaries, (iii) statements or policies adopted by the Company and its Subsidiaries and (iv) industry and self-regulatory standards and codes of conduct to which the Company or any of its Subsidiaries is bound or purports to comply, in each case of clause (i) through (iv), relating to privacy, cybersecurity, data security.
“Processing” means the use, collection, receipt, processing, aggregation, storage, adaptation, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, destruction, or anonymization of any data, and any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Law.
“Prohibited Person” means any person that is (a) located or resident in, or organized under the laws of any Sanctioned Jurisdiction, (b) included on, or affiliated with any person on, the United States Commerce Department’s Denied Parties List, Entity List, or Unverified List; the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, the Annex to Executive Order No. 13224, or any other sanctioned party list administered by OFAC; the Department of State’s Debarred List; UN Sanctions, or (c) a person with whom business transactions, including exports and re-exports, are restricted by International Trade Laws, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Required Available Cash Amount” means an aggregate amount not less than US$96,000,000.00.
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar, or social media platform.
“Sanctioned Jurisdiction” means at any time, a country or territory that is the subject or target of comprehensive territorial sanctions (including, as of the date hereof, Cuba, Iran, North Korea, and the Crimea, Donetsk (DNR) and Luhansk (LNR) regions of Ukraine).
“Share Incentive Plans” means, collectively, the Stock Compensation Plan and the Director Equity Incentive Plan, and all amendments and modifications thereto. “Share Incentive Plan” means any one of the foregoing plans.
“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components, and all documentation relating to the foregoing items.
“Sponsor Letter Agreement” means the Sponsor Letter Agreement dated as of March 3, 2022, by and among the Company, Provident Acquisition Corp. and Provident Acquisition Holdings Ltd., as amended by a First Amendment to Sponsor Letter Agreement dated as of September 16, 2022, by and among the same parties.
“Stock Compensation Plan” means the stock compensation plan adopted by the Company Board on December 13, 2021.
“Subsidiary”, with respect to any person, means any other person controlled by such person, directly or indirectly, through one or more intermediaries.
“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, and any schedules or amendments thereof.
“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any ordinary course agreement the principal purposes of which does not relate to Taxes).
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Warrant Agreement” means that certain warrant agreement, dated January 7, 2021, by and between Provident Acquisition Corp. and Continental Stock Transfer & Trust Company, as amended by that certain assignment, assumption and amendment agreement, dated October 28, 2022, by and among Provident Acquisition Corp., the Company and Continental Stock Transfer & Trust Company.
(b)   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Action	Section 3.9(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(b)
Applicable Date	Section 3.6(f)
Bankruptcy and Equity Exception	Section 3.4(a)
Chairwoman	Recitals
Chairwoman Parties	Recitals
Chairwoman Support Agreement	Recitals
Change in the Company Recommendation	Section 6.4(b)
CICA	Recitals
CIT	Recitals
Class A Ordinary Shares	Section 2.1(a)
Class B Ordinary Shares	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Board	Recitals
Company Group	Section 8.4(a)
Company Licensed Intellectual Property	Section 3.12(d)
Company Recommendation	Section 3.4(b)
Company SEC Reports	Section 3.7(a)
Company Termination Fee	Section 8.3(b)
Competing Transaction	Section 6.4(j)
Competing Transaction Proposal	Section 6.4(a)
Company Warrant	Section 2.1(e)
Consortium Agreement	Recitals
Consortium Members	Recitals
CyberLink Support Agreement	Recitals
Damages	Section 6.5(c)
Dissenting Shareholders	Section 2.3(a)
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.3
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.4(a)
Expenses	Section 8.3(a)
Financial Advisor	Section 3.4(c)
FINRA	Section 3.5(b)

Defined Term	Location of Definition
Guarantor	Recitals
IFRS	Section 3.7(b)
Indemnified Parties	Section 6.5(b)
Injunction	Section 7.1(b)
Intervening Event	Section 6.4(e)
Law	Section 3.5(a)
Limited Guarantee	Recitals
Major Customer	Section 3.16
Major Supplier	Section 3.16
Material Company Permits	Section 3.6(a)
Material Contracts	Section 3.15(a)
Merger	Recitals
Merger Consideration	Section 2.4(a)
Merger Sub	Preamble
Merger Sub Group	Section 8.4(a)
Merger Sub Termination Fee	Section 8.3(c)
Notice of Superior Proposal	Section 6.4(d)(ii)A
Paying Agent	Section 2.4(a)
Per Share Merger Consideration	Section 2.1(a)
Plan of Merger	Section 1.3
Proxy Statement	Section 6.1(a)
Record Date	Section 6.2(a)
Representatives	Section 6.3(a)
Requisite Company Vote	Section 3.4(a)
Schedule 13E-3	Section 6.1(a)
SEC	Section 3.5(b)
Securities Act	Section 3.5(b)
Share Certificates	Section 2.4(b)
Shareholders Meeting	Section 6.2(a)
Shares	Section 2.1(a)
Shortfall	Section 2.4(a)
Special Committee	Recitals
Subsidiary	Section 3.1(a)
Superior Proposal	Section 6.4(k)
Superior Proposal Notice Period	Section 6.4(d)(ii)A
Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company Share	Section 2.1(c)
Takeover Statute	Section 3.20
Termination Date	Section 8.1(b)(i)
Transactions	Recitals
Transaction Documents	Section 8.4(b)
Uncertificated Shares	Section 2.4(b)

Section 9.4   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 9.5   Entire Agreement; Assignment.   This Agreement (including the Annexes hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Sub may assign all or any of its rights and obligations hereunder to any affiliate of Merger Sub, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
Section 9.6   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 and Section 8.4 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares, Company Warrants or Company Options, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.7   Specific Performance.   (a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof. The parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.3, neither Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts.
Section 9.8   Governing Law; Dispute Resolution.   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction that would subject such matter to the Laws of another jurisdiction. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares, the rights provided in Section 238 of the CICA, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.
Section 9.9   Waiver of Jury Trial.   Each of the parties hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement and any of the agreements delivered in connection herewith or the Merger and other transactions contemplated hereby or thereby. Each of the parties hereto hereby certifies and acknowledges that (a) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily, and (d) it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.9.
Section 9.10   Interpretation.   When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”
Section 9.11   Counterparts.   This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
ProjectNY
By
/s/ Alice H. Chang

Name:
Alice H. Chang

Title:
Director

Perfect Corp.
By
/s/ Philip Tsao

Name:
Philip Tsao

Title:
Director

[Signature Page to Agreement and Plan of Merger]

Schedule A
Continuing Shares
Continuing Shareholder	Class A Ordinary Shares	Class B Ordinary Shares
Ms. Alice H. Chang	597,256	973,744
GOLDEN EDGE CO., LTD.	—	10,622,620
DVDonet.com. Inc.	—	4,669,346
World Speed Company Limited	—	523,008
CyberLink International Technology Corp.	36,960,961	—

Annex B
PLAN OF MERGER
THIS PLAN OF MERGER is made on [           ] 2026.
BETWEEN
(1)   ProjectNY, an exempted company incorporated under the laws of the Cayman Islands on 11 May 2026, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (“Merger Sub”); and
(2)   Perfect Corp., an exempted company incorporated under the laws of the Cayman Islands on 13 Feb 2015, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).
WHEREAS
(a)   Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of 10 July 2026 by and among Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part 16 of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.
(b)   This Plan of Merger is made in accordance with section 233 of the Companies Act.
(c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.
WITNESSETH
CONSTITUENT COMPANIES
1.   The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.
NAME OF THE SURVIVING COMPANY
2.   The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be “Perfect Corp.”.
REGISTERED OFFICE
3.   The registered office of the Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. The registered office of Merger Sub at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. Following the effectiveness of the Merger, the Surviving Company shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.
AUTHORISED AND ISSUED SHARE CAPITAL
4.   Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$10,000,000.00 divided into 100,000,000 shares of US$0.10 par value per share, of which [100] shares have been issued.
5.   Immediately prior to the Effective Time the authorized share capital of the Company was US$82,000,000 divided into (i) 700,000,000 Class A Ordinary Shares of a par value of US$0.10 each,

(ii) 90,000,000 Class B Ordinary Shares of a par value of US$0.10 each and (iii) 30,000,000 shares of a par value of US$0.10 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with Article 5 of the articles of association of the Company.
6.   At the Effective Time, the authorized share capital of the Surviving Company shall be US$[10,000,000.00] divided into [100,000,000] ordinary shares of a par value of [US$0.10] each.
TERMS AND CONDITIONS OF THE MERGER
7.   At the Effective Time, and in accordance with the terms and conditions of the Agreement:
(a)   Each Class A Ordinary Share and each Class B Ordinary Share, other than the Dissenting Shares, the Continuing Shares and the Excluded Shares, shall be cancelled and cease to exist in consideration for the right to receive the Per Share Merger Consideration, being US$2.00 in cash per Share without interest.
(b)   Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.3 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.3 of the Agreement.
(c)   Each Continuing Shareholder shall not have the right to receive the Per Share Merger Consideration in respect of its Continuing Shares and instead, each Continuing Share issued and outstanding immediately prior to the Effective Time shall not be cancelled and shall remain issued and outstanding and continue to exist without interruption as one validly issued, fully paid and non-assessable ordinary share, par value US$[0.10] per share, of the Surviving Company; such Surviving Company Shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time, which shall be reflected in the register of members of the Surviving Company.
(d)   Each Excluded Share shall by virtue of the Merger and without any action on the part of its holder, be cancelled and cease to exist, without payment of any consideration or distribution therefor.
(e)   Each ordinary share, par value US$0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, without payment of any consideration or distribution therefor.
8.   At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.
EFFECTIVE TIME
9.   The Merger shall take effect on [           ] (the “Effective Time”).
PROPERTY
10.   At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
11.   The memorandum of association and articles of association of the Company shall be amended and restated by their deletion in their entirety and substitution in their place of the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger on the Effective Time.

DIRECTORS’ BENEFITS
12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.
DIRECTORS OF THE SURVIVING COMPANY
13.   The names and addresses of the directors of the Surviving Company are as follows:
NAME	ADDRESS
[Alice H. Chang]	[4F., No. 65, Minquan Rd., Xindian Dist., New Taipei City 231, Taiwan]
[Jau-Hsiung Huang]	[4F, No. 65, Minquan Rd., Xindian Dist., New Taipei City 231, Taiwan]
[ ]	[ ]
SECURED CREDITORS
14.   (a)   Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
(b)   The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
RIGHT OF TERMINATION
15.   This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.
AMENDMENTS
16.   At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with section 235(1) of the Companies Act, including to effect any changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.
APPROVAL AND AUTHORIZATION
17.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.
18.   This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.
COUNTERPARTS
19.   This Plan of Merger may be executed and delivered (including by email of PDF or scanned versions or by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
GOVERNING LAW
20.   This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[Signature page to follow]

For and on behalf of ProjectNY:
Alice H. Chang Director
For and on behalf of Perfect Corp.:
[Name] Director

APPENDIX I
(the Agreement)

APPENDIX II
(Amended and Restated Memorandum of Association and the Amended and Restated
Articles of Association of the Surviving Company)

ANNEX C
OPINION OF KROLL AS FINANCIAL ADVISOR
Confidential Special Committee of the Board of Directors Perfect Corp. 14F, No. 98 Minquan Road Xindian District New Taipei City 231, Taiwan	July 10, 2026
Ladies and Gentlemen:
Perfect Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of Class A ordinary shares, par value US$0.10 per share, of the Company (each, a “Class A Ordinary Share” or, collectively, “Class A Ordinary Shares”, and together with the Class B ordinary shares, par value US$0.10 per share, of the Company, “Shares”), other than the Dissenting Shares, the Continuing Shares and the Excluded Shares (each as defined below), of the Per Share Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Class A Ordinary Shares other than in its capacity as a holder of Class A Ordinary Shares).
Description of the Proposed Transaction
It is Duff & Phelps’ understanding that the Company and ProjectNY, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated July 7, 2026. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub shall cease, with the Company surviving the merger. In connection with such merger, among other things, each Share issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, the Continuing Shares and the Excluded Shares) shall be cancelled and cease to exist in consideration for the right to receive US$2.00 in cash per Share without interest (the “Per Share Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.
For purposes of this Opinion, (i) “Excluded Shares” shall mean any Shares owned by the Company or Subsidiary of the Company; and (ii) “Dissenting Shares”, “Continuing Shares”, “Effective Time”, and “Subsidiary” shall have the meanings set forth in the Merger Agreement.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2023 through

December 31, 2025 and the Company’s unaudited interim financial statements for the three months ended March 31, 2025 and March 31, 2026 included in the Company’s Form 6-K filed with the SEC;
b.
Certain unaudited and segment financial information for the Company for the years ended December 31, 2023 through December 31, 2025 and the three months ended March 31, 2024, March 31, 2025, and March 31, 2026, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available;

c.
A detailed financial projection model for the Company for the years ending December 31, 2026 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

d.
Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.
A letter dated July 7, 2026 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and

f.
A draft of the Merger Agreement dated July 7, 2026;

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.
Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.
Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken, and did not independently verify such information;

3.
Assumed that the Management Projections and any other estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections, including, without limitation, the Management Projections, or the underlying assumptions thereof;
4.
Assumed that any existing arrangements between the Company and CyberLink International Technology Corp. (an existing shareholder of the Company and a Consortium Member (as defined in the Merger Agreement)) have been conducted in good faith and on an arm’s-length basis by the Company and CyberLink International Technology Corp.;

5.
Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

6.
Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

7.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

8.
Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

9.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

10.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Qualifications
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares (or anything else) prior to or after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration, or with respect to the fairness of any such compensation.
Limiting Conditions
This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company and the Special Committee dated April 17, 2026 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as a financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of its Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps and to indemnify Duff & Phelps for certain liabilities. During the two years preceding the date of this Opinion, Duff & Phelps has provided certain valuation services to the Company and received fees, expense reimbursement, and indemnification for such engagements.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Class A Ordinary Shares (other than the Dissenting Shares, the Continuing Shares and the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Class A Ordinary Shares other than in its capacity as a holder of Class A Ordinary Shares).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
Duff & Phelps Opinions Practice
Kroll, LLC

ANNEX D
CAYMAN ISLANDS COMPANIES ACT (AS REVISED) — SECTION 238
238. Rights of dissenters
(1)
A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)
that person’s name and address;

(b)
the number and classes of shares in respect of which that person dissents; and

(c)
a demand for payment of the fair value of that person’s shares.

(6)
A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

D-1

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E
DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1.   Directors and Executive Officers of the Company
The Company is a leading SaaS technology company offering AR/AI cloud solutions dedicated to the beauty and fashion industry as well as mobile applications to consumers. The principal place of business is at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan. The Company’s telephone number is +886-2-8667-1265.
The name, present principal employment and citizenship of each director and executive officer of the Company are set forth below. The business address of each such person is care of Perfect Corp., 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan.
Name	Present Principal Employment	Citizenship
Alice H. Chang	CEO and Chairwoman of the Board	Taiwan
Michael Aw	Non-executive director	Malaysia
Jau-Hsiung Huang	Non-executive director	Taiwan
Meng-Shiou (Frank) Lee	Independent Non-executive Director	Taiwan
Philip Tsao	Independent Non-executive Director	Hong Kong
Chung-Hui (Christine) Jih	Independent Non-executive Director	Taiwan
Pin-Jen (Louis) Chen	Executive Vice President and Chief Strategy Officer	Taiwan
Wei-Hsin Tsen (Johnny Tseng)	Senior Vice President and Chief Technology Officer	Taiwan
Weichuan (Wayne) Liu	Chief Growth Officer and President of Americas	US
Hsiao-Chuan (Iris) Chen	Vice President and Head of Finance and Accounting	Taiwan
Alice H. Chang (“Ms. Chang”) is the founder and has served as the CEO and Chairwoman of the Board since the inception of the Company in June 2015. Prior to founding the Company, Ms. Chang served as chief executive officer of CyberLink from October 1997 to May 2015, which under her leadership became a publicly listed Taiwan-based multimedia software company with offices globally. Prior to that, Ms. Chang was the chief financial officer and executive vice president of Trend Micro Incorporated (TSE: 4704), where she led the capital markets and fund-raising activities. Prior to that, Ms. Chang held various positions in Citicorp across investment banking functions. Ms. Chang holds an MBA from the University of California, Los Angeles, and a B.Sc. from National Taiwan University.
Pin-Jen (Louis) Chen (“Mr. Chen”) has served as the Executive Vice President and Chief Strategy Officer of the Company since March 2022, where he leads the Company’s corporate development, strategic partnerships and marketing efforts. Mr. Chen joined us at the Company’s inception in June 2015 as the Vice President of Business Development and Marketing. Prior to joining the Company, Mr. Chen spent 12 years at CyberLink, where he served as the Vice President of Business Development and Marketing, Head of Consumer Business, and as a development engineer. Mr. Chen holds an M.Sc. and a B.Sc. in computer science from National Taiwan University.
Wei-Hsin Tsen (Johnny Tseng) (“Dr. Tseng”) has served as the Senior Vice President and Chief Technology Officer of the Company since January 2019. Dr. Tseng also served as our director from July 2018 to October 2022. Dr. Tseng joined the Company at the inception in June 2015 as the Senior Vice President of Research and Development, leading the Company’s engineering efforts. Prior to joining the Company, Dr. Tseng spent 18 years at CyberLink, where he served as the Senior Vice President of its Research and Development Department, and was a director and manager of its Architecture Department. Dr. Tseng holds a Ph.D. and a B.Sc. in computer science as well as an EMBA from National Taiwan University.
Weichuan (Wayne) Liu (“Mr. Liu”) has served as the Chief Growth Officer and President of Americas of the Company since March 2022. Mr. Liu joined us at our inception in June 2015 as the Vice President of Business Development and Marketing and the General Manager of the Company’s U.S. subsidiary. Prior to joining the Company, Mr. Liu served as the Associate Vice President of Business Development at CyberLink

from October 2009 to May 2015. From January 2003 to September 2009, Mr. Liu worked as a senior engineering manager at NVIDIA Corporation (Nasdaq: NVDA). Mr. Liu holds an MBA from Santa Clara University, an M.Sc. from Case Western Reserve University, a B.Sc. from National Tsing Hua University, and a Ph.D. degree in electrical engineering from University of Southern California.
Hsiao-Chuan (Iris) Chen (“Ms. Chen”) has served as our Vice President and Head of Finance and Accounting since January 2022 and oversees corporate finance and accounting activities of the Company. Prior to joining the Company, Ms. Chen spent 22 years at CyberLink since February 2000, with her last two roles being the special assistant of the CEO since March 2021 and the Head of Finance and Accounting since February 2000. Prior to joining CyberLink, Ms. Chen worked at Deloitte from September 1994 to August 1997. Ms. Chen holds an MBA from National Taiwan University and a B.Sc. in agricultural economics from National Chung-Hsing University.
Michael Aw (“Mr. Aw”) has served as the Company’s non-executive director since October 2022. Mr. Aw served as Provident’s Director, chief executive officer and chief financial officer since its inception on October 28, 2020 and is a founding partner of Provident Growth, a leading growth stage fund focused on technology investments in Southeast Asia. Mr. Aw has over 20 years of investing and investment banking experience. Mr. Aw has served on the board of directors at Pomelo Fashion Company Limited, a technology-driven modern fashion brand in Southeast Asia since October 2017. In addition, Mr. Aw has been a board observer of Traveloka Services Private Limited Company, an online travel agency with a strong presence in Southeast Asia and Australia, and an ESG board advisor of CARRO, a leading Singapore car marketplace. Prior to founding Provident Growth in January 2018, Mr. Aw was the Managing Director at Provident Capital Partners and Managing Director and Head of Technology, Media and Telecommunications, Asia, Investment Banking Division at UBS Group AG. Mr. Aw holds a B.A. in accounting and finance from the University of Manchester and an M.Phil. in management studies from the University of Cambridge. Mr. Aw was also a Cambridge Chevening Scholar.
Jau-Hsiung Huang (“Dr. Huang”) has served as the Company’s non-executive director since July 2019. Dr. Huang founded CyberLink in February 1996 and has served as its chairman of the board of directors since January 2001 and its CEO since September 2015. Dr. Huang has led the product development team to deliver a full suite of software applications, including video and photo-editing, multimedia playback, file conversion as well as various mobile apps. Under his leadership, CyberLink grew from a small start-up to a publicly listed Taiwan-based multimedia software company with offices globally. From August 1988 to July 2005, Dr. Huang was a professor in the computer science department at National Taiwan University and was the co-founder of the Communications and Multimedia Lab at National Taiwan University, from which he subsequently received a series of awards, including the Distinguished Alumni Award and the Electronic Research and Service Organization (“ERSO”) Award. Dr. Huang holds a Ph.D. in computer science from the University of California, Los Angeles, and a B.Sc. in electrical engineering from National Taiwan University.
Meng-Shiou (Frank) Lee (“Mr. Lee”) has served as our non-executive director since October 28, 2022 and has extensive experience in the accounting and finance industry. Mr. Lee currently serves as the CEO at First Elite CPAs & Co., a Taiwan-based accounting company, and is a Professor-level Part-time Technical Expert of National Taipei University of Business and Vice-Chairman of the Board at Taiwan Province CPA Association. Mr. Lee has served on the board of directors at several publicly listed companies, including Mechema Chemicals International Company Limited (TWSE: 4721) since June 2017, and TOPCO Technologies Corp. (TWSE: 3388) since May 2020. Mr. Lee has been practicing as a Certified Public Accountant since 1988. His accounting experience includes working as a Certified Public Accountant at Deloitte CPA firm in its Taiwan office from July 1988 to July 1997 and at First Elite CPAs & Co since July 1997. Mr. Lee holds an M.A. in accounting from National Chengchi University and a B.A. in accounting from National Taiwan University.
Philip Tsao (“Mr. Tsao”) has served as our non-executive director since October 28, 2022. Mr. Tsao has served on the board of directors at several publicly listed companies, including SinoPac Financial Holdings Company Limited (TWSE: 2890) since May 2020 and China Everbright Greentech Limited (SEHK: 1257) since April 2017. He has also been a director of Bank SinoPac since May 2018 and started to serve as the Chairman of Bank SinoPac since July 2022. Mr. Tsao has held various senior positions in global and regional financial institutions, most recently as Consultant to Fubon Bank from April 2016 to March 2017, Managing Director at Barclays Capital Asia Limited from June 2011 to May 2015, Managing Director at Morgan Stanley

Asia Limited, Executive Vice President at China Development Financial Holdings (TWSE: 2883), President of China Development Industrial Bank, Managing Director at UBS Asia Limited, and Executive Director at Goldman Sachs (Asia) LLC. Prior to that, Mr. Tsao also worked at Citibank for nine years across various functions. Mr. Tsao holds an MBA from National Taiwan University and a B.Sc. from Tsinghua University. He is also a Chartered Financial Analyst Charterholder.
Chung-Hui (Christine) Jih (“Ms. Jih”) has served as the Company’s non-executive director since October 28, 2022. Ms. Jih has been serving as an independent director at CTBC Securities Company Limited, a Taiwan-based financial holding company, since May 2020. From January 2007 to August 2019, Ms. Jih was the chairwoman and CEO of BNP Paribas Asset Management Taiwan Company Limited. From July 2003 to January 2007, Ms. Jih served as the General Manager of Fidelity Security Investment Trust Company (Taiwan) Limited and Spokesperson of Fidelity Securities Company (Taiwan) Limited. From September 2002 to July 2003, Ms. Jih was chief financial officer of CyberLink. Prior to that, Ms. Jih also served as a financial consultant at Merrill Lynch Securities (Taiwan) Limited and Vice President and Head of Audit and Compliance at Citibank Taiwan Limited and held various roles at professional bodies, including Governor of the Board and Co-Chair of Asset Management Committee at The American Chamber of Commerce in Taiwan, and Supervisor at Securities Investment Trust & Consulting Association of Taiwan. Ms. Jih holds an MBA from Indiana University and a BBA from National Chengchi University.
During the last five years, neither of the Company nor any of the Company’s directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
2.   Directors of Merger Sub
ProjectNY, or Merger Sub, is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an entity formed solely for the purpose of effecting the Transactions. The business address of Merger Sub is 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, and its telephone number is +886-2-8667-1265.
The following table sets forth information regarding the directors of Merger Sub as of the date of this Proxy Statement. As of the date of this Proxy Statement, Merger Sub does not have any executive officers.
Director	Business Address	Principal Occupation	Citizenship
Alice H. Chang	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan
From June 2015 to Present:
Founder, Chief Executive Officer and Chairwoman of the Board of Perfect Corp.
Prior to founding the Company in June 2015:
Chief Executive Officer of CyberLink Corp. from October 1997 to May 2015; prior to CyberLink, Chief Financial Officer and Executive Vice President of Trend Micro Incorporated; prior to Trend Micro, various positions at Citicorp across investment banking functions.
Taiwan
During the last five years, neither of Merger Sub nor any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.   Directors of Golden Edge
GOLDEN EDGE CO., LTD., or Golden Edge, is a company organized under the laws of the British Virgin Islands with its principal business address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
The following table sets forth information regarding the directors of Golden Edge as of the date of this Proxy Statement.
Name	Business Address	Principal Occupation	Citizenship
Yi-Chen Huang	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan	From July 2020 to Present: Director of the Board of Directors of CyberLink Corp.	Taiwan
Hsiao-Chuan (Iris) Chen	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan
From January 2022 to Present:
Vice President and Head of Finance and Accounting of Perfect Corp.; Principal Financial Officer and Principal Accounting Officer of Perfect Corp.; director of Golden Edge.
Prior to joining the Company in January 2022:
22 years at CyberLink Corp. since February 2000, most recently as special assistant to the Chief Executive Officer since March 2021 and Head of Finance and Accounting since February 2000.
Deloitte from September 1994 to August 1997.
Taiwan
During the last five years, neither of Golden Edge nor its directors have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
4.   Directors of DVDonet
DVDonet.com. Inc., or DVDonet, is a company organized under the laws of the British Virgin Islands with its principal business address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
The following table sets forth information regarding the directors of DVDonet as of the date of this Proxy Statement.
Name	Business Address	Principal Occupation	Citizenship
Yi-Chen Huang	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan	From July 2020 to Present: Director of the Board of Directors of CyberLink Corp.	Taiwan
Liang-Chu Sun	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan	From May 2019 to Present Senior Manager of Administration Department	Taiwan
During the last five years, neither of DVDonet nor its directors have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
5.   Directors of World Speed
World Speed Company Limited, or World Speed, is a company organized under the laws of the British Virgin Islands with its principal business address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
The following table sets forth information regarding the directors of World Speed, as of the date of this Proxy Statement.
Name	Business Address	Principal Occupation	Citizenship
Yi-Chen Huang	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan	From July 2020 to Present: Director of the Board of Directors of CyberLink Corp.	Taiwan
Liang-Chu Sun	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan	From May 2019 to Present Senior Manager of Administration Department	Taiwan
During the last five years, neither of World Speed Company Limited nor its directors have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
6.   Director of CIT
CyberLink International Technology Corp., or CIT, is a company organized under the laws of the British Virgin Islands with its principal business address at Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
The following table sets forth information regarding the director of CIT, as of the date of this Proxy Statement.
Name	Business Address	Principal Occupation	Citizenship
Jau-Hsiung Huang	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan
From July 2019 to Present:
Non-executive Director of Perfect Corp.
From September 2015 to Present:
Chief Executive Officer of CyberLink Corp.
From January 2001 to Present:
Chairman of the Board of Directors of CyberLink Corp.
Prior to serving as Chief Executive Officer of CyberLink Corp. in September 2015:
Founder of CyberLink Corp.; professor in the computer science department at National Taiwan University from August 1988 to July 2005.
Taiwan
During the last five years, neither of CIT nor its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
7.   Directors and Executive Officers of CyberLink
CyberLink Corp., or CyberLink, is a company incorporated in Taiwan and listed on the Taiwan Stock Exchange under the code 5203. The business address of CyberLink Corp. is 15F, No. 100, Minquan Road, Xindian District, New Taipei City 231, Taiwan, and its telephone number is +886-2-8667-1298.
The name, business address, present principal employment and citizenship of each director and executive officer of CyberLink are set forth below.
Name	Business Address	Principal Occupation	Citizenship
Jau-Hsiung Huang	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan
From July 2019 to Present:
Non-executive Director of Perfect Corp.
From September 2015 to Present:
Chief Executive Officer of CyberLink Corp.
From January 2001 to Present:
Chairman of the Board of Directors of CyberLink Corp.
Prior to serving as Chief Executive Officer of CyberLink Corp. in September 2015:
Founder of CyberLink Corp.; professor in the computer science department at National Taiwan University from August 1988 to July 2005.
Taiwan
ClinJeff Corp., by its representative Alice H. Chang	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan
From June 2015 to Present:
Founder, Chief Executive Officer and Chairwoman of the Board of Perfect Corp.
Prior to founding the Company in June 2015:
Chief Executive Officer of CyberLink Corp. from October 1997 to May 2015; prior to CyberLink, Chief Financial Officer and Executive Vice President of Trend Micro Incorporated; prior to Trend Micro, various positions at Citicorp across investment banking functions.
Taiwan
ClinJeff Corp., by its representative Ying-Lun Hai	23 Song-Jiang Road, 7th-8th Floor, Zhong-shan District, Taipei, Taiwan	From May 1991 to Present Chairman, Protour Taiwan	Taiwan
Rocky Mountain Investment Ltd, by its representative Yi-Chen Huang	14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan	From July 2020 to Present: Director of the Board of Directors of CyberLink Corp.	Taiwan

Name	Business Address	Principal Occupation	Citizenship
Yean-Jen Shue	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From June 2023 to Present Independent Director of CyberLink Corp.	Taiwan
Chao-Ming Wang	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From June 2026 to Present Independent Director of CyberLink Corp.	Taiwan
Yu Shen Lan	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From June 2020 to Present Independent Director of CyberLink Corp.	Taiwan
Vincent Lin	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From December 2023 to Present General Manager / President of Business Unit 1 of CyberLink Corp.	Taiwan
Mei Guu	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From December 2023 to Present General Manager / President of Business Unit 2 of CyberLink Corp.	Taiwan
David Lee	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From December 2008 to Present R&D Department Senior Vice President of CyberLink Corp.	Taiwan
Hilda Peng	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From July 2009 to Present Business Development Assistant Vice President of CyberLink Corp.	Taiwan
Ruby Hsiao	15F., No.100, Minquan RD., Xindian Dist., New Taipei City 231, Taiwan	From March 2021 to Present Head of Accounting of CyberLink Corp.	Taiwan
During the last five years, neither CyberLink nor any of CyberLink’s directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F
FORM OF PROXY CARD
Perfect Corp.
14F, No. 98 Minquan Road
Xindian District
New Taipei City 231, Taiwan
(NYSE: PERF)
(the “Company”)
FORM OF PROXY CARD FOR SHAREHOLDERS
I/We

Please Print Name(s)
of

Please Print Address(es)
being (a) shareholder(s) of the Company with	Class [A/B] ordinary shares respectively hereby appoint
of
or failing him/her
of
or failing him/her the duly appointed chairperson of the Extraordinary General Meeting (the “Chairperson”) as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company (the “Extraordinary General Meeting”) to be held on October 19, 2026 at 9:00 a.m. (Taiwan Time) at 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, and at any adjournment of the Extraordinary General Meeting. My proxy is instructed to vote on the resolutions in respect of the matters specified in the Notice of the Extraordinary General Meeting as indicated below:
Resolutions	For	Against	Abstain

As a special resolution:
THAT the agreement and plan of merger, dated as of July 10, 2026 (the “Merger Agreement”), between ProjectNY, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, and upon the Merger

Resolutions	For	Against	Abstain
becoming effective, (i) the variation of the authorized share capital of the Company from US$82,000,000 divided into (1) 700,000,000 Class A Ordinary Shares of a par value of US$0.10 each, (2) 90,000,000 Class B Ordinary Shares of a par value of US$0.10 each and (3) 30,000,000 shares of a par value of US$0.10 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the existing memorandum and articles of association of the Company to US$10,000,000.00 divided into 100,000,000 ordinary shares of a par value of US$0.10 each (the “Variation of Capital”) and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved.

As a special resolution:
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A.

As an ordinary resolution:
THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting.

Please indicate your voting preference by ticking, or inserting the number of shares to be voted for or against or to abstain, the boxes above in respect of each resolution. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the Extraordinary General Meeting.
You may instruct your proxy to vote some or all of the shares in respect of which the proxy is appointed either for or against any resolution and/or abstain from voting as such proxy need not cast the votes in respect of your shares in the same way on any resolution. In this case, please specify in the voting boxes above the number of shares in respect of which your proxy is to vote for or against or to abstain in respect of each resolution.
If you have appointed more than one proxy, please specify in the voting boxes above the number of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution.

Signed:
Name:
Date:
In the case of joint holders the senior holder (see note 4 below) should sign. Please provide the names of all other joint holders:
NOTES
IF YOU HAVE EXECUTED A STANDING PROXY, YOUR STANDING PROXY WILL BE VOTED AS INDICATED IN NOTE 2 BELOW, UNLESS YOU ATTEND THE EXTRAORDINARY GENERAL MEETING IN PERSON OR COMPLETE AND SEND IN THIS FORM APPOINTING A SPECIFIC PROXY.
1
A proxy need not be a shareholder of the Company. A shareholder entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more proxies to attend and vote in his/her stead. Please insert the name of the person(s) of your own choice that you wish to be appointed proxy in the space provided, failing which the Chairperson will be appointed as your proxy.

2
Any standing proxy previously deposited by a shareholder with the Company will be voted in favour of the resolutions to be proposed at the Extraordinary General Meeting unless revoked prior to the Extraordinary General Meeting or the shareholder attends the Extraordinary General Meeting in person or completes and returns this form appointing a specific proxy.

3
Whether or not you propose to attend the relevant meeting(s) in person, you are strongly advised to complete, sign and return this form of proxy in accordance with these instructions. To be valid, a completed and signed copy of this form of proxy, together with a copy of any power of attorney or other authority under which it is signed or a notarially certified copy of such power or authority, must be sent by email to proxy_card@perfectcorp.com, marked for the attention of the Company’s Compliance Department, as soon as possible and in any event not later than the time for holding the relevant meeting or any adjournment thereof. No mailing or physical delivery of the form of proxy or accompanying documents is required. Returning this completed form of proxy by email will not preclude you from attending the relevant meeting(s) and voting in person if you so wish.

4
If two or more persons are jointly registered as holders of a share, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose seniority shall be determined by the order in which the names stand on the Company’s register of shareholders in respect of the relevant shares. The senior holder should sign this form, but the names of all other joint holders should be stated on the form in the space provided.

5
If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.

6
This form of proxy is for use by shareholders only. If the appointor is a corporate entity this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.

7
Any alterations made to this form must be initialled by you.